   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998


                                                      REGISTRATION NO. 333-60241
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                         ZEBRA TECHNOLOGIES CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          3560                  36-2675536
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                                 no.)

 333 CORPORATE WOODS PARKWAY, VERNON HILLS, ILLINOIS 60061-3109, (847) 634-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                EDWARD L. KAPLAN

 333 CORPORATE WOODS PARKWAY, VERNON HILLS, ILLINOIS 60061-3109, (847) 634-6700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

       HERBERT S. WANDER, P.C.                  LAWRENCE P. SCHNAPP, ESQ.
        KATTEN MUCHIN & ZAVIS             TROY & GOULD PROFESSIONAL CORPORATION
  525 West Monroe Street, Suite 1600       1801 Century Park, East, 16th Floor
     Chicago, Illinois 60661-3693             Los Angeles, California 90067

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and consummation of the transactions described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                           ELTRON INTERNATIONAL, INC.
                                41 MORELAND ROAD
                       SIMI VALLEY, CALIFORNIA 93065-1692
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ---------------------

To Our Shareholders:


    We will hold a special meeting of shareholders of Eltron International, Inc.
at 9:00 a.m., local time, on October   , 1998 at the Radisson Hotel, 999
Enchanted Way, Simi Valley, California 93065. At the Eltron special meeting we will ask you to vote on:


    - A proposal to merge with Zebra Technologies Corporation, after which Eltron will become a wholly-owned subsidiary of Zebra; and

    - Such other business as may properly come before the special meeting.


    We have fixed the close of business on             , 1998, as the record
date for the determination of our shareholders entitled to vote at this special meeting (including any adjournment). A list of such shareholders will be available at the special meeting and will also be available for inspection by shareholders of record during normal business hours at our corporate headquarters located at 41 Moreland Road, Simi Valley, California 93065-1692 for 10 days prior to the date of the special meeting.


    After careful consideration, your board of directors is excited to present this opportunity to you. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL SO THAT WE MAY COMPLETE THE MERGER. A majority of Zebra stockholders must also vote in favor of the merger before we can complete it.

    Approval of the proposal to merge with Zebra requires the affirmative vote of a majority of the outstanding shares of Eltron common stock entitled to vote at this special meeting. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. You can revoke your proxy at any time before its exercise. Returning your proxy card will not affect your right to vote in person, if you choose to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger proposal.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          KRISTON D. QUALLS,
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

Simi Valley, California
September   , 1998

                                     [LOGO]

                         ZEBRA TECHNOLOGIES CORPORATION
                          333 CORPORATE WOODS PARKWAY
                       VERNON HILLS, ILLINOIS 60061-3109
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

To Our Stockholders:


    We will hold a special meeting of stockholders of Zebra Technologies
Corporation at 10:00 a.m., local time, on October   , 1998 at our offices
located at 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061. At the Zebra special meeting we will ask you to vote on:


    - A proposal to issue Class B common stock that will enable Zebra to merge with Eltron International, Inc., after which Eltron will become a wholly-owned subsidiary of Zebra;

    - A proposal to increase the amount of authorized shares of Class A common stock available for issuance under Zebra's 1997 Stock Option Plan from 531,500 shares to 2.0 million shares, to accommodate options we will issue in connection with the merger; and

    - Such other business as may properly come before the special meeting.

    We have fixed the close of business on September 4, 1998, as the record date for the determination of our stockholders entitled to vote at this special meeting (including any adjournment). A list of such stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours at our corporate headquarters located at 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061-3109, for 10 days prior to the special meeting.

    After careful consideration, your board of directors is excited to present this opportunity to you. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THESE PROPOSALS SO THAT WE MAY COMPLETE THE MERGER. A majority of Eltron shareholders must also vote in favor of the merger before we can complete it.

    Approval of these proposals requires the affirmative vote of a majority of the voting power of Zebra common stock entitled to vote at this special meeting, where there will be a single vote of all holders of Zebra common stock (both Class A and Class B voting as one class) on each proposal. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. You can revoke your proxy at any time before its exercise. Returning your proxy card will not affect your right to vote in person, if you choose to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against these proposals.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          GERHARD CLESS,
                                          SECRETARY

Vernon Hills, Illinois
September   , 1998

JOINT PROXY STATEMENT/PROSPECTUS                              SEPTEMBER 15, 1998


                                                             [LOGO]

                [LOGO]

                        THE PROPOSED ZEBRA/ELTRON MERGER

    The Boards of Directors of Zebra Technologies Corporation and Eltron International, Inc. have agreed on a merger designed to create a leading supplier of bar code products, offering the broadest line of bar code products in the world. The combined company will be named Zebra Technologies Corporation and will be headquartered in Vernon Hills, Illinois.

    The merger is structured so that Zebra will be the surviving publicly-traded company and Eltron will become a wholly-owned subsidiary of Zebra. Eltron shareholders will receive nine tenths (0.90) of a share of Zebra Class B common stock for each share of Eltron common stock that they own, and Zebra stockholders will continue to own their existing shares. We estimate that the shares of Zebra common stock to be issued to Eltron shareholders will represent approximately 22.1% of the outstanding common stock of Zebra after the merger. Likewise, the shares of Zebra common stock held by Zebra stockholders prior to the merger will represent approximately 77.9% of the outstanding common stock of Zebra after the merger. Because Eltron shareholders will be issued Class B common stock of Zebra that is entitled to 10 votes per share, the common stock issued to Eltron shareholders will represent approximately 50.3% of the total voting power of Zebra common stock (both Class A and Class B).

    The merger cannot be completed unless the Zebra stockholders and the Eltron shareholders both approve it. We have scheduled special meetings for our stockholders and shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

    Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and any other proposal submitted to stockholders or shareholders at your meeting. If you fail to return your proxy card, the effect in most cases will be a vote against the merger. Returning your proxy card will not affect your right to vote in person, should you choose to attend a meeting.


    Only Zebra stockholders of record as of September 4, 1998, and Eltron
shareholders of record as of             , 1998, are entitled to attend and vote
at the meetings. The dates, times and places of the meetings are as follows:



FOR ZEBRA STOCKHOLDERS:
      , OCTOBER   , 1998
10:00 A.M., LOCAL TIME
ZEBRA TECHNOLOGIES CORPORATION
333 CORPORATE WOODS PARKWAY
VERNON HILLS, ILLINOIS 60061



FOR ELTRON SHAREHOLDERS:
      , OCTOBER   , 1998
9:00 A.M., LOCAL TIME
RADISSON HOTEL
999 ENCHANTED WAY
SIMI VALLEY, CALIFORNIA 93065


    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

------------------------------------------------  ------------------------------------------------
Edward L. Kaplan                                  Donald K. Skinner
Chairman and Chief Executive Officer              Chairman and Chief Executive Officer
Zebra Technologies Corporation                    Eltron International, Inc.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE ZEBRA COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
QUESTIONS AND ANSWERS ABOUT THE ZEBRA/ELTRON
  MERGER.......................................          1

SUMMARY........................................          2
  The Companies................................          2
  Our Reasons for the Merger...................          2
  Our Recommendations to Stockholders..........          2
  The Merger...................................          2
  What Eltron Shareholders Will Receive........          3
  The Eltron Special Meeting...................          5
  The Zebra Special Meeting....................          5
  Risk Factors.................................          6
  Market and Market Prices.....................          7
  Eltron Summary Historical Consolidated
    Financial Information......................          8
  Zebra Summary Historical Consolidated
    Financial Information......................         10
  Summary Unaudited Pro Forma Condensed
    Combined Financial Information.............         12
  Comparative Per Share Data...................         14

RISK FACTORS...................................         15
  Uncertainties Relating to Integration........         15
  Certain Characteristics of the Zebra Class B
    Shares.....................................         15
  Dependence on Significant Customers..........         16
  Risks Associated with Fixed Exchange Ratio...         16
  Risk of Product Introductions and New
    Technology.................................         16
  Dependence on Key Personnel..................         17
  Risks Associated with International
    Operations.................................         17
  Risks Associated with Limited Supply
    Sources....................................         17
  Management of Inventory......................         18
  Management of Rapidly Changing Business......         18
  Competition..................................         18
  Effect of the Merger on Customers............         19
  Risks Associated with Acquisitions...........         19
  Fluctuations in Quarterly Results; Possible
    Volatility of Stock Price..................         19
  Patents, Intellectual Property and
    Proprietary Rights.........................         20
  Risks Associated With New Millennium.........         20

                                                   PAGE
                                                 ---------

UNCERTAINTIES RELATING TO FORWARD-LOOKING
  STATEMENTS...................................         21
THE ELTRON SPECIAL MEETING.....................         21
  Purpose of the Eltron Special Meeting........         21
  Proxies......................................         21
  Date, Time and Place of Meeting..............         21
  Record Date and Outstanding Shares...........         21
  Solicitation.................................         21
  Vote Required................................         22
  Revocability of Proxies......................         22

THE ZEBRA SPECIAL MEETING......................         22
  Purpose of the Zebra Special Meeting.........         22
  Proxies......................................         22
  Date, Time and Place of Meeting..............         23
  Record Date and Outstanding Shares...........         23
  Solicitation.................................         23
  Vote Required................................         23
  Revocability of Proxies......................         24

APPROVAL OF THE MERGER.........................         24
  Background of the Merger.....................         24
  Reasons for the Merger.......................         26
  Board Recommendations........................         30
  Opinion of BancAmerica Robertson Stephens,
    Financial Advisor to Eltron................         30
  Opinion of William Blair & Company, L.L.C.,
    Financial Advisor to Zebra.................         34
  Accounting Treatment.........................         37
  Regulatory Matters...........................         37
  Rights of Dissenting Eltron Shareholders.....         38
  Rights of Dissenting Zebra Stockholders......         40
  Interests of Certain Persons in the Merger...         40
  Certain Federal Income Tax Consequences......         42
  Resale of Class B Common Stock...............         44
  Eltron Voting Agreement......................         44
  Zebra Voting Agreement.......................         44
  Zebra and Eltron Affiliate Agreements........         45
  Conversion of Outstanding Warrants...........         45

THE MERGER AGREEMENT...........................         46
  General......................................         46
  Consideration to be Received in the Merger;
    Conversion of Eltron Options...............         46

                                                   PAGE
                                                 ---------
  No Fractional Shares.........................         46
  Stock Ownership Following the Merger.........         47
  Conversion of Eltron Common Stock; Procedures
    for Exchange of Certificates...............         47
  Certain Conditions...........................         47
  Certain Representations and Warranties.......         48
  Certain Covenants............................         49
  No Solicitation of Transactions..............         49
  Indemnification and Insurance................         50
  Termination..................................         50
  Termination Fee..............................         50
  Expenses.....................................         50

INFORMATION REGARDING ELTRON...................         51

INFORMATION REGARDING ZEBRA....................         51

POST-MERGER DIRECTORS AND OFFICERS OF ZEBRA....         51

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS OF ELTRON..................         56

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS OF ZEBRA...................         57

ELTRON EXECUTIVE COMPENSATION..................         59
  Option Exercises in Last Fiscal Year.........         60
  Option Grants in Last Fiscal Year............         60

ZEBRA EXECUTIVE COMPENSATION...................         61
  Option Exercises in Last Fiscal Year.........         62
  Option Grants in Last Fiscal Year............         63

PROPOSAL TO INCREASE THE NUMBER OF SHARES
  SUBJECT TO OPTIONS UNDER THE ZEBRA 1997 STOCK
  OPTION PLAN..................................         64
  General......................................         64
  Awards Under the 1997 Stock Option Plan......         65
  Changes in Control...........................         66
  Discussion of Federal Income Tax
    Consequences...............................         66
  Non-Qualified Stock Options..................         67
  Incentive Stock Options......................         67
  Parachute Payments...........................         68
                                                   PAGE
                                                 ---------

DESCRIPTION OF ZEBRA CAPITAL STOCK.............         69
  Class A and Class B Common Stock.............         69
  Preferred Stock..............................         70
  Delaware Law and Certain Corporate
    Provisions.................................         70

COMPARISON OF SHAREHOLDERS' RIGHTS.............         71
  Size of the Board of Directors...............         71
  Classified Board of Directors................         71
  Cumulative Voting............................         72
  Removal of Directors.........................         72
  Filling Vacancies on the Board of
    Directors..................................         72
  Interested Director Transactions.............         72
  Indemnification of Directors and Officers....         73
  Amendments to the Certificate of
    Incorporation and Articles of
    Incorporation..............................         73
  Amendment of Bylaws..........................         74
  Power to Call Special Shareholders' or
    Stockholders' Meeting; Action by Consent...         74
  Inspection of Shareholders' List.............         74
  Dividends and Repurchases of Shares..........         74
  Approval of Certain Corporate Transactions...         75
  Business Combination Following a Change of
    Control....................................         75
  Shareholder Derivative Suits.................         75
  Appraisal Rights.............................         76
  Dissolution..................................         76

EXPERTS........................................         77

LEGAL MATTERS..................................         77

WHERE YOU CAN FIND MORE INFORMATION............         78

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL DATA............         80
  Selected Historical Financial Data...........         80
  Zebra Selected Historical Consolidated
    Financial Information......................         81
  Eltron Selected Historical Consolidated
    Financial Information......................         82
  Unaudited Pro Forma Condensed Combined
    Financial Data.............................         83

                                                   PAGE
                                                 ---------
  Unaudited Selected Pro Forma Condensed
    Combined Financial Information.............         83
  Unaudited Pro Forma Condensed Combined
    Financial Data.............................         84
  Unaudited Pro Forma Condensed Combined
    Balance Sheet as of July 4, 1998...........         84
  Unaudited Pro Forma Condensed Combined
    Statement of Income For the Six Months
    Ended July 4, 1998.........................         85
  Unaudited Pro Forma Condensed Combined
    Statement of Income For the Six Months
    Ended June 28, 1997........................         86
  Unaudited Pro Forma Condensed Combined
    Statement of Income For the Year Ended
    December 31, 1997..........................         87
  Unaudited Pro Forma Condensed Combined
    Statement of Income For the Year Ended
    December 31, 1996..........................         88
                                                   PAGE
                                                 ---------
  Unaudited Pro Forma Condensed Combined
    Statement of Income For the Year Ended
    December 31, 1995..........................         89
  Notes to Unaudited Pro Forma Condensed
    Combined Financial Statements..............         90
  Unaudited Quarterly Results..................         91

APPENDICES
  A--Agreement and Plan of Merger..............        A-1
  B--Opinion of William Blair & Company,
    L.L.C......................................        B-1
  C--Opinion of BancAmerica Robertson
    Stephens...................................        C-1
  D-- California General Corporation Law,
     Sections 1300 through 1312................        D-1
  E--Eltron Shareholders' Agreement............        E-1
  F--Zebra Stockholders' Agreement.............        F-1

                             QUESTIONS AND ANSWERS
                         ABOUT THE ZEBRA/ELTRON MERGER


Q:         WHY ARE THE TWO COMPANIES PROPOSING TO
           MERGE?
A:         Both Zebra and Eltron manufacture and
           distribute bar code products. Our
           products generally are complementary,
           and the merger will enable our combined
           enterprise to offer the broadest line of bar code products in the world. This merger will afford each of us the complementary strengths of the other, providing our combined enterprise significant potential advantages and resources. We believe that this merger will allow us to accelerate long-term growth and provide added stockholder value. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 15 to
           20. To review the reasons for the merger in greater detail, and related uncertainties, see pages 26 to 37.

Q:         HOW WILL I BENEFIT?
A:         We believe that stockholders of Zebra
           and Eltron will benefit by being owners
           of a company that is better able to
           compete effectively in its industry than
           either Zebra or Eltron individually.

Q:         WHAT DO I NEED TO DO NOW?
A:         Just sign your proxy card and mail it to
           us in the enclosed return envelope as
           soon as possible, so that your shares
           may be represented at the special
           meetings. Both the Zebra and Eltron
           special meetings will take place on
                 , October   , 1998. The Boards of
           Directors of both Zebra and Eltron
           unanimously recommend voting in favor of
           the proposed merger.

Q:         SHOULD I SEND IN MY STOCK CERTIFICATE
           NOW?
A:         No. Zebra stockholders will keep their
           current certificates. After the merger
           is completed, we will send Eltron
           shareholders written instructions for
           exchanging their stock certificates.

Q:         PLEASE EXPLAIN THE EXCHANGE RATIO.

A:         Eltron shareholders will receive
           nine-tenths (0.90) of a share of Zebra
           common stock in exchange for each share
           of Eltron common stock. We will not
           issue fractional shares. Eltron
           shareholders who would otherwise be
           entitled to receive a fractional share
           will instead receive cash based on the
           market value of the fractional share of
           Zebra Class A common stock.
           EXAMPLE: IF YOU CURRENTLY OWN 101 SHARES
           OF ELTRON STOCK, THEN AFTER THE MERGER
           YOU WILL BE ENTITLED TO RECEIVE 90
           SHARES OF ZEBRA CLASS B COMMON STOCK AND
           A CHECK FOR THE MARKET VALUE OF THE 0.9
           FRACTIONAL SHARE. IF YOU CURRENTLY OWN
           101 SHARES OF ZEBRA STOCK YOU WILL
           CONTINUE TO HOLD THOSE 101 SHARES AFTER
           THE MERGER.

Q:         WHAT ABOUT FUTURE DIVIDENDS?
A:         Historically, neither Zebra nor Eltron
           has paid dividends. We do not expect
           that our combined enterprise will pay
           any dividends in the future.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE
           COMPLETED?
A:         We are working towards completing the
           merger as quickly as possible, hopefully during the week of the stockholder and shareholder meetings.

Q:         WHAT ARE THE TAX CONSEQUENCES OF THE
           MERGER?
A:         The exchange of shares by Eltron
           shareholders generally will be tax-free
           to Eltron shareholders for federal
           income tax purposes, except for taxes on cash received for a fractional share.
           The merger will be tax-free to Zebra
           stockholders for federal income tax
           purposes. To review the tax consequences to stockholders in greater detail, see pages 42 through 44.

                                    SUMMARY

    FOR YOUR CONVENIENCE, WE HAVE PROVIDED A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 78.

                                 THE COMPANIES

ELTRON INTERNATIONAL, INC.
41 Moreland Road
Simi Valley, California 93065-1692
(805) 579-1800

    Eltron designs, manufactures and distributes thermal label and tag printers, bar code verifying printers, plastic card printers, secure identification printing systems, related accessories and software. Eltron also offers a full range of consumables for its line of printers, including labels, tags, ribbons and cards. Major markets include package delivery, healthcare, retail, industrial, access control, loyalty and educational cards. Eltron was founded in 1991.

ZEBRA TECHNOLOGIES CORPORATION
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061
(847) 634-6700

    Zebra designs, manufactures and distributes direct thermal and thermal transfer bar code label printers, related specialty labels and ribbons, and label design software principally to industrial and service organizations throughout the world for use in automatic identification and data collection systems. Zebra was founded in 1969.

                           OUR REASONS FOR THE MERGER


    The Eltron Board believes that the terms of the merger are fair to, and in the best interest of, Eltron and its shareholders (other than Zebra and its affiliates). The Eltron Board considered a wide variety of information and a number of factors in connection with its evaluation of the proposed merger. The Eltron Board determined that the merger provided an opportunity that serves the best interests of Eltron and its shareholders and an opportunity for Eltron shareholders, if they so choose, to share in a potential for long-term growth of the combined company.


    The Zebra Board considered a wide variety of information and a number of factors in connection with its evaluation of the proposed merger, and determined that the merger provides an opportunity that serves the best interests of Zebra and its stockholders.


    To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 26 through 37.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

TO ELTRON SHAREHOLDERS:

    The Eltron Board believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

TO ZEBRA STOCKHOLDERS:

    The Zebra Board believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposals to:

    - Approve the issuance of the Class B common stock to Eltron shareholders in the merger; and

    - Approve an increase in the number of shares of Class A common stock available for issuance under the Zebra 1997 Stock Option Plan (a general description of the plan starts on page 64).

                                   THE MERGER

    The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

WHAT ELTRON SHAREHOLDERS WILL RECEIVE

    CONVERSION OF ELTRON COMMON STOCK (see page 46)--Subject to the terms and conditions of the merger agreement, each share of Eltron common stock then outstanding (other than shares owned by Zebra and its affiliates) will be automatically converted into the right to receive 0.90 of a share of Zebra Class B common stock, subject to the payment of cash for of fractional shares and dissenter's rights.


    ZEBRA CLASS B COMMON STOCK (see page 69)--The Zebra Class B common stock that the Eltron shareholders will receive as a result of the merger is neither traded on nor quoted by any securities exchange. Zebra Class A common stock is traded and quoted on the Nasdaq National Market. Generally, the rights of the holders of Zebra's Class A and Class B common stock are identical, except that each Class B share is entitled to ten votes per share and each Class A share is entitled to one vote per share. All or any part of the Class B common stock which will be issued to the Eltron shareholders as a result of the merger may be converted at any time, at the holder's option, into shares of Zebra Class A common stock on a share-for-share basis. After issuance to the Eltron shareholders, in the event that the Eltron shareholders sell or transfer the Class B common stock, the Class B common stock will automatically convert into Class A common stock, subject to certain limited exceptions. In the event the Eltron shareholders desire to convert or sell the Class B common stock they receive in the merger, Zebra has made arrangements with its transfer agent to facilitate such conversion or transfer.



    ELTRON STOCK OPTIONS (see page 46)--The merger agreement provides that all outstanding options to purchase Eltron common stock under the Eltron stock option plans shall convert into outstanding options to purchase Zebra Class B common stock based on the exchange ratio of 0.90 of a share of Zebra Class B common stock for each share of Eltron common stock.



    STOCK OWNERSHIP FOLLOWING THE MERGER (see page 47)--Based upon 7,684,210
shares of Eltron common stock issued and outstanding as of            , 1998, an
aggregate of approximately 6,915,789 shares of Zebra Class B common stock will be issued to holders of Eltron's common stock.


    The existing holders of Eltron common stock would hold approximately 58.5% of Zebra's Class B common stock issued and outstanding after the merger.

    Furthermore, the existing holders of Eltron common stock would hold approximately 22.1% of Zebra's total issued and outstanding Class A and Class B common stock. Because Eltron shareholders will be issued Class B common stock that is entitled to 10 votes per share, the common stock issued to Eltron shareholders will represent approximately 50.3% of the total voting power of both classes of Zebra common stock.

    OPINION OF FINANCIAL ADVISOR TO ELTRON (see page 30)--BancAmerica Robertson Stephens delivered its opinion to the Eltron Board on July 8, 1998, to the effect that the exchange ratio was fair from a financial point of view to the Eltron shareholders (other than Zebra and its affiliates). The full text of the opinion is attached as Appendix C. We urge Eltron shareholders to read this opinion in its entirety.


    OPINION OF FINANCIAL ADVISOR TO ZEBRA (see page 34)--William Blair & Company, L.L.C. delivered its opinion dated July 7, 1998 to the Zebra Board on July 8, 1998, that the consideration to be paid by Zebra under the merger agreement was fair to Zebra from a financial point of view. The full text of the opinion is attached as Appendix B. We urge Zebra stockholders to read this opinion in its entirety.


    CONDITIONS TO THE MERGER--The completion of the merger depends upon meeting a number of conditions including:


    - The SEC must declare the registration statement of which this Joint Proxy Statement/Prospectus is a part, effective;



    - the Eltron shareholders must approve the merger agreement and merger;



    - the Zebra stockholders must approve the issuance of the Class B common stock and an increase in the number of shares of Class A common stock for the 1997 Zebra Stock Option Plan; and



    - each of our independent auditors must deliver letters relating to our ability to account for the merger as a pooling-of-interests.



    TERMINATION (see page 50)--Either of us can terminate the merger agreement if the merger is not complete by December 31, 1998, and in certain other circumstances.


    EXPENSES AND TERMINATION FEE (see page 50)--In general, all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates shall be paid by the party incurring such expenses, whether or not the merger is completed.

    Eltron has agreed that if the merger agreement is terminated under certain circumstances, it will pay to Zebra a $12.0 million non-refundable fee.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 40)--Certain members of Eltron's management and the Eltron Board have interests in the merger that are in addition to their interests as shareholders of Eltron generally.


    The merger agreement provides that all rights to indemnification benefiting Eltron's directors and officers as of the date of the merger agreement, will survive the merger. Zebra has also agreed to maintain, for five years, a policy of directors' and officers' liability insurance, as it existed at the date of the merger agreement, for the benefit of Eltron's directors and officers. There are certain limitations on the amount Zebra is required to spend to maintain such insurance.


    Donald K. Skinner, the Chairman and Chief Executive Officer of Eltron, Hugh
K. Gagnier, a director, the President and Chief Operating Officer of Eltron, and Patrice J. Foliard, the Senior Vice President of Sales and Marketing of Eltron, have each signed new employment agreements with Eltron that will replace their existing employment agreements if the merger is completed. These new employment agreements, which were required as a condition of the merger by Zebra, provide them with different interests than Eltron shareholders generally, including:

    - Accelerating their existing Eltron options, although similar acceleration provisions are in their existing employment agreements;

    - Granting them additional options to purchase 36,000, 26,000 and 16,000 shares, respectively, of Zebra Class A common stock that vest only if they continue as employees of Zebra; and

    - Appointing, at the closing of the merger, Mr. Skinner as a member and Vice-Chairman of the Zebra Board.


    The existing provisions of the Eltron employment agreements with Roger Hay, Eltron's Chief Financial Officer, and Kriston D. Qualls, Eltron's Vice President, General Counsel and Secretary, provide they will receive lump sum payments of $180,000 and $159,180, respectively, at the closing of the merger. Each such executive individually negotiated amendments to their existing Eltron employment agreement to provide for salary and stay bonuses for a 90-day period following completion of the merger to assist in integration of our companies. Mr. Hay will receive his salary and a lump sum stay bonus of $150,000 upon expiration of the 90-day integration period included in the amendment to his existing employment agreement. Mr. Qualls will receive a base salary and stay bonus of $94,000 during the 90-day integration period included in the amendment to his existing employment agreement.



    CERTAIN FEDERAL INCOME TAX CONSEQUENCES (see page 42)--We have structured the merger to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the Eltron shareholders on the exchange of Eltron common stock for the Zebra Class B common stock, except to the extent that Eltron shareholders receive cash in lieu of fractional shares. We have conditioned the merger on receiving legal opinions that such is the case. The merger agreement does not require that we obtain a ruling from the IRS as to the tax consequences of the merger and we will not request such a ruling.


    ACCOUNTING TREATMENT (see page 37)--The merger is intended to be accounted for as a pooling-of-interests for financial reporting purposes in accordance with U.S. generally accepted accounting principles. We have conditioned the merger on receiving opinions from our respective independent accounting firms that such is the case.


    RIGHTS OF DISSENTING SHAREHOLDERS (see pages 38 through 40)--Eltron shareholders are entitled, in certain circumstances, to dissenters' rights with respect to the merger under the California General Corporation Law.

    Zebra stockholders are not entitled to appraisal rights under Delaware law because Zebra is not a constituent corporation to the merger under the Delaware General Corporation Law.

                           THE ELTRON SPECIAL MEETING


    PURPOSE--The purpose of the Eltron special meeting is to vote upon a proposal to approve the merger. Eltron shareholders may also vote upon such other matters as may be properly brought before the Eltron special meeting.



    RECORD DATE AND VOTE REQUIRED--Only Eltron shareholders of record at the
close of business on            , 1998 are entitled to vote at the Eltron
special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Eltron common stock is required to approve the proposal. At the close of business on the Eltron record date, there were 7,684,210 shares of Eltron's common stock outstanding and entitled to vote at the Eltron special meeting.



    ELTRON VOTING AGREEMENT (see page 44)-- Zebra has entered into an agreement with all of the directors and certain of the executive officers of Eltron and the trustee of a trust for the benefit of the Chief Executive Officer of Eltron requiring these shareholders to vote all shares of Eltron common stock beneficially owned by them in favor of the merger. The directors and officers are Donald K. Skinner, Hugh K. Gagnier, Patrice J. Foliard, Robert G. Bartizal, George L. Bragg, William R. Hoover, Kriston D. Qualls and Roger Hay. In total, these shares represent approximately 7.2% of the Eltron common stock entitled to vote at the Eltron special meeting.


    This Joint Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders were mailed to all Eltron shareholders of record as of the Eltron record date and constitute notice of the Eltron special meeting in conformity with the requirements of the California General Corporation Law.

                           THE ZEBRA SPECIAL MEETING

    PURPOSE--The purpose of the Zebra special meeting is to vote upon proposals to:

    - approve the issuance of the Class B common stock in connection with the merger; and

    - authorize an increase in the number of shares of Class A common stock issuable under the Zebra 1997 Stock Option Plan from 531,500 shares to 2.0 million shares.


    Holders of Zebra common stock may also vote upon such other matters as may be properly brought before the Zebra special meeting.



    RECORD DATE AND VOTE REQUIRED--Only Zebra stockholders of record at the close of business on September 4, 1998 are entitled to vote at the Zebra special meeting. Approval of these proposals requires approval by the affirmative vote of the holders of a majority of the voting power of Zebra common stock entitled to vote at the special meeting. There will be a single vote of all holders of Zebra Class A and Class B common stock voting as one class on each proposal. At the close of business on the Zebra record date, there were 4,890,609 shares of Class B common stock outstanding and entitled to vote at the Zebra special meeting and there were 19,429,874 shares of Class A common stock outstanding and entitled to vote at the Zebra special meeting.


    A holder of Class A common stock is entitled to one vote per share. A holder of Class B common stock is entitled to ten votes per share.

    ZEBRA VOTING AGREEMENT (see page 44)-- Eltron has entered into an agreement with all of the directors of Zebra and two of such directors' wives requiring these stockholders to vote all shares of Zebra common stock beneficially owned by them in favor of the issuance of the Zebra Class B common stock required to complete the merger. The directors and the two directors' wives are Edward L. Kaplan, Gerhard Cless, Carol K. Kaplan, Ruth I. Cless, Christopher Knowles, Michael Smith and David Riley. In total, these shares represent approximately 71.0% of the Zebra common stock entitled to vote at the Zebra special meeting. Accordingly, approval of the proposal to issue the Zebra Class B common stock is assured.


    This Joint Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Stockholders were mailed to all Zebra stockholders of record as of the Zebra record date and constitute notice of the Zebra special meeting in conformity with the requirements of the Delaware General Corporation Law.

                                  RISK FACTORS

    This merger and an investment in securities of Zebra by the Eltron shareholders involve certain risks and uncertainties, including risks related to the differences between Zebra's Class A and Class B common stock, risks related to the integration of our companies, risks associated with a fixed exchange ratio and risks relating to our respective businesses. To review these and other risks and uncertainties in greater detail, see pages 15 through 20 and our filings with the Securities and Exchange Commission which you may obtain by following the directions we have included under "Where You Can Find More

Information" on page 78.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO ZEBRA
STOCKHOLDERS AND ELTRON SHAREHOLDERS ON SEPTEMBER   , 1998.

                            MARKET AND MARKET PRICES

    ELTRON AND ZEBRA COMMON STOCK--To help you in your analysis of the proposed merger, we have included the following table which sets forth: (1) the average closing prices per share of Eltron common stock and Zebra Class A common stock on the Nasdaq National Market during the ten trading day period immediately preceding the last trading day before announcement of the proposed merger (June 25, 1998 to July 9, 1998) and (2) the closing prices per share of Eltron common stock and Zebra Class A common stock on the Nasdaq National Market (a) on July 9, 1998 (the last trading day before announcement of the proposed merger) and
(b) on September   , 1998 (the last trading day before the printing of this
Joint Proxy Statement/Prospectus):

                                                                ELTRON         ZEBRA CLASS A
                                                             COMMON STOCK     COMMON STOCK(A)
                                                           ----------------  -----------------
10 trading day average (June 25 to July 9, 1998).........     $  27.4125         $   40.30
July 9, 1998.............................................     $    30.50         $   39.25
September   , 1998.......................................     $                  $

------------------------

(a) As described above, the Zebra Class B common stock is not traded or quoted on any securities exchange. Each share of Zebra Class B common stock is convertible into one share of Zebra Class A common stock at the election of the holder or, in most cases, automatically upon transfer.

    We urge you to obtain current market quotations before making any decision with respect to the merger.

    We have also included the following table which sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Eltron common stock and Zebra Class A common stock for the periods indicated:

                                                                ELTRON COMMON STOCK    ZEBRA CLASS A COMMON
                                                                                              STOCK
                                                                --------------------  ----------------------
                                                                  HIGH        LOW        HIGH         LOW
                                                                ---------  ---------     -----     ---------
Fiscal Year Ended December 31, 1996:
  First Quarter...............................................  37 3/4     29 1/4         35 1/4   25 1/4
  Second Quarter..............................................  33 3/4     23 3/4         27 7/8   17 3/4
  Third Quarter...............................................  33 3/8     21 3/4         26 1/4   15 1/2
  Fourth Quarter..............................................  38 1/2     18 1/4         31 1/2   23 1/8
Fiscal Year Ended December 31, 1997:
  First Quarter...............................................  26         19 1/4         27 1/4   21 3/8
  Second Quarter..............................................  31         18 1/2             32   21 1/2
  Third Quarter...............................................  36 1/8     26 1/4             35   27 3/16
  Fourth Quarter..............................................  35         25 3/4         37 7/8   29 3/4
Fiscal Year Ending December 31, 1998:
  First Quarter...............................................  31 3/4     19             38 1/2   26
  Second Quarter..............................................  27 7/8     21 5/8         42 3/4   35 1/4
  Third Quarter (through September 2, 1998)...................  33 5/16    26 3/4             42   30 7/16

    As of August 21, 1998, there were 54 shareholders of record who held shares of Eltron common stock (although Eltron has been informed that there were in excess of 3,400 beneficial owners), as shown on the records of Eltron's transfer agent for such shares. As of that date, there were 533 stockholders of record who held shares of Class A common stock and 12 stockholders of record who held shares of Class B common stock (although Zebra has been informed that there are in excess of 18,000 beneficial owners of Class A common stock), as shown on the records of Zebra's transfer agent for such shares.

    Following completion of the merger, Eltron common stock will cease to be quoted on Nasdaq. See "Risk Factors--Risks Associated with Fixed Exchange Ratio" on page 16 and "--Comparative Per Share Data" on page 14.

    Neither of us have ever paid any cash dividends on our stock. We both anticipate that our combined enterprise, for the foreseeable future, will retain any earnings for use in the operation of our business.

ELTRON SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this summary historical consolidated financial information of Eltron for its five fiscal years ended December 31, 1997 from Eltron's audited consolidated financial statements. The financial data as of June 30, 1998 (for basis of presentation) and for the six month periods ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements and include, in the opinion of Eltron management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The following information is only a summary and you should read it in conjunction with Eltron's consolidated financial statements (and related notes), included in Eltron's annual reports and other financial information included in Eltron's filings with the Commission. See "Where You Can Find More Information" on page 78.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                        JUNE 30,
                                  ------------------------------------------------------  --------------------
                                   1993(1)    1994(1)    1995(1)     1996        1997       1997       1998
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                                                              (UNAUDITED)
HISTORICAL STATEMENT OF INCOME
  DATA(1):
Sales...........................  $  17,989  $  29,276  $  54,971  $  88,510  $  105,029  $  50,683  $  62,303
Cost of goods sold..............     10,961     16,253     30,124     50,171      59,521     28,295     36,651
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Gross profit....................      7,028     13,023     24,848     38,339      45,508     22,388     25,652
Operating expenses:
  Selling, general and
    administrative..............      3,984      5,803     11,270     16,399      19,894      9,632     11,329
  Research and product
    development.................      1,592      1,885      2,932      5,309       7,127      3,431      4,193
  Gain on sale of subsidiary's
    assets......................     --         --         --         --          --         --           (404)
  Write-off of acquired
    in-process technology
    and other costs associated
    with acquisition............     --         --         --          3,528      --         --         --
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Total operating expenses........      5,576      7,688     14,202     25,236      27,021     13,063     15,118
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income from operations..........      1,452      5,335     10,646     13,103      18,487      9,325     10,534
Other income (expense), net.....       (379)      (116)       115        211         132        136        191
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income before income tax
  expense.......................      1,073      5,219     10,761     13,314      18,619      9,461     10,725
Provision for income taxes......         73      1,596      3,641      6,215       6,982      3,499      4,076
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Net income......................  $   1,000  $   3,623  $   7,120  $   7,099  $   11,637  $   5,962  $   6,649
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------

Net income per basic share......  $    0.33  $    0.64  $    1.07  $    0.98  $     1.57  $    0.81  $    0.88
Net income per diluted share....  $    0.28  $    0.58  $    0.97  $    0.91  $     1.49  $    0.76  $    0.85

Basic weighted shares
  outstanding...................      3,000      5,627      6,683      7,226       7,395      7,351      7,597
Diluted weighted shares
  outstanding...................      3,542      6,212      7,349      7,821       7,802      7,884      7,800

------------------------

(1) Effective March 1, 1996, Eltron acquired RJS, Incorporated in a business combination accounted for as a pooling-of-interests. Financial information prior to March 1, 1996 has been restated to give effect to the combination.

                                                         AS OF DECEMBER 31,                       AS OF
                                        -----------------------------------------------------   JUNE 30,
                                         1993(1)    1994(1)    1995(1)     1996       1997        1998
                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                                               (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents and
    short-term investments............  $     432  $   5,850  $  16,281  $   9,237  $  10,466   $  10,641
  Working capital.....................      2,553     10,463     31,536     34,625     44,956      43,335
  Total assets........................      7,655     19,494     45,624     54,245     66,862      78,194
  Long-term debt, less current
    portion...........................        504     --            751        811         50          33
  Total shareholders' equity..........      1,969     11,780     36,185     43,551     56,669      63,417

------------------------

(1) Effective March 1, 1996, Eltron acquired RJS, Incorporated in a business combination accounted for as a pooling-of-interests. Financial information prior to March 1, 1996 has been restated to give effect to the combination.

ZEBRA SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We are providing the following finanical information to aid you in your analysis of the financial aspects of the merger. We derived this summary historical consolidated financial information of Zebra for its five fiscal years ended December 31, 1997 from Zebra's audited consolidated financial statements. The financial data as of July 4, 1998 and for the six month periods ended June 28, 1997 and July 4, 1998 are derived from unaudited consolidated financial statements and include, in the opinion of Zebra management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The following information is only a summary and you should read it in conjunction with Zebra's consolidated financial statements (and related notes), included in Zebra's annual reports and other financial information included in Zebra's filings with the Commission. See "Where You Can Find More Information" on page 78.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                 ----------------------
                                             -----------------------------------------------------   JUNE 28,     JULY 4,
                                               1993       1994      1995(1)    1996(1)    1997(1)     1997(1)      1998
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                                                         (UNAUDITED)
HISTORICAL STATEMENT OF INCOME DATA:
Net sales..................................  $  87,456  $ 107,103  $ 145,348  $ 163,980  $ 192,071   $  88,853   $ 105,567
Cost of sales..............................     43,889     55,080     76,241     85,302     93,871      44,124      50,637
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Gross profit...............................     43,567     52,023     69,107     78,678     98,200      44,729      54,930
Operating expenses:
  Sales and marketing......................      9,204      9,011     12,421     15,445     19,951       8,945      10,937
  Research and development.................      4,619      5,835      7,771      9,615     10,784       5,167       6,360
  General administrative...................      4,847      6,834      8,934     11,155     14,690       6,917       8,532
  Merger costs.............................     --         --         --            315     --          --          --
  Acquired in-process technology(2)........     --         --         --          1,117     --          --          --
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total operating expenses...................     18,670     21,680     29,126     37,647     45,425      21,029      25,829
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Operating income...........................     24,897     30,343     39,981     41,031     52,775      23,700      29,101
Other income, net(3).......................      3,571      2,533      5,444      6,358     13,959       9,358       4,863
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Income from continuing operations before
  income taxes.............................     28,468     32,876     45,425     47,389     66,734      33,058      33,964
Income taxes...............................     10,213     11,803     15,851     16,536     23,924      11,887      12,243
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income from continuing operations......     18,255     21,073     29,574     30,853     42,810      21,171      21,721
Loss from discontinued operations (less
  applicable income tax benefit)(4)........     --         --          7,010      1,938      1,692       2,655      --
Loss on disposal of discontinued
  operations...............................     --         --         --         --            963      --          --
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income.................................  $  18,255  $  21,073  $  22,564  $  28,915  $  40,155   $  18,516   $  21,721
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                             ---------  ---------  ---------  ---------  ---------  -----------  ---------
Basic earnings per share from continuing
  operations...............................  $    0.76  $    0.88  $    1.23  $    1.27  $    1.77   $    0.87   $    0.89
Diluted earnings per share from continuing
  operations...............................  $    0.76  $    0.87  $    1.22  $    1.27  $    1.76   $    0.87   $    0.89
Basic earnings per share...................  $    0.76  $    0.88  $    0.94  $    1.19  $    1.66   $    0.76   $    0.89
Diluted earnings per share.................  $    0.76  $    0.87  $    0.93  $    1.19  $    1.65   $    0.76   $    0.89

Weighted average shares outstanding........     24,020     23,947     24,113     24,203     24,255      24,242      24,298
Weighted average and equivalent shares
  outstanding..............................     24,020     24,222     24,166     24,241     24,318      24,281      24,412

--------------------------

(1) As of June 28, 1997, Zebra made the decision to discontinue the operations of its VTI subsidiary. VTI was acquired in July 1995.

(2) In conjunction with the purchase of Fenestra Computer Services in February 1996, acquired in-process technology valued at $1,117 was expensed immediately.

(3) Other income includes a one-time pretax gain of $5,458 during the first quarter of 1997 from the sale of Zebra's investment in Norand Corporation common stock.

(4) In conjunction with the acquisition of VTI in July 1995, acquired in-process technology valued at $6,028 was expensed immediately.

                                                                 AS OF DECEMBER 31,                    AS OF JULY
                                                -----------------------------------------------------      4,
                                                  1993       1994       1995       1996       1997        1998
                                                ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                       (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents and investments
    and marketable securities.................  $  41,498  $  54,203  $  71,858  $  94,540  $ 128,853   $ 144,542
  Working capital.............................     55,972     76,241     99,833    130,053    164,906     181,960
  Total assets................................     76,697     95,043    131,071    164,386    203,584     226,344
  Long-term debt, less current portion........        293        236      2,177      2,326        263          17
  Total shareholders' equity..................     60,635     82,032    108,206    140,456    179,551     201,723

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following summary unaudited pro forma condensed combined financial information reflects the pooling-of-interests method of accounting and is intended to give you a better picture of what our businesses might have looked like if the merger had been completed, with respect to the statement of income data, at the beginning of the periods presented or, with respect to the balance sheet data, as of the date presented. The summary unaudited pro forma condensed combined financial information combines the selected financial information of Zebra for each of the years in the five year period ended December 31, 1997 with the selected financial information of Eltron for each of the years in the five year period ended December 31, 1997, adjusted for Zebra's 4.9% ownership in Eltron. The unaudited pro forma combined statement of income data for the six month periods ended June 28, 1997 and July 4, 1998 combine our historical results for those six month periods. We derived this information from the unaudited pro forma combined financial statements, our separate historical consolidated financial statements and other financial information. We have included this unaudited pro forma condensed combined financial information for comparative purposes only and it does not necessarily indicate the results of operations or financial position which actually would have been obtained if the merger had been completed at the beginning of the periods or as of the date presented, or of the results of operations or financial position that we will experience in the future.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                 SIX MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,               ------------------
                                                              ------------------------------------------------  JUNE 28,  JULY 4,
                                                                1993      1994      1995      1996      1997      1997    1998(1)
                                                              --------  --------  --------  --------  --------  --------  --------
PRO FORMA STATEMENT OF INCOME DATA:
Net sales...................................................  $105,445  $136,379  $200,319  $252,490  $297,100  $139,536  $167,870
Cost of sales...............................................    54,850    71,333   106,365   135,473   153,392    72,419    87,288
                                                              --------  --------  --------  --------  --------  --------  --------
Gross profit................................................    50,595    65,046    93,954   117,017   143,708    67,117    80,582
Operating expenses:
  Selling, general and administrative.......................    18,035    21,648    32,625    42,999    54,535    25,494    30,798
  Research and development..................................     6,211     7,720    10,703    14,924    17,911     8,598    10,553
  Merger costs..............................................     --        --        --          315     --        --        --
  Gain on sale of subsidiary's assets.......................     --        --        --        --        --        --         (404)
  Acquired in-process technology............................     --        --        --        4,645     --        --        --
                                                              --------  --------  --------  --------  --------  --------  --------
Total operating expenses....................................    24,246    29,368    43,328    62,883    72,446    34,092    40,947
                                                              --------  --------  --------  --------  --------  --------  --------
Operating income............................................    26,349    35,678    50,626    54,134    71,262    33,025    39,635
Other income, net(2)........................................     3,192     2,417     5,559     6,569    14,091     9,494     3,384
                                                              --------  --------  --------  --------  --------  --------  --------
Income from continuing operations before income taxes.......    29,541    38,095    56,185    60,703    85,353    42,519    43,019
Income taxes................................................    10,286    13,399    19,492    22,751    30,906    15,386    15,717
                                                              --------  --------  --------  --------  --------  --------  --------
Net income from continuing operations.......................  $ 19,255  $ 24,696  $ 36,693  $ 37,952  $ 54,447  $ 27,133  $ 27,302
                                                              --------  --------  --------  --------  --------  --------  --------
                                                              --------  --------  --------  --------  --------  --------  --------
Basic earnings per share from continuing operations.........  $   0.72  $   0.85  $   1.22  $   1.24  $   1.76  $   0.88  $   0.88
Diluted earnings per share from continuing operations.......  $   0.71  $   0.83  $   1.19  $   1.21  $   1.74  $   0.86  $   0.87
Weighted average shares outstanding.........................    26,720    29,011    30,128    30,706    30,910    30,858    30,912
Weighted average and equivalent shares outstanding..........    27,208    29,813    30,780    31,280    31,340    31,377    31,209


--------------------------

(1) Adjusted to reflect the elimination of Zebra's intercorporate investment in Eltron common stock as of July 4, 1998 and related gains on such investment for the six months then ended.



(2) Other income includes a one-time gain of $5,458 during the first quarter of 1997 from the sale of Zebra's investment in Norand Corporation common stock.

                                                                                                           AS OF
                                                                                                          JULY 4,
                                                                                                          1998(2)
                                                                                                         ---------
PRO FORMA BALANCE SHEET DATA:
  Cash and cash equivalents and investments and marketable securities..................................  $ 145,232
  Working capital(1)...................................................................................    209,930
  Total assets.........................................................................................    294,587
  Long-term debt, less current portion.................................................................         50
  Total shareholders' equity(1)........................................................................    250,377


--------------------------

(1) Adjusted to reflect estimated nonrecurring transaction costs of $5,414, consisting of investment banking and professional fees, which will be expensed at the time the merger is consummated. This estimate does not include costs to integrate the combining companies.


(2) Adjusted to reflect the elimination of Zebra's intercorporate investment in Eltron common stock as of July 4, 1998 and related gains on such investment for the six months then ended.

COMPARATIVE PER SHARE DATA

    We have summarized below certain historical per share data of Zebra and Eltron and combined per share data on an unaudited pro forma basis after giving effect to the merger accounted for under the pooling-of-interests method of accounting and assuming that 0.9 of a share of Zebra Class B common stock was issued in exchange for each share of Eltron common stock (other than shares owned by Zebra and its affiliates).

    You should read this data in conjunction with each of our Selected Historical and Pro Forma Condensed Combined Financial Information (and the related notes) that are included elsewhere in this Joint Proxy
Statement/Prospectus.

    This unaudited pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the merger been in effect as of the beginning of the periods presented, or the results of operations or financial position that we will experience in the future.

                                                                                 YEAR ENDED DECEMBER 31,       SIX MONTHS
                                                                             -------------------------------      ENDED
                                                                               1995       1996       1997     JULY 4, 1998
                                                                             ---------  ---------  ---------  -------------

ZEBRA
Historical Per Common Share:
  Basic earnings per share from continuing operations......................  $    1.23  $    1.27  $    1.77    $    0.89
  Diluted earnings per share from continuing operations....................  $    1.22  $    1.27  $    1.76    $    0.89
  Book value as of period end..............................................                                     $    8.29
Pro Forma Combined Per Common Share:
  Basic earnings per share from continuing operations......................  $    1.22  $    1.24  $    1.76    $    0.88
  Diluted earnings per share from continuing operations....................  $    1.19  $    1.21  $    1.74    $    0.87
  Book value as of period end..............................................                                     $    8.12

ELTRON
Historical Per Common Share:
  Basic earnings per share.................................................  $    1.07  $    0.98  $    1.57    $    0.88
  Diluted earnings per share...............................................  $    0.97  $    0.91  $    1.49    $    0.85
  Book value as of period end..............................................                                     $    8.35
Equivalent Eltron Pro Forma Combined(1):
  Basic earnings per share from continuing operations......................  $    1.10  $    1.11  $    1.59    $    0.79
  Diluted earnings per share from continuing operations....................  $    1.07  $    1.09  $    1.56    $    0.79
  Book value as of period end..............................................                                     $    7.31

------------------------

(1) The equivalent Eltron pro forma combined per share amounts are calculated by multiplying the pro forma combined per common share amounts by the exchange ratio of 0.9 of a share of Zebra Class B common stock for each share of Eltron common stock (other than shares owned by Zebra and its affiliates).

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT YOUR SPECIAL MEETING, AND THE ACQUISITION BY THE ELTRON SHAREHOLDERS (OTHER THAN ZEBRA AND ITS AFFILIATES) (THE "ELTRON PUBLIC SHAREHOLDERS") OF THE ZEBRA CLASS B SHARES. YOU SHOULD UNDERSTAND THAT FOR PERIODS FOLLOWING THE MERGER, REFERENCES TO THE PRODUCTS, BUSINESSES, FINANCIAL RESULTS OR FINANCIAL CONDITION OF ZEBRA AND ELTRON MEAN OUR COMBINED ENTERPRISE AND ITS SUBSIDIARIES.

UNCERTAINTIES RELATING TO INTEGRATION

    This merger involves the integration of our companies, which have previously operated independently. Our successful combination of these companies will require significant effort from each of us, including the coordination of research and development, integration of product offerings and coordination of sales, marketing and business development efforts. Following the merger, in order to maintain and increase profitability, we will need to integrate and streamline overlapping functions successfully. We each have different systems and procedures in many operational areas that must be rationalized and integrated. For example, we currently use different printer control languages in our respective product offerings. We may choose to provide Zebra's current printer control language on printers currently produced by Eltron or to provide Eltron's current printer control language on printers currently produced by Zebra. We cannot assure you that such integration will be accomplished smoothly, expeditiously or successfully. This integration of certain operations following the merger will require the dedication of management resources that may temporarily distract attention from our normal operations. Our business may also be disrupted by employee uncertainty and lack of focus during this integration. The difficulties of this integration may initially be increased by the necessity of coordinating our geographically separated organizations. Zebra is based in suburban Chicago, Illinois and Eltron is presently based in Simi Valley, California, although it is relocating to nearby Camarillo, California during the Fall of 1998. Failure to quickly and effectively accomplish the integration of our operations, including the relocation of Eltron's manufacturing facilities and corporate offices to Camarillo, California, uncertainty in the marketplace or customer concern regarding the impact of the merger and related transactions could have a material adverse effect on our combined business, financial condition and results of operations.

CERTAIN CHARACTERISTICS OF THE ZEBRA CLASS B SHARES

    Eltron Public Shareholders will receive Zebra Class B shares when the merger is complete. Currently, the Class B shares are held by the founders of Zebra, their spouses, other family members, family trusts and certain of their associates. Generally, the rights of the holders of Zebra Class A shares and your rights as holders of Class B shares are identical, except that each Class A share is entitled to one vote per share and each Class B share is entitled to ten votes per share. Another difference is that upon an open market sale, the Class B shares automatically convert to Class A shares on a share-for-share basis. The current holders of Class B Shares are considered "permitted transferees." If you transfer any Class B shares to anyone other than a permitted transferee, each such Class B share automatically converts to one Class A share. Your Class B shares will also be convertible at any time to Class A shares, on a share-for-share basis, at your option, as a holder of Class B shares. The Class A shares are traded and quoted on the Nasdaq National Market. It is our belief that, because: (1) the Class A shares and Class B shares generally have the same economic rights, (2) the Class B shares cannot as a practical matter be sold publicly, and (3) the Class B shares are convertible on a share-for-share basis into the Class A shares, the market price of a Class A share approximates the fair market value of a Class B share. The Class B shares are not traded on or quoted by the Nasdaq National Market or any other securities exchange. We have made arrangements with The Harris Trust and Savings Bank, Chicago, Illinois, Zebra's designated transfer agent, to facilitate the conversion of Class B shares to Class A shares when you, as a holder of Class B shares, desire to convert such shares or to transfer such shares to anyone other than a permitted transferee. We will include instructions relating to the process of transferring Class B shares or converting Class B shares to Class A shares in the letter of transmittal that will be delivered to Eltron shareholders should you decide to approve the merger. Additional copies of these instructions may be obtained from Zebra or its transfer agent after completion of the merger, upon request.

    For more information about conversion of Class B shares and the characteristics of each class of Zebra common stock, see "Description of Zebra Capital Stock."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

    ELTRON--For the years ended December 31, 1995, 1996 and 1997 Eltron's largest customer, United Parcel Service, accounted for approximately $20.8 million, $27.3 million and $25.7 million, respectively, of Eltron's sales. Eltron has entered into a long-term contract for the sale of its products to UPS, but there is no obligation on the part of UPS to place any further orders with Eltron. Eltron's financial position, results of operations and cash flows are substantially dependent on sales to UPS, and the loss of UPS as a customer or a significant reduction in sales to UPS could have a material adverse effect on our combined business, results of operations and financial condition.

    ZEBRA--For the years ended December 31, 1996 and 1997, Peak Technologies accounted for approximately 20% and 16%, respectively, of Zebra's total net sales. Peak Technologies was acquired by Moore Corporation in June, 1997. Moore Corporation is a major provider of labels, which could have an adverse effect on our combined sales of labels to Peak Technologies. For example, label sales to Peak Technologies declined in the quarter immediately following its acquisition by Moore Corporation. Since that time, however, total sales to Peak Technologies have continued to increase, with sales in the quarter ended July 4, 1998 up 18.4% from the same period one year ago. Sales to Peak Technologies of labels accounted for 3% and 2%, respectively, of Zebra's total net sales in the years ended December 31, 1996 and 1997.

RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO

    As a result of the merger, each outstanding share of Eltron's common stock held by the Eltron Public Shareholders will be converted into the right to receive that number of Class B shares equal to the number of shares of such Eltron common stock multiplied by the exchange ratio of 0.9. Because the exchange ratio is fixed and will not increase or decrease due to fluctuations in the market price of either the Class A shares or Eltron's common stock, the specific value of the consideration to be received by Eltron shareholders in the merger will depend on the market price of Class A shares at the completion of the merger. In the event that the market price of Class A shares decreases or increases prior to completion of the merger, the fair market value of Class A shares to be received by Eltron shareholders (other than Zebra and its affiliates) in the merger would correspondingly decrease or increase. We advise Eltron shareholders to obtain recent market quotations for Class A shares and Eltron common stock. You should note that the Class A shares and Eltron common stock historically have been subject to price volatility. We have included the market prices of Class A shares and Eltron common stock as of a recent date at "Summary--Market and Market Prices." However, we cannot assure you what the market prices of the Class A shares or Eltron common stock will be at any time.

RISK OF PRODUCT INTRODUCTIONS AND NEW TECHNOLOGY

    While we believe that thermal transfer and direct thermal printing will be two of the primary printing technologies used in our target markets for the foreseeable future, there are existing competitive printing processes and development of a new technology which better serves customers in these target markets, and other markets in which we do not participate, that could have a material adverse effect on our combined operations and growth. For example, we are aware of large investments being made by other companies to develop laser and other printing technologies. Furthermore, our markets each have frequent new product introductions and increasing customer expectations concerning product performance and price. As a result of these factors, we believe that the future growth and financial performance of our combined enterprise will depend upon our ability to develop and market new products that achieve market acceptance, while enhancing our existing products to accommodate the latest technological advances and customer preferences. Failure by our combined enterprise to anticipate or respond adequately to changes in technology or customer preferences or any significant delays in product development or introduction could adversely affect our combined business, financial condition or results of operations. In addition, we cannot assure you that new product introductions will not result in a decrease in revenues from our existing products or otherwise adversely affect our combined business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

    Our success is largely dependent on the skills, experience and efforts of our respective senior management and certain other key personnel. Our combined future performance will depend in significant part upon the continued service of Donald K. Skinner, Patrice J. Foliard and Hugh G. Gagnier, who have each entered into a new employment agreement with us that will take effect upon consummation of the merger. The initial employment term under these new agreements expires December 31, 2001. Our combined future performance will also depend in significant part upon the continued service of Edward L. Kaplan, the Chairman and Chief Executive Officer (and until April of 1998, the interim president) of Zebra. In April, 1998, Zebra hired Charles E. Turnbull as President. If, for any reason, one or more of our respective key personnel do not remain employed with us in connection with, or following completion of, the merger, our combined business, financial condition or results of operations could be adversely affected.

    Our combined future success will also depend upon our ability to attract and retain additional qualified management, technical and marketing personnel. There is competition in the market for the services of such qualified personnel and we cannot assure you that we will be able to attract and retain such personnel. Failure to attract and retain such personnel could adversely affect our combined business, financial condition or results of operations. We cannot assure you that we will be able to attract, hire and retain replacements for employees that leave in connection with, or following completion of, the merger.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Based on the pro forma financial information we have provided in this Joint Proxy Statement/ Prospectus, sales to international customers would have generated approximately 41.8% of our combined net sales from continuing operations in 1997 and approximately 41.3% of our combined net sales from continuing operations in 1996. We expect this percentage to continue to increase in the future. In connection with international sales, fluctuations in currency conversion rates may expose our products to price competition from products produced at lower costs in foreign countries and may otherwise affect our combined results of operations and financial position. In addition, some of our vendors are located in foreign countries and therefore base their pricing, in part, on currency exchange rates. Zebra has engaged, and we may engage in the future, in currency-hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our combined results of operations and financial position. However, there can be no assurance that any such hedging transactions will materially reduce the effect of foreign currency exchange rates on such results. We are also subject to certain other risks inherent in international business generally, including risks of trade embargoes, political instability and the possibility of war or other hostility.

    In 1997, 9.6% and approximately 3.0% of Zebra's and Eltron's total sales, respectively, were made in Asia. The recent economic turmoil in that area resulted in year over year revenue declines for each of us in the first half of 1998. We believe that a continuation or further deterioration of economic conditions in Asia could have a significant adverse effect on our combined sales to that region.

RISKS ASSOCIATED WITH LIMITED SUPPLY SOURCES

    Each of us purchases certain parts and supplies from a limited number of vendors and, in some instances, from a single vendor. Zebra currently relies on a primary source of supply, Kyocera Corporation, a publicly held Japanese corporation, for the majority of its thermal and thermal transfer printheads. Eltron currently relies on a single source of supply, Mitsubishi Electronics, for the main microprocessor used to control its printers, and is heavily dependent on Rohm Co., Ltd. and Kyocera Corporation, its primary supply sources for printheads, and NMB Technologies, Inc., its primary supply source for motors. No back-up tooling exists for many of Eltron's molded plastic components. Should a mold break or become unusable, repair or replacement could take several months. Eltron does not always maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain an adequate supply of molded plastic products. Although Eltron management has taken what it believes are adequate precautions to limit the risk of short supplies, including maintaining adequate inventory, we could be vulnerable to limits in availability and changes in pricing and could experience delays or shut downs in manufacturing and shipping in the event we are required to find new suppliers for any of these parts.

    Any future disruptions in supply of suitable parts and components or changes in pricing from our principal suppliers could have a material adverse effect on our combined financial position, results of operations and cash flows.

MANAGEMENT OF INVENTORY

    Our markets require that our products be shipped very quickly after an order is received. Since purchased component and manufacturing lead times are typically much longer than the short order fulfillment time for our products, we will be required to keep adequate inventories of both components and finished goods, and must accurately forecast demand for our many products. Inaccurate forecasts of customer demand, restricted availability of purchased components, supplier quality control problems, production equipment problems, carrier strikes or damage to products during manufacture could result in a buildup of excess components or finished goods on the one hand and an inability to deliver product on a timely basis on the other, either of which could have a material adverse effect on our combined financial position, results of operations and cash flows.

MANAGEMENT OF RAPIDLY CHANGING BUSINESS

    Each of us has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on our operational and administrative resources and to increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we may be required to further develop our operating, MIS, accounting and financial systems and to expand, train and manage our employee base. We cannot assure you that the management skills and systems currently in place will be adequate if our combined enterprise continues to grow.

COMPETITION

    Many companies are engaged in the design, manufacture and marketing of automatic identification equipment. Zebra manufactures and markets direct thermal and thermal transfer bar code label printers and related supplies to the demand printing market. Competition in our markets will depend on a number of factors, including reliability, quality and reputation of the manufacturer and its products, hardware innovations and specifications, price, level of technical support, supplies and applications support offered by the manufacturer and available distribution channels. In addition, various other competitive methods of bar code printing exist, including ink jet, laser and impact dot matrix, all of which are used for bar code label printing in some applications.

    Competition in the bar code printer market is intense and we expect it to increase. We expect to compete with a number of companies, some of which have greater financial, technical and marketing resources than our combined enterprise. Our ability to compete successfully depends on a number of factors both within and outside our control, including product pricing, manufacturing costs, quality and performance; success in developing new products; adequate manufacturing capacity and supply of components and materials; efficiency of manufacturing operations; effectiveness of sales and marketing resources and strategies; strategic relationships with other suppliers; timing of new product introductions by our combined enterprise and our competitors; general market and economic conditions; and government actions throughout the world. We cannot assure you that our combined enterprise will be able to compete successfully in the future.

    Our combined enterprise's principal competitors in the plastic card market include Datacard, Inc., a privately-held manufacturer of card personalization systems and transaction terminals, and Fargo, Inc., a privately-held manufacturer of wax thermal transfer and dye sublimation color page printers and ID card printers. We expect competition from these privately-held companies and other new or existing competitors to intensify as more markets open and mature to the use of plastic card printing systems.

EFFECT OF THE MERGER ON CUSTOMERS

    Certain of our existing reseller partners may view the merger as disadvantageous to them because of increased channel conflict. Some Eltron resellers will gain access to portions of the Zebra product line and will begin competing directly with existing Zebra resellers in some markets. Conversely, some Zebra resellers will gain access to the Eltron product line and begin competing directly with Eltron resellers. As a consequence, our relationship with these resellers could be adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

    Zebra regularly reviews acquisition opportunities, some of which, if pursued, would be material to our combined enterprise. To date, Zebra's management has had limited experience in making acquisitions. Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of the liabilities of acquired companies, possible loss of key employees and difficulty of presenting a unified corporate image. We cannot assure you that any potential acquisition by our combined enterprise will or will not occur, or that, if an acquisition does occur, it will not ultimately have a material adverse effect on our combined enterprise, or that any such acquisition will succeed in enhancing our combined business. For example, Zebra discontinued the operations of its subsidiary, Zebra Technologies VTI, which was acquired in 1995 and which did not achieve Zebra management's expectations.

FLUCTUATIONS IN QUARTERLY RESULTS; POSSIBLE VOLATILITY OF STOCK PRICE

    Factors such as our announcements of quarterly variations in financial results could cause the market price of the Class A shares to fluctuate significantly. Our combined enterprise's quarterly operating results may fluctuate significantly in the future due to a number of factors, including timing of new product introductions by our combined enterprise and its competitors; changes in the mix of products sold; availability and pricing of components from third parties; timing of orders; level and pricing of international sales; foreign currency exchange rates; difficulty in maintaining margins; changes in pricing policies by our combined enterprise, its competitors or suppliers; technological change; and economic conditions generally. Accordingly, our combined enterprise could experience an inability to ship products as rapidly following receipt of an order as we have each been able to do in the past, which could have a material adverse effect on our combined operating results for a particular quarter.

    In recent years, the stock markets in general, and the share prices of technology companies in particular, have experienced extreme fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Class A shares. In addition, failure to meet or exceed analysts' expectations for financial results may result in significant price and volume fluctuations in the Class A shares.

PATENTS, INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


    We regard portions of the hardware designs and operating software incorporated into our respective products as proprietary and we each attempt to protect them with a combination of patents, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Certain of our combined enterprise's products will not be protected by patents, and it may be possible for unauthorized third parties to copy certain portions of such products or to reverse engineer or otherwise obtain and use, to our combined enterprise's detriment, information that we each currently regard as proprietary. While Eltron does own certain patents, there can be no assurance that such patents are broad enough to protect against the use of similar technologies by our combined enterprise's competitors. We cannot assure you, therefore, that any of the combined enterprise's competitors, some of whom have greater resources than our combined enterprise, will not independently develop technologies that are substantially equivalent or superior to our combined enterprise's technology. Moreover, the laws of some foreign countries, such as China and Taiwan, do not afford the same protection to our combined enterprise's proprietary rights as do United States laws. We cannot assure you that legal protections relied upon by our combined enterprise to protect our proprietary rights will be adequate.


RISKS ASSOCIATED WITH NEW MILLENNIUM

    To meet changing business needs, Zebra initiated a conversion in 1995 to the Baan system, an enterprise-wide business management and resource planning system. This system is year 2000 compliant and its implementation was completed in April 1998 for Vernon Hills and will be completed by year-end 1998 for the United Kingdom location. Zebra's payroll system, not covered by the Baan system, will also be replaced by the end of 1998. The payroll system will integrate payroll with the Company's human resources software and will be year 2000 compliant. To date, expenditures on the Baan project have aggregated $8,164,000, of which $6,340,000 have been capitalized. At completion, total expenditures are estimated to be $8,800,000, of which $7,100,000 is estimated to be capitalized. Zebra does not believe that its non-information technology systems will be materially affected by year 2000 issues.


    Zebra is in the process of analyzing its significant suppliers to determine if they are year 2000 compliant. We cannot guarantee that such customers or suppliers will achieve compliance on a timely basis. The failure by one or more significant suppliers to achieve compliance could have a material adverse effect on Zebra. Zebra has not yet undertaken to quantify the effects of such possible non-compliance, to determine the likely worst-case scenario or to develop contingency plans to deal with such scenario.


    Zebra's printers have no internal clock or dating mechanism and will not be affected by the change in dates. Zebra's PC-470 printer controller has a self-contained real-time clock and currently is not year 2000 compliant. Zebra intends to post instructions on its Web site (www.zebra.com) on how to reset the PC-470's clock so that it will function properly after January 1, 2000. Current versions of Zebra's labeling and other software are either year 2000 compliant or depend on the internal clock of the computer on which it is running for proper dating. Zebra's LABEL software depends on the BIOS of the system on which it is running or on the external data source being year 2000 compliant.

    During 1997, Eltron began the implementation of a year 2000 compliant enterprise-wide information system. Eltron has also initiated an assessment project, both within Eltron and with its business partners, which addresses those other significant systems that may have year 2000 compliance issues. Eltron presently believes that with the implementation of the new system and modification to existing software, year 2000 compliance will not pose a significant operational challenge for Eltron. However, if these modifications are not completed on a timely basis, including implementation by its business partners, our combined enterprise's financial position, results of operations, and cash flows could be materially and adversely affected.

              UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from those set forth in the forward-looking statements contained herein for a variety of reasons, including without limitation, the risks outlined under the caption "Risk Factors", as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated herein by reference.

                           THE ELTRON SPECIAL MEETING

PURPOSE OF THE ELTRON SPECIAL MEETING

    The purpose of the special meeting of Eltron's shareholders (the "Eltron Special Meeting") is to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated July 9, 1998, by and among Zebra, Eltron and Spruce Acquisition Corp. ("Merger Sub"), a California corporation and wholly-owned subsidiary of Zebra (the "Merger Agreement") and approval of the merger contemplated therein (the "Merger"). Holders of the common stock, par value $0.01 per share, of Eltron (the "Eltron Common Stock") may also consider and vote upon such other matters as may be properly brought before the Eltron Special Meeting. The Merger will occur only if the proposal is approved.

    THE ELTRON BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

PROXIES

    The Eltron proxy accompanying this Joint Proxy Statement/Prospectus is being solicited on behalf of the Eltron Board of Directors for use at the Eltron Special Meeting.

DATE, TIME AND PLACE OF MEETING


    The Eltron Special Meeting will be held on October   , 1998 at 9:00 a.m.,
local time, at the Radisson Hotel, 999 Enchanted Way, Simi Valley, California 93065.


RECORD DATE AND OUTSTANDING SHARES


    Only holders of record of Eltron Common Stock at the close of business on
           , 1998 (the "Eltron Record Date") are entitled to notice of and to vote at the Eltron Special Meeting. At the close of business on the Eltron Record Date, there were 7,684,210 shares of Eltron Common Stock outstanding and entitled to vote. Except for the shareholders identified as principal shareholders in the information provided herein, as of the Eltron Record Date, no other person beneficially owned more than 5% of the outstanding Eltron Common Stock. Each holder of record of Eltron Common Stock on the Eltron Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Eltron Special Meeting.


SOLICITATION

    This Joint Proxy Statement/Prospectus was mailed to all Eltron shareholders of record on or about the Eltron Record Date and constitutes notice of the Eltron Special Meeting in conformity with the requirements of the General Corporation Law of the State of California (the "CGCL").

    The cost of the solicitation of proxies from holders of Eltron Common Stock and all related costs will be borne by Eltron. In addition, Eltron may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Eltron. No additional compensation will be paid to directors, officers or other regular employees for such services. Eltron may elect to employ a proxy solicitation firm to assist in the solicitation process.

VOTE REQUIRED

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Eltron Common Stock entitled to vote at the Eltron Special Meeting is necessary to constitute a quorum. Approval of the Merger requires the approval of a majority of the outstanding shares of Eltron Common Stock.

    Certain shareholders of Eltron have signed a stockholder agreement with Zebra, pursuant to which they have agreed, among other things, to vote shares of Eltron Common Stock beneficially owned by each of them, representing approximately 7.2% of the total shares of Eltron Common Stock entitled to vote at the Eltron Special Meeting, in favor of the Merger. See "Approval of the Merger--Eltron Stockholder Agreement."

    As of the date of this Joint Proxy Statement/Prospectus, Zebra owned approximately 4.9% of the issued and outstanding Eltron Common Stock.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Eltron at Eltron's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Eltron Special Meeting and voting in person. Attendance at the Eltron Special Meeting will not, by itself, revoke a proxy.

                           THE ZEBRA SPECIAL MEETING

PURPOSE OF THE ZEBRA SPECIAL MEETING

    The purpose of the special meeting of Zebra's stockholders (the "Zebra Special Meeting") is to consider and vote upon proposals to (1) approve the issuance of the Class B common stock, par value $0.01 per share, of Zebra (the "Class B Shares") in connection with the Merger and (2) increase the number of authorized shares of Class A common stock, par value $0.01 per share, of Zebra (the "Class A Shares") available for issuance under Zebra's 1997 Stock Option Plan from 531,500 shares to 2.0 million shares. Holders of the Class A Shares and the Class B Shares (collectively, the "Zebra Common Stock") may also consider and vote upon such other matters as may be properly brought before the Zebra Special Meeting or any postponements or adjournments thereof. The issuance of Class B Shares in connection with the Merger and the increase in the number of authorized Class A Shares for the Zebra 1997 Stock Option Plan will occur only if the proposals are approved.

    THE ZEBRA BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF CLASS B SHARES IN CONNECTION WITH THE MERGER AND THE INCREASE IN THE NUMBER OF AUTHORIZED CLASS A SHARES AVAILABLE FOR ISSUANCE UNDER THE ZEBRA 1997 STOCK OPTION PLAN.

PROXIES

    The Zebra proxy accompanying this Joint Proxy Statement/Prospectus is being solicited on behalf of the Zebra Board of Directors for use at the Zebra Special Meeting.

DATE, TIME AND PLACE OF MEETING


    The Zebra Special Meeting will be held on October   , 1998 at 10:00 a.m.,
local time, at Zebra's offices located at 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.


RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Zebra Common Stock at the close of business on September 4, 1998 (the "Zebra Record Date") are entitled to notice of and to vote at the Zebra Special Meeting. At the close of business on the Zebra Record Date, there were 24,320,483 shares of Zebra Common Stock outstanding and entitled to vote, of which 19,429,874 shares were Class A Shares and 4,890,609 were Class B Shares. Except for the stockholders identified as principal stockholders in the information provided or incorporated by reference herein, as of the Zebra Record Date, no other person beneficially owned more than 5% of the outstanding Zebra Common Stock. Each holder of record of Class A Common Stock on the Zebra Record Date will be entitled to one vote for each Class A Share held on all matters to be voted upon at the Zebra Special Meeting. Each holder of record of Class B Common Stock on the Zebra Record Date will be entitled to ten votes for each Class B Share held on all matters to be voted upon at the Zebra Special Meeting.

SOLICITATION

    This Joint Proxy Statement/Prospectus was mailed to all Zebra stockholders of record on or about the Zebra Record Date and constitutes notice of the Zebra Special Meeting in conformity with the requirements of the Delaware General Corporate Law (the "DGCL").

    The cost of the solicitation of proxies from holders of Zebra Common Stock and all related costs will be borne by Zebra. In addition, Zebra may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Zebra. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTE REQUIRED

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Zebra Common Stock entitled to vote at the Zebra Special Meeting is necessary to constitute a quorum.

    Approval of the proposal requires the approval of a majority of the voting power present in person or represented by proxy and entitled to vote at the Zebra Special Meeting. Holders of the Class A Shares and Class B Shares vote together as a single class on each proposal. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes on each proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

    Pursuant to the Stockholders Agreement, dated July 9, 1998 (the "Zebra Voting Agreement"), Edward L. Kaplan, Gerhard Cless, Carol K. Kaplan, Ruth I. Cless, Christopher Knowles, Michael Smith and David Riley (collectively, the "Zebra Voting Agreement Stockholders") who, as of the Zebra Record Date beneficially owned in the aggregate 1.09% of the outstanding shares of Class A Common Stock and 99.2% of the outstanding shares of Class B Common Stock, which represented 71.0% of the total voting power of Zebra Common Stock, have agreed that, prior to the earlier of the (i) Effective Time or (ii) the termination of the Merger Agreement, they will vote their shares of Zebra Common Stock: (a) for approval of the Merger Agreement and any actions necessary for its furtherance;
(b) against any action or agreement that would hinder or violate the Merger Agreement; and (c) against extraordinary corporate transactions such as business combinations, asset sales or transfers, and changes to Zebra's corporate structure except for the Merger Agreement.

    The Zebra Voting Agreement Stockholders have executed a written consent authorizing issuance of the Class B Shares to the Eltron shareholders in connection with the Merger.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Zebra at Zebra's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Zebra Special Meeting and voting in person. Attendance at the Zebra Special Meeting will not, by itself, revoke a proxy.

                             APPROVAL OF THE MERGER

BACKGROUND OF THE MERGER

    1996 LETTER OF INTENT--On October 16, 1996 Zebra and Eltron announced that they had signed a non-binding letter of intent providing for a proposed merger of the two companies. The combination was to be structured as a pooling-of-interests, tax-free merger in which each share of Zebra Common Stock was to be exchanged for 0.84 of a share of Eltron Common Stock. The letter of intent was subject to completion of due diligence, the negotiation and execution of a definitive merger agreement, stockholder approval and customary closing conditions, including approval under the HSR Act. On the day prior to the October 16, 1996 announcement, the Class A Shares closed at $28.75 and Eltron Common Stock closed at $33.50.

    Following the signing of the letter of intent the parties were unable to negotiate a definitive agreement and on November 19, 1996 announced that they had terminated merger discussions. The termination was principally caused by corporate government differences, namely, the composition and tenure of the Board of Directors of the combined company and the respective responsibilities of the Chairman of the Board and the Chief Executive Officer of the combined company.

    THE 1998 MERGER AGREEMENT--After November 1996, Donald K. Skinner, the Chairman and Chief Executive Officer of Eltron had informal conversations with Edward L. Kaplan, the Chairman and Chief Executive Officer of Zebra to the effect that a business combination between Zebra and Eltron still made strategic sense.


    In February 1998, Zebra management began considering a possible acquisition of Eltron because of the strategic benefits management believed such a merger would provide and because of the decline in the price of Eltron Common Stock. Shortly thereafter, William Blair & Company, L.L.C. ("William Blair") contacted Mr. Skinner to determine whether there was an interest in exploring discussions of a potential merger of Zebra and Eltron. A few days later, Mr. Skinner and Mr. Kaplan discussed the concept of a merger by telephone and a day later their respective financial advisors began discussing the process by which a merger could be considered. Zebra requested a 30 day period during which it would have the exclusive right to negotiate with Eltron regarding a possible merger which the Eltron Board of Directors declined because it was evaluating all of its options (including a merger with a company other than Zebra (although no negotiations with respect to the foregoing took place) and remaining an independent public company). Between February and March 1998, Zebra had independently purchased 372,000 shares of Eltron Common Stock on the open-market at an average price per share of $21.75.


    At a March 13, 1998 Eltron Board of Directors meeting, Eltron retained BancAmerica Robertson Stephens ("Robertson Stephens") as its investment banker to advise it concerning Zebra's discussions of a potential merger and to determine the scope of interest, if any, of other companies in entering into merger discussions, which subsequently did not rise to any meaningful level of interest from various companies approached by Robertson Stephens. On April 15, 1998, the Eltron Board of Directors met with Robertson Stephens and discussed its preliminary results of contacting potential acquisition candidates. Following this meeting, Robertson Stephens informed William Blair that Eltron was willing to open discussions concerning a merger of the two companies on a non-exclusive basis. On April 21, 1998, the Zebra Board of Directors discussed and reviewed in further detail a possible merger with Eltron.

    In late April of 1998, Zebra sent a proposed confidentiality letter to Eltron, an information request and a discussion outline for a proposal meeting to be held with Mr. Skinner, Mr. Kaplan and their respective financial advisors. On May 3 and 4 Mr. Kaplan visited with Eltron management and a member of its Board of Directors.

    On May 7, 1998, Eltron provided partial written responses to Zebra's information request and on May 12, 1998 a Confidentiality Agreement was signed by each company. Between May 14 and May 26, Eltron provided Zebra with additional written information.

    On May 26, 1998, Zebra submitted a proposal to Eltron providing for a merger between Eltron and Zebra with an exchange ratio of 0.85 of a Class B Share for each share of Eltron Common Stock. Following an Eltron Board of Directors telephonic meeting with Robertson Stephens on June 1, 1998, Eltron responded to the Zebra proposal on June 2, 1998 by countering with an exchange ratio of 1:1, which Zebra declined to accept. Thereafter, on June 9, 1998 Eltron submitted to Zebra a written counter proposal with a 0.95 exchange ratio and a request for a meeting on June 15, 1998. On that date, Mr. Skinner and Mr. Kaplan and their respective financial advisors met to discuss the potential merger and Zebra increased its original offer to 0.87 of a Class B Share for each share of Eltron Common Stock. Shortly thereafter, on June 22, 1998, Zebra increased its offer to
0.90 of a Class B Share for each share of Eltron Common Stock. On that date, following an Eltron Board of Directors meeting, Eltron authorized Robertson Stephens to inform William Blair that the 0.90 exchange ratio (the "Exchange Ratio") was acceptable.


    During this period of negotiation (commencing May 26, 1998 and ending June 22, 1998) the closing price of a Class A Share ranged from $35.25 to $39.00, settling at $35.38 on June 22, 1998. Similarly, the closing price of a share of Eltron Common Stock ranged from $21.69 to $25.63, settling at $25.63 on June 22, 1998. At the outset of the negotiating period, the implied daily premium was 32%. During this period and based upon an assumed exchange ratio of 0.87 the implied premium to Eltron shareholders gradually declined over most of this negotiating period. The closing prices of Class A Shares and Eltron Common Stock on June 22, 1998 resulted in a 20.1% implied premium to Eltron shareholders. The 20.1% implied premium on June 22, 1998 was the lowest implied premium at any point during this negotiating period, and prompted Zebra to improve its offer as an inducement to Eltron.


    Beginning on June 25 through July 7, 1998, each party and their financial advisors conducted due diligence inquiries of the other, while legal counsel for the parties negotiated the Merger Agreement.

    On July 2, 1998, the Eltron Board of Directors held a telephonic meeting at which detailed presentations were made regarding the proposed transaction. On July 7, 1998 the Zebra Board of Directors met and approved the Merger Agreement, subject to the Eltron Board of Directors' approval of the Merger Agreement. On July 8, 1998, the Eltron Board of Directors met with their advisors and discussed the terms and conditions of the Merger as set forth in the drafts of the Merger Agreement previously provided to the Eltron Board of Directors. The Merger Agreement was approved by the Eltron Board of Directors on that date. Negotiations continued throughout the day and evening regarding the final details of the Merger Agreement, and the Merger Agreement and related documents were executed late the following morning. A public announcement of the Merger was made that day.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER--The Boards of Directors of Zebra and Eltron independently concluded that the proposed Merger will afford to each company the complementary strengths of the two individual companies, will provide the combined company significant potential advantages and resources and potentially will enable the combined company to address emerging strategic opportunities more quickly and effectively.

    Zebra and Eltron have each identified additional reasons for the Merger, as discussed below. It should be noted, however, that the potential benefits of the Merger may not be realized. See "Risk Factors."

    ELTRON'S REASONS FOR THE MERGER--In addition to the anticipated joint benefits described above, the Eltron Board of Directors believes that the following are additional reasons the Merger will be beneficial to Eltron and recommends the shareholders of Eltron vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

    (i) The combined company will have enhanced resources including a market capitalization of over $1.2 billion, annual sales of over $310 million and operating profits in excess of $74 million (for the 12 months ended April 4, 1998), and significant financial resources with cash and investments of over $138 million, in each case on a pro forma basis;

    (ii) The combined company will offer the broadest line of bar code products in the world. Zebra provides mid-range and high-performance printer products whereas Eltron provides a wide line of sub-$1000 desk top and portable printers;

   (iii) The combined company's broad product offerings will provide resellers and end-users with the opportunity for one-stop shopping for the vast majority of their thermal and thermal transfer bar code printing needs;

    (iv) The combined company will be able to deploy its product development resources more productively by eliminating the development of duplicative products and focusing its resources on developing alternative, new products and product improvements;

    (v) By combining the resources of Zebra and Eltron, it is expected that costs will be reduced through higher volume purchasing;

    (vi) The combined company will have broader channels of distribution, and Eltron will have access to Zebra's reseller network and Zebra will gain access to Eltron's strong channel/key account relationships (although no decision has been made about which products will be offered through which channel, because the products of Zebra and Eltron are highly complementary, the potential exists for cross-selling opportunities to be exploited);

   (vii) The increased size of the combined company will allow segmentation and focus of the combined company's resources on the card printer business, and the card printer products will also benefit by having access to the Zebra reseller channel (sales growth is expected to increase as a result of these changes);

  (viii) The Merger should produce both production and operating cost savings, including the elimination of duplicative public company costs and the consolidation of operations on a single ERP software system;

    (ix) The Merger will reduce the combined company's reliance on certain significant customers of either Eltron or Zebra;

    (x) Zebra and Eltron have amassed considerable human resources that should enable the combined company to compete more effectively in the auto identification market; and

    (xi) Zebra has shown strong price appreciation with a two-year compounded annual growth rate of 54% and strong liquidity with an average daily trading volume over the past two years of 125,000 shares, which, in each case, is higher than that of Eltron over the comparable period.

    In considering the proposed Merger, the Eltron Board of Directors has acknowledged that there are certain risks associated with the Merger, including
(i) the possibility that the potential benefits set forth above may not be realized or that there might be high costs associated with realizing such benefits; (ii) the factors set forth under "Risk Factors"; (iii) the possibility that pooling-of-interests accounting treatment might not be available due to Zebra's existing ownership of Eltron Common Stock and the potential of Eltron shareholders exercising any potential dissenters' rights; and (iv) the possibility that the Merger might not be consummated, resulting in a potential adverse effect on the market price of the Eltron Common Stock and on Eltron's relationships with certain of its employees. Notwithstanding the risks, the Eltron Board of Directors concluded that the positive factors outlined above outweighed the negative considerations.

    In addition to the factors set forth above, in the course of its deliberations during the Eltron Board meetings held on June 22, July 2 and July 8, 1998, the Eltron Board of Directors reviewed with Eltron management a number of additional factors relevant to the Merger, including:

    (i) Information concerning Eltron and Zebra's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

    (ii) Eltron management's view as to the financial condition, results of operations and business and financial potential of Eltron and Zebra before and after giving effect to the Merger, based on management's due diligence;

   (iii) Current financial market conditions and historical market prices, volatility and trading information with respect to the Eltron Common Stock and Class A Common Stock;

    (iv) The consideration to be received by the Eltron Public Shareholders in the Merger and the relationship between the market value of the Class A Common Stock issuable upon conversion of the Class B Common Stock to be issued in exchange for each share of Eltron Common Stock and a comparison of comparable merger transactions;

    (v) The belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

    (vi) Reports from management and legal and financial advisors as to the results of their due diligence investigation of Zebra;

   (vii) The potential impact of the Merger on customers and employees of Eltron and Zebra;

  (viii) The likely reaction to the Merger in the financial markets; and

    (ix) Detailed financial analysis and pro forma and other information with respect to the companies presented by Eltron management and Robertson Stephens in Eltron Board of Directors presentations, as well as Robertson Stephens' opinion that, as of July 8, 1998, the Exchange Ratio was fair to the Eltron Public Shareholders from a financial point of view (see "--Opinion of BancAmerica Robertson Stephens, Financial Advisor to Eltron"). A copy of Robertson Stephens' written opinion dated July 8, 1998, setting forth the assumptions made, matters considered and review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix C. The full text of such opinion is incorporated herein by reference and the foregoing description thereof is qualified in its entirety by such reference. Eltron Public Shareholders are urged to read such opinion in its entirety.

    The Eltron Board of Directors also considered that the Merger Agreement provides that Eltron may not solicit any Acquisition Proposal (as defined in the Merger Agreement). To the extent that Eltron receives an unsolicited Acquisition Proposal, Eltron may, before the Merger is consummated, provide information to, engage in discussions with, and enter into an agreement with a third party related to an unsolicited Acquisition Proposal that the Eltron Board of Directors reasonably believes is superior to the Eltron Public Shareholders from a financial point of view to the terms of the Merger, if the Eltron Board of Directors, upon advice of its counsel and financial advisor, determines that the failure to do so would result in a breach of fiduciary duty under applicable law. The Eltron Board of Directors noted that the Merger Agreement provides for the payment to Zebra of a termination fee of $12 million in certain circumstances as described under "The Merger Agreement--Termination Fee" and was aware that Zebra probably would not have agreed to enter into the Merger Agreement without such provision. The Eltron Board of Directors concluded that, while the existence of the termination fee provision might reduce the likelihood that a third party would propose an alternative merger with Eltron pending completion of the Merger, the increased costs to a third party would not be material and that benefits of the Merger to Eltron outweighed the risks.

    The Eltron Board of Directors also considered the terms of the proposed Merger Agreement regarding Eltron's right to consider, negotiate and undertake other acquisition proposals that might arise following announcement of the Merger. In the course of these deliberations, legal counsel to Eltron advised the Eltron Board of Directors as to its fiduciary obligations in the context of considering the proposed transaction.

    The Eltron Board of Directors was made aware of the negotiations between Zebra and each of Messrs. Skinner, Gagnier and Foliard concerning their new employment agreements to be effective upon completion of the Merger. However, the Eltron Board members did not participate in these negotiations. The Eltron Board approved the final forms of these employment agreements. See "Approval of the Merger--Interests of Certain Persons in the Merger."

    The foregoing discussion of the factors considered by the Eltron Board of Directors is not intended to be exhaustive but is intended to include many of the material factors considered by the Eltron Board of Directors. In view of the complexity and variety of factors considered by the Eltron Board of Directors, the Eltron Board of Directors did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

    ZEBRA'S REASONS FOR THE MERGER--In addition to the anticipated joint benefits described above, the Zebra Board of Directors believes that the following are additional specific reasons the Merger will be beneficial to Zebra and recommends the stockholders of Zebra vote FOR approval of issuance of the Class B Shares in connection with the Merger Agreement and authorization of an increase in the number of Class A Shares issuable under the Zebra 1997 Stock Option Plan from 531,500 shares to 2.0 million shares:

    (i) The combined company will have enhanced resources including a market capitalization of over $1.2 billion, annual sales of over $310 million and operating profits in excess of $74 million (for the 12 months ended April 4, 1998), and significant financial resources with cash and investments of over $138 million, in each case on a pro forma basis;

    (ii) The combined company will offer the broadest line of bar code products in the world. Eltron provides a wide line of sub-$1,000 desk top and portable printers whereas Zebra provides mid-range and high-performance printer products;

   (iii) The combined company's broad product offerings will provide resellers and end-users with the opportunity for one-stop shopping for the vast majority of their thermal and thermal transfer bar code printing needs;

    (iv) Eltron's product offerings are targeted principally at applications where any of the following may be an important consideration: low price, small size and/or low quantity label production; which market Zebra believes offers attractive growth potential;

    (v) The combined company will be able to deploy its product development resources more productively by eliminating the development of duplicate products and focusing its resources on developing alternative, new products and product improvements;

    (vi) By combining the resources of Zebra and Eltron, it is expected that costs will be reduced through higher volume purchasing;

   (vii) The combined company will have broader channels of distribution, and Eltron will have access to Zebra's reseller network and Zebra will gain access to Eltron's strong channel/key account relationships (although no decision has been made about which products will be offered through which channel, because the products of Zebra and Eltron are highly complementary, the potential exists for cross-selling opportunities to be exploited);

  (viii) The increased size of the combined company will allow segmentation and focus of the combined company's resources on the card printer business, and the card printer products will also benefit by having access to the Zebra reseller channel (sales growth is expected to increase as a result of these changes);

    (ix) The Merger should produce both production and operating cost savings, including the elimination of duplicative public company costs and the consolidation of operations on a single ERP software system;

    (x) The Merger will reduce the combined company's reliance on certain significant customers of either Eltron or Zebra;

    (xi) Without the benefit of any revenue or cost synergies, which are expected to be material, the Merger should be accretive (meaning that assuming no revenue enhancements or cost savings result from the Merger, William Blair's analysis indicated that the combined enterprise's earnings per share in 1999 would be $2.28 compared to $2.27 for Zebra on a stand-alone basis and that the combined entity's earnings per share in 2000 would be $2.64 compared to $2.61 for Zebra on a stand-alone basis) to Zebra's current stockholders on a prospective pro forma basis; and

   (xii) Zebra and Eltron have amassed considerable human resources that should enable the combined company to compete more effectively in the auto identification market.

    In addition to the factors set forth above, in the course of its meetings on March 3, 1998, April 21, 1998 and July 7, 1998, the Zebra Board of Directors reviewed and considered a wide variety of information relevant to the Merger including:

    (i) Information concerning Zebra's and Eltron's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

    (ii) Zebra's management's view as to the financial condition, results of operations and business and financial potential of Zebra and Eltron before and after giving effect to the Merger, based on management's due diligence;

   (iii) Current financial market conditions and historical market prices, volatility and trading information with respect to the Zebra Common Stock and Eltron Common Stock;

    (iv) The consideration to be paid to the Eltron Public Shareholders in the Merger, the fixed Exchange Ratio and the relationship between the market value of the Class A Common Stock issuable upon

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
         conversion of the Class B Common Stock to be issued in exchange for each share of Eltron Common Stock and a comparison of comparable merger transactions;

    (v) The belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

    (vi) Reports from management, legal and financial advisors as to the results of their due diligence investigation of Eltron;

   (vii) The potential impact of the Merger on customers and employees of Zebra and Eltron;

  (viii) The likely reaction to the Merger from the financial markets; and

    (ix) Detailed financial analysis and pro forma and other information with respect to the companies presented by Zebra management and William Blair in presentations to the Zebra Board of Directors, as well as William Blair's opinion that the consideration to be paid pursuant to the Merger Agreement was fair from a financial point of view to Zebra (a copy of which opinion is attached hereto as Appendix B and which opinion stockholders are urged to review carefully).

    The foregoing discussion of the factors considered by the Zebra Board of Directors is not intended to be exhaustive but is intended to include many of the material factors considered by the Zebra Board of Directors. In view of the complexity and variety of factors considered by the Zebra Board of Directors, the Zebra Board of Directors did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

BOARD RECOMMENDATIONS

    THE ZEBRA BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ZEBRA AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF THE CLASS B SHARES IN CONNECTION WITH THE MERGER AND THE AUTHORIZATION OF AN INCREASE IN THE NUMBER OF CLASS A SHARES ISSUABLE UNDER THE ZEBRA 1997 STOCK OPTION PLAN.

    THE ELTRON BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ELTRON AND THE ELTRON PUBLIC SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE RELATED TRANSACTIONS.

OPINION OF BANCAMERICA ROBERTSON STEPHENS, FINANCIAL ADVISOR TO ELTRON

    Eltron retained Robertson Stephens to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the Eltron Public Shareholders. The full text of Robertson Stephens' opinion dated July 8, 1998 is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. The Eltron Public Shareholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as limitations on the review undertaken, by Robertson Stephens in rendering its opinion.

    At the July 8, 1998 special meeting of the Eltron Board of Directors, Robertson Stephens delivered its oral opinion, which was subsequently confirmed in writing (the "Robertson Stephens Opinion"), that, as of such date and based on the matters described therein, the Exchange Ratio was fair, from a financial point of view, to the Eltron Public Shareholders. Robertson Stephens' opinion to the Eltron Board of Directors addresses only the fairness of the Exchange Ratio to the Eltron Public Shareholders, from a financial point of view, and does not constitute a recommendation to any such shareholder as to how such shareholder should vote at the Eltron Special Meeting. Robertson Stephens expresses no opinion as to the tax consequences of the Merger. Robertson Stephens' opinion as to the fairness of the Exchange Ratio from a financial point of view is based on the assumption that the Merger will be a tax-free reorganization for federal income tax purposes and such opinion does not take into account the particular tax status or position of any shareholder of Eltron. In furnishing its opinion, Robertson Stephens was not engaged as an agent or fiduciary of Eltron's shareholders or any other third party. Robertson Stephens did not recommend to the Eltron Board of Directors that any specific purchase price should constitute the Exchange Ratio. No limitations were imposed by the Eltron Board of Directors on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion.

    In connection with the preparation of its opinion dated July 8, 1998, Robertson Stephens, among other things: (i) reviewed certain financial information relating to Eltron furnished to Robertson Stephens by the management of Eltron, including certain internal financial analyses and forecasts prepared by the management of Eltron; (ii) reviewed certain publicly available information relating to each of Eltron and Zebra, including their respective stock price and trading histories; (iii) held discussions with the respective management of each of Zebra and Eltron concerning the businesses, past and current business operations, financial condition and results of operations and future prospects of Zebra and Eltron, respectively; (iv) reviewed the Merger Agreement and certain related documents; (v) reviewed the valuations of publicly traded companies that Robertson Stephens deemed comparable to Eltron; (vi) prepared discounted cash flow analyses of Eltron; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant; (viii) prepared pro forma merger analyses of the Merger; (ix) prepared a relative contribution analysis for Eltron and Zebra; and (x) made such other studies and inquiries, and reviewed other such data, as Robertson Stephens deemed relevant.

    Robertson Stephens noted that based on the $42.75 closing stock price of the Class A Shares on June 30, 1998, the Exchange Ratio of 0.9 of a Class B Share for each share of Eltron Common Stock implied a value of approximately $38.48 per share of Eltron Common Stock and an aggregate Eltron equity value of approximately $302.1 million, assuming 7.85 million shares of Eltron Common Stock on a fully diluted basis.

    The following paragraphs summarize the material analyses performed by Robertson Stephens in arriving at its opinion and reviewed with the Eltron Board of Directors, but do not purport to be a complete description of the analyses performed by Robertson Stephens.

    COMPARABLE COMPANY ANALYSIS--Using publicly available information with respect to Eltron and the Comparable Companies (defined below), including research analyst estimates, Robertson Stephens analyzed, among other things, the market values and aggregate values (market values plus net debt) and trading multiples of Eltron and the following selected publicly traded companies in the bar code printing industry: Unova Inc., TransAct Technologies, Incorporated, Trident International and Zebra (collectively, the "Comparable Companies"). Multiples compared by Robertson Stephens included aggregate values to each latest twelve month revenue, latest twelve month EBIT (earnings before net interest and taxes), estimated 1998 EBIT, latest twelve month EBITDA (EBIT plus depreciation and amortization) and estimated 1998 EBITDA, and market values to estimated 1998 net income and estimated 1999 net income. All multiples were based on closing stock prices as of June 30, 1998. Applying a range of multiples of aggregate values for the Comparable Companies for latest twelve month revenue, latest twelve month EBIT, estimated 1998 EBIT, latest twelve month EBITDA and estimated 1998 EBITDA of 1.5x to 2.5x, 10.0x to 16.0x, 8.0x to 12.0x, 8.0x to 13.0x and 6.0x to 9.0x, respectively, to corresponding financial data for Eltron resulted in implied equity value reference ranges for Eltron of approximately $141.9 million to $289.2 million, $200.9 million to $316.6 million, $182.5 million to $269.7 million, $185.4 million to $296.3 million and $160.7 million to $237.1 million, respectively. Applying a range of multiples of market values for the Comparable Companies for estimated 1998 net income and estimated 1999 net income of 12.0x to 20.0x and 10.0x to 16.0x, respectively, to corresponding financial data for Eltron resulted in implied equity value reference ranges for Eltron of approximately $166.9 million to $278.2 million and $167.4 million to $267.8 million, respectively.

    PRECEDENT ACQUISITION ANALYSIS--Using publicly available information, Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the bar code manufacturing and printing industries (the "Comparable Transactions"). Robertson Stephens compared, among other things, the aggregate value in such transactions as a multiple of the latest twelve month revenues, EBIT and EBITDA. Applying a range of multiples for the Comparable Transactions of the latest twelve month revenues of 1.0x to 2.0x, of the latest twelve month EBIT of 11.0x to 16.0x and of the latest twelve month EBITDA of 7.0x to 15.0x, to corresponding financial data for Eltron resulted in impled equity value reference ranges for Eltron of approximately $120.4 million to $232.9 million, $220.1 million to $316.6 million and $163.2 million to $340.7 million, respectively. Robertson Stephens also analyzed the premiums paid in the Comparable Transactions relative to the closing trading price of the acquired companies' common stock one day and 30 days prior to the public announcement of such transactions. The mean and medium premiums based on the one day prior price were 33.6% and 45.5%, respectively, and the mean and medium premiums based on the 30 day prior price were 48.0% and 46.0%, respectively.

    All multiples for the Comparable Transactions were based on public information available at the time of the announcement of such transactions, without taking into account differing market and other conditions during the period in which the Comparable Transactions occurred. No company, transaction or business used in the Comparable Company Analysis or the Precedent Transaction Analysis as a comparison is identical to Eltron, Zebra or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, the Comparable Transactions or the business segment, company or transactions to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS--Robertson Stephens performed certain discounted cash flow analyses to estimate the present value of the cash flows of Eltron projected in publicly available forecasts published by research analysts. Robertson Stephens first discounted the projected net cash flows through December 31, 2003, using discount rates ranging from 22% to 26%. Robertson Stephens then added to the present value of the cash flows an estimated terminal value of Eltron at December 31, 2003, discounted back at the same range of discount rates. The terminal value was computed by multiplying Eltron's projected EBIT in the fiscal year ending December 31, 2003 by terminal multiples ranging from 10.0x to 12.0x. The discounted cash flow analyses indicated implied equity valuations ranging from $209.6 million to $280.3 million.

    RELATIVE EXCHANGE RATIO ANALYSIS--Robertson Stephens reviewed the trading activity of common stock of Eltron and Zebra for the purpose of determining implied relative exchange ratios. Robertson Stephens examined the exchange ratio based on trading prices at June 30, 1998 and at a date four weeks prior to June 30, 1998. The resulting implied exchange ratios were 0.64 and 0.59, respectively. Comparing the Exchange Ratio to such implied exchange ratio, indicated a premium to Eltron shareholders of 39.9% and 52.6%, respectively.

    Additionally, Robertson Stephens reviewed the average trading activity of common stock of Eltron and Zebra for the purposes of determining implied relative exchange ratios. Robertson Stephens examined the exchange ratio based on average trading prices over several periods, including the 30-day average trading price, 45-day average trading price and 90-day average trading price. The resulting implied exchange ratios were 0.62, 0.64 and 0.64, respectively. Comparing the exchange ratio to such implied 30-day exchange ratio, implied 45-day exchange ratio and implied 90-day exchange ratio showed a premium to Eltron shareholders of 44.5%, 40.9% and 40.5%, respectively.

    RELATIVE CONTRIBUTION ANALYSIS--Using publicly available information, Robertson Stephens compared the relative contributions of Eltron and Zebra to the pro forma combined revenues, gross profit, EBITDA,

EBIT and net income, based on actual 1997 results and estimated 1998 results. Robertson Stephens noted that Eltron's relative contribution to the pro forma combined revenues, gross profit, EBITDA, EBIT and net income ranged from 21.4% to 36.3%, implying an exchange ratio ranging from 0.85x to 1.57x and an equity valuation ranging from $285.2 million to $526.5 million. Robertson Stephens noted the limited usefulness of the relative contribution analysis given the fact that Eltron shareholders will have less than a 25% pro forma equity interest in the combined company after the Merger. This share ownership level, coupled with the fact that only one existing member of the Eltron Board would continue as a director of Zebra pursuant to the Merger Agreement, led Robertson Stephens to conclude that the Merger did not constitute a "merger-of-equals."


    Robertson Stephens did take into consideration the fact that Zebra Class B Shares are entitled to supervoting rights. See "Certain Characteristics of the Zebra Class B Shares," for a further explication of the relevant rights and distinctions between the Zebra Class A Shares and the Zebra Class B Shares. However, even though such supermajority voting rights typically tend to command a small premium vis-a-vis comparable (one vote) voting securities in dual-class listed public companies, the illiquidity of the Zebra Class B Shares would necessitate an equal or greater corresponding discount. Robertson Stephens considered these valuation tradeoffs in its analysis, but found the option, in the sole discretion of the Eltron shareholders, to automatically convert Zebra Class B Shares into Zebra Class A Shares to be beneficial. Robertson Stephens has assumed that a significant number of Eltron shareholders will in fact opt to convert to the Zebra Class A Shares for liquidity reasons immediately upon closing.


    PRO FORMA MERGER ANALYSIS--Robertson Stephens analyzed the pro forma earnings per share of the combined company based on the Exchange Ratio and financial projections for Eltron and Zebra based on publicly available research analyst estimates. Such analysis indicated that, in the absence of synergies, the Merger would be slightly accretive for Zebra for the calendar years 1998 and 1999.

    STOCK PRICE AND TRADING ANALYSIS--Robertson Stephens reviewed the trading activity, including price and volume, of Eltron common stock and Zebra common stock over the two years prior to June 30, 1998. Robertson Stephens noted that during such period the daily closing sales price of Eltron common stock ranged from $19.00 to $38.25, with an average of $27.43 and that the daily closing sales price of Zebra common stock ranged from $15.50 to $42.75, with an average of $28.81.

    The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that considering any portion of such analyses and certain factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Eltron or Zebra. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    In connection with its opinion, Robertson Stephens did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material respects, whether such information was furnished to Robertson Stephens orally or otherwise discussed with Robertson Stephens by the management of Eltron. Robertson Stephens has relied upon the assurances of management of Eltron that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume responsibility for obtaining or making, any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of Eltron or Zebra, nor was Robertson Stephens furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Eltron that Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts had been reasonably prepared in good faith by the management of Eltron on the basis of reasonable assumptions, and reflect the best currently available estimates and judgments of the management of Eltron of the future financial condition and performance of Eltron, and Robertson Stephens further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Eltron. Robertson Stephens assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof.

    Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Eltron. Robertson Stephens has provided certain investment banking services to Eltron from time to time, and may continue to do so. In the ordinary course of business, Robertson Stephens may actively trade securities of Eltron and Zebra for its own account or for the accounts of its clients and, accordingly, may at any time hold a long or short position in such securities. Michael A. Smith, a member of the Zebra Board of Directors, is a managing director of BancAmerica Robertson Stephens and was a managing director of BA Partners, the investment banking division of the Bank of America prior to its acquisition of Robertson Stephens. BA Partners has in the past provided investment banking services to Zebra, including acting as financial advisor to Zebra in connection with a prior proposed transaction between Eltron and Zebra.

    Eltron engaged Robertson Stephens pursuant to a letter agreement dated March 13, 1998. The agreement provides that, for its services, Robertson Stephens was entitled to receive a fee equal to $50,000 upon execution of such agreement (the "Retainer Fee") and a fee equal to $150,000 upon delivery of its fairness opinion (the "Opinion Fee") and will become entitled to a transaction fee (the "Transaction Fee") upon consummation of the Merger equal to 0.5% of the total aggregate transaction value plus an incremental 2.0% of the aggregate transaction value in excess of $207 million. The Retainer Fee and the Opinion Fee will be credited against the Transaction Fee. Eltron has also agreed to reimburse Robertson Stephens for certain expenses and to indemnify Robertson Stephens for certain liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Eltron, including certain liabilities under the federal securities laws.

OPINION OF WILLIAM BLAIR & COMPANY, L.L.C., FINANCIAL ADVISOR TO ZEBRA

    Pursuant to an engagement letter dated October 8, 1996 (the "William Blair Engagement Letter"), Zebra retained William Blair to render certain financial advisory and investment banking services to Zebra in connection with a possible business combination with Eltron. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair has acted as the lead manager for Zebra's public offerings and has received underwriting fees for those services. In the ordinary course of its business, William Blair and its affiliates actively trade Class A Shares and Eltron Common Stock for their own accounts and for the accounts of their customers, and accordingly, may hold a long or short position in these securities.

    As consideration for William Blair's services, Zebra agreed to pay William Blair a fee of $1,000,000 contingent upon the consummation of the Merger. In addition, Zebra has agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws.

    As part of its engagement Zebra asked William Blair to render an opinion, if it was able, as to the fairness to Zebra, from a financial point of view, of the consideration to be paid by Zebra pursuant to the Merger Agreement. On July 7, 1998 William Blair delivered an oral opinion to the Zebra Board of Directors to the effect that, as of such date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration to be paid by Zebra pursuant to the Merger Agreement was fair to Zebra from a financial point of view. William Blair subsequently delivered a written opinion to that effect on July 8, 1998. A copy of William Blair's opinion dated July 8, 1998 (the "William Blair Opinion") is attached as Appendix B. Zebra stockholders are urged to read the William Blair

Opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of review by William Blair.

    William Blair prepared its opinion for the Zebra Board of Directors and is directed only to the fairness of the per share consideration to be paid in the Merger (the "Merger Consideration") from a financial point of view and does not constitute a recommendation to any Zebra stockholder as to how such stockholder should vote at the Zebra Special Meeting. William Blair was not retained as an advisor or agent to Zebra stockholders or any other person, other than as an advisor to the Zebra Board of Directors. The William Blair Opinion does not constitute an opinion as to the price at which Class A Shares would trade at any time. Zebra and Eltron determined the Merger Consideration in arm's-length negotiations where William Blair advised Zebra. Zebra did not impose any restrictions or limitations upon William Blair with respect to the investigations made or the procedures which William Blair followed in rendering its opinion.

    In connection with its opinion, William Blair reviewed, among other things:
(a) the Merger Agreement; (b) certain audited financial statements of Zebra for the five fiscal years ended December 31, 1997 and certain audited financial statements of Eltron for the three years ended December 31, 1997; (c) the unaudited quarterly financial statements of Zebra for the quarter ended April 4, 1998 and the unaudited quarterly financial statements of Eltron for the quarter ended March 31, 1998; (d) certain internal business, operating and financial information and forecasts of Zebra and Eltron ("Forecasts"), prepared by the senior management of Zebra and Eltron, respectively; (e) the pro forma impact of the Merger on the earnings per share of Zebra based on certain pro forma financial information prepared by the senior management of Zebra and Eltron, respectively; (f) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to Zebra, Eltron and certain publicly held companies in businesses William Blair believes to be comparable to Zebra and Eltron, respectively; (g) information regarding publicly available financial terms of certain recently-completed transactions which William Blair believed to be relevant; (h) current and historical market prices and trading volumes of the common stock of Zebra and Eltron; and (i) certain other publicly available information on Zebra and Eltron. William Blair also held discussions with members of the senior management of Zebra and Eltron to discuss the foregoing, considered other matters which William Blair deemed relevant to its inquiry and has taken into account such accepted financial and investment procedures and considerations as it has deemed relevant.

    In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of its opinion. William Blair has not attempted to verify independently any of such information, nor has it made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of Zebra or Eltron. William Blair has been advised by the managements of Zebra and Eltron that the forecasts examined by it have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zebra and Eltron, as the case may be. William Blair expresses no opinion with respect to the forecasts or the estimates and judgments on which they are based. The William Blair Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. It should be understood that, although subsequent developments may affect the William Blair Opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair has further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles ("GAAP") and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. William Blair relied as to all legal matters on advice of counsel to Zebra, and has assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Zebra.

    The following presentation provided by William Blair is a summary of certain of the financial analyses performed by William Blair in arriving at its opinion dated July 8, 1998, which analyses William Blair discussed with the Zebra Board of Directors.

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
    STOCK PRICE ANALYSIS--William Blair examined the history of the trading prices and volume for the Eltron Common Stock and Class A Shares and the relationships between movements of such common stock and movements in certain publicly held companies in businesses William Blair believed to be comparable to Zebra and Eltron. The analysis revealed that a holder of Eltron Common Stock would have to sell 1.5 shares of Eltron Common Stock to buy 1.0 Class A Share, as compared to a low and a high over the last three years of 0.62 of a share, and 1.74 shares, respectively, of Eltron Common Stock to buy 1.0 Class A Share.

    The Exchange Ratio of 0.90 of a Class A Share to each share of Eltron Common Stock implies an exchange ratio of 1.11 shares of Eltron Common Stock to 1.0 Class A Share. The actual trading relationship between Eltron Common Stock and Class A Shares ranged from 0.91 to 1.74 over the last twelve months and 0.62 to
1.74 over the last 3 years. Therefore, the price Zebra's stockholders are paying for Eltron (including an acquisition control premium) is within the market trading range over the last 12 months and 3 years, respectively.

    COMPARABLE COMPANY ANALYSIS--William Blair reviewed and compared selected historical and projected operating information, stock market data and financial ratios for Eltron to selected historical and projected operating information, stock market data and financial ratios of certain other publicly traded companies including Kronos, Inc., Paxar Corp., Scansource, Inc. and Trident International, Inc. ("Comparable Companies") that William Blair deemed to be similar in certain respects to Eltron. For companies used as comparables to
Eltron: (i) an analysis of current stock prices to most recent twelve months earnings per share yielded a range of 8.6 to 31.1 times earnings, compared with a multiple of 23.9 times earnings to be received in the Merger by holders of Eltron Common Stock; (ii) an analysis of current stock price to projected calendar 1998 earnings per share yielded a range for Comparable Companies of 9.3 to 36.1 times earnings, compared to a multiple of 20.8 times earnings to be received in the Merger by the Eltron Public Shareholders; and (iii) an analysis of current stock price to projected calendar 1999 earnings per share yielded a range for comparable companies of 8.6 to 26.8 times earnings, compared with a multiple of 17.4 times earnings to be received in the Merger by the Eltron Public Shareholders. William Blair also examined multiples of total transaction value (defined as transaction equity value adjusted by adding debt and subtracting cash and short-term investments) ("Total Transaction Value") to latest twelve month's revenue, Total Transaction Value to latest twelve month's earnings before interest and taxes ("EBIT") and Total Transaction Value to latest twelve month's earnings before interest, taxes, depreciation and amortization ("EBITDA"). William Blair's analysis of the Comparable Companies indicated Total Transaction Value to latest twelve month's sales ranged from 0.6 to 4.2, Total Transaction Value to latest twelve month's EBIT ranged from 7.3 to
26.6 and Total Transaction Value to latest twelve month's EBITDA ranged from 4.8 to 14.0 compared to multiples of 2.5x, 14.6x and 12.9x, respectively, to be received in the Merger by holders of Eltron Common Stock.

    COMPARABLE ACQUISITIONS ANALYSIS--William Blair reviewed numerous mergers and acquisitions which it believed to be relevant since January 1, 1995 including the acquisition of ComputerVision Corp. by Parametric Technology Corp., the acquisition of International Imaging Materials by Paxar Corp. and the acquisition of DH Technology Inc. by Axiohm, S.A. (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) Total Transaction Value as a multiple of latest twelve month's sales ranged from 0.4x to 6.7x, as compared to 2.5x for the Total Transaction Value to be received in the Merger,
(ii) Total Transaction Value as a multiple of latest twelve month's EBIT ranged from 5.5x to 33.2x, as compared to 14.6x for the Total Transaction Value to be received in the Merger and (iii) Total Transaction Value as a multiple of latest twelve month's EBIT ranged from 5.3x to 24.2x, as compared to 12.9x for the Total Transaction Value to be received in the Merger.

    DISCOUNTED CASH FLOW ANALYSIS--William Blair performed a discounted cash flow analysis of Eltron. The analysis was performed on a set of projections using research analyst consensus estimates and the consensus long-term growth rate for Zebra. Using a weighted average cost of capital between 11% and 13%, the implied share values of Eltron's Common Stock were estimated to range from $38.35 to $47.71, as compared to the Merger Consideration of $36.23.

    PRO FORMA MERGER ANALYSIS--William Blair also performed pro forma analyses of the financial impact of the Merger. Using a range of earning estimates for Eltron and Zebra based on consensus of earnings estimates, William Blair compared the earnings per share ("EPS") of the Zebra Common Stock on a stand-alone basis, to the EPS of the common stock of the combined company on a pro forma basis before taking into account any potential cost savings and/or operating synergies. William Blair assumed the Merger would be accounted for using pooling-of-interests accounting. Based on an analysis of the combination using the consensus estimates, and excluding nonrecurring charges attributable to the Merger, the proposed transaction would result in an impact on fiscal 1999 EPS of accretion of approximately 1% and fiscal 2000 accretion of approximately 2%. Based on an analysis of the combination using estimates prepared by the respective managements, and excluding nonrecurring charges attributable to the Merger, the proposed transaction would result in an accretive impact on fiscal 1999 and fiscal 2000 EPS.

    The foregoing summary set forth above does not purport to be a complete description of the analysis performed by William Blair. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Eltron or Zebra or the contemplated transaction. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with GAAP. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Eltron and Zebra will be carried forward to the combined operations of the combined company at their recorded historical amounts, adjusted for Zebra's 4.9% ownership in Eltron. Consummation of the Merger is conditioned upon (i) the receipt by Zebra of a letter from its independent accountants prior to the Effective Time (as defined in the Merger Agreement) to the effect that pooling-of-interests accounting for the Merger is appropriate if it is closed and consummated in accordance with the terms of the Merger Agreement and (ii) receipt by Eltron of a letter from its independent accountants prior to the Closing to the effect that pooling-of-interests accounting for the Merger is appropriate.

REGULATORY MATTERS

    ANTITRUST--Zebra and Eltron have each filed the required pre-merger Notification and Report Forms pursuant to the HSR Act. A shareholder of Eltron has also filed a pre-merger notification concerning his anticipated receipt of Zebra Common Stock in connection with the Merger. In connection with the Merger, the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking to cause divestiture of significant assets of Zebra or Eltron or their subsidiaries. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if such challenge is made, of what the result would be. Consummation of the Merger is conditioned upon, among other things, the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act and the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any federal or state court in the United States which prevents the consummation of the Merger. The waiting period under the HSR Act was terminated on August 18, 1998.

    SECURITIES LAWS--Zebra and Eltron must comply with the federal securities laws and applicable securities laws of various states.

RIGHTS OF DISSENTING ELTRON SHAREHOLDERS

    Holders of Eltron Common Stock are, in certain circumstances, entitled to dissenters' rights with respect to the Merger under the CGCL if, and only if, the holders of 5% or more of the outstanding Eltron Common Stock elect to exercise dissenters' rights in respect of their shares. A person having a beneficial interest in shares of Eltron Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, sections of which are reprinted in their entirety as Appendix D to this Joint Proxy Statement/Prospectus and should be read carefully and in their entirety.

    If the Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Eltron Common Stock and is not terminated in accordance with the Merger Agreement, Eltron's shareholders who vote against the Merger and who have fully complied with all applicable provisions of Chapter 13 of the CGCL and whose shares constitute Dissenting Shares (as defined below) will, to the extent that their shares collectively aggregate 5% or more of the outstanding shares of Eltron Common Stock, have the right to require Eltron to purchase the shares of Eltron Common Stock held by them for cash at fair market value determined as of the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. Under the CGCL, no shareholder of Eltron who is entitled to exercise dissenters' rights has any right at law or in equity to contest the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had legally been voted in favor of the Merger. "Dissenting Shares" means those shares of Eltron Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with the CGCL, except that no such shares will constitute Dissenting Shares unless either (i) holders of 5% or more of the outstanding shares of Eltron Common Stock file demands for payment as dissenting shares under the CGCL or (ii) the shares in question are subject to a restriction or transfer imposed by Eltron or by any law or regulation.

    Eltron is not aware of any restriction on transfer of any shares of Eltron Common Stock except restrictions that may be imposed upon shareholders who received shares in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), restrictions on transfer imposed on certain affiliates of Eltron in connection with the Merger and restrictions on transfer imposed on the Eltron Voting Agreement Shareholders pursuant to the Eltron Voting Agreement. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters' rights they may have.

    For a holder of Eltron Common Stock to exercise dissenters' rights, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

        (1) The shareholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to exercise dissenters' rights as to other shares which were voted against the Merger.

        (2) Any such shareholder who votes against the Merger, and who wishes to have the shares that are being voted against the Merger purchased, must make a written demand to have Eltron purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Eltron not later than the date of the Eltron Special Meeting. Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

    The written demand that the dissenting shareholder must deliver to Eltron must:

        (1) Be made by the person who was the shareholder of record on the Eltron Record Date (or such shareholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the Eltron Record Date;

        (2) State the number and class of Dissenting Shares held of record by the dissenting shareholder; and

        (3) Include a demand that Eltron purchase the shares at the dollar amount that the shareholder claims to be the fair market value of such shares as of the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. Eltron believes that this day is July 9, 1998. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to Eltron at such price.

    The written demand should be delivered to Eltron at Eltron's principal offices, Attention: Kriston D. Qualls, General Counsel.

    A shareholder may not withdraw a demand for payment without the consent of Eltron. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by Eltron (or any transfer agent thereof) not later than the date of the Eltron Special Meeting.

    Within ten days after the approval of the Merger by Eltron's shareholders, Eltron must notify all holders of Dissenting Shares of the approval and must offer all of such shareholders a cash price for their shares which Eltron considers to be the fair market value of the shares as of the day before the terms of the Merger were first announced. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL to dispute the price offered and attach a copy of the relevant provisions of the CGCL in order for a shareholder to exercise the right to have Eltron purchase his or her shares.

    Within 30 days after the date on which the notice of the approval of the Merger is mailed by Eltron to holders of Dissenting Shares, the shareholder's certificates, representing any shares which the shareholder demands be purchased, must be submitted to Eltron, at its principal office, or at the office of any transfer agent, to be stamped or endorsed with a statement that the shares are Dissenting Shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

    If Eltron and a holder of Dissenting Shares agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of Dissenting Shares is entitled to receive from Eltron the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of Dissenting Shares as between Eltron and the holders thereof must be filed with Kriston D. Qualls, the General Counsel of Eltron, at the address set forth herein. Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of the Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the Mergers are satisfied, whichever is later, subject to the surrender of the certificate therefor, unless provided otherwise by agreement.

    If Eltron and a holder of Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of Dissenting Shares or Eltron may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to Eltron shareholders. If a complaint is not filed within six months, the shares will lose their status as Dissenting Shares. Two or more holders of Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first have decided that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The cost of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the Dissenting Shares exceeds the price offered by Eltron, Eltron must pay the costs.

    Any demands, notices, certificates or other documents required to be delivered to Eltron may be sent to the Eltron Principal Offices, Attention:
Kriston D. Qualls, General Counsel.

RIGHTS OF DISSENTING ZEBRA STOCKHOLDERS

    Holders of Zebra Common Stock are not entitled to appraisal rights under the DGCL because Zebra is not a constituent corporation to the Merger under the DGCL.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Eltron's management and the Eltron Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Eltron generally. The Eltron Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.


    EMPLOYMENT AGREEMENTS--In connection with the Merger Agreement, Mr. Donald
K. Skinner, the Chairman and Chief Executive Officer of Eltron, has entered into an employment agreement with Eltron pursuant to which he will act as President of Eltron's Card Printer Unit. Effectiveness of this new employment agreement is conditioned upon consummation of the Merger. Mr. Skinner's employment term under this new agreement expires December 31, 2000, but may be extended by mutual consent of the parties. Eltron has agreed to pay Mr. Skinner $240,000 annually, and to make Mr. Skinner eligible to receive incentive bonuses (which may not exceed more than 75% of his annual salary) and options under Zebra's stock option plans. These salary and bonus terms are the same as exist in his current employment agreement with Eltron. Also, Mr. Skinner will receive options to purchase 36,000 Class A Shares of which 50% will vest and become exercisable on the first and second anniversary of the effective date of the new agreement at an exercise price equal to the fair market value of the Class A Shares, as quoted by Nasdaq as of the effective date of the new agreement. In the event of Eltron's termination of Mr. Skinner without cause, Mr. Skinner will continue to receive, for three years, his annual salary and benefits, which benefit is also currently provided under his existing employment agreement with Eltron. In addition, Mr. Skinner will be nominated and elected to the Zebra Board of Directors and will be appointed Vice Chairman of Zebra as of the Effective Time.


    Mr. Hugh K. Gagnier has entered into an employment agreement with Eltron pursuant to which he will act as the Vice President and General Manager of the combined company's Simi Valley Operations. Effectiveness of this new employment agreement is conditioned upon consummation of the Merger. Mr. Gagnier's employment term under this new agreement expires December 31, 2000, but will automatically renew for additional one year periods. This new employment agreement extends the term under his previous agreement by two years. Eltron will pay Mr. Gagnier $180,000 annually and make Mr. Gagnier eligible for incentive bonuses (which may not exceed more than 75% of his annual salary) and Zebra's stock option plans. These salary and bonus terms are the same as exist in his current employment agreement with Eltron. Also, Mr. Gagnier will receive options to purchase 22,000 Class A Shares in accordance with the Zebra 1997 Stock Option Plan at an exercise price equal to the fair market value of the Class A Shares, as quoted by the Nasdaq National Market as of the effective date of the new agreement. In the event of Eltron's termination of Mr. Gagnier without cause, Mr. Gagnier will continue to receive, for one year, his annual base salary and benefits, which benefit is also currently provided under his existing employment agreement with Eltron.

    Mr. Patrice J. Foliard has entered into an employment agreement with Eltron pursuant to which he will act as Vice President of Eltron's Card Printer Unit. Effectiveness of this new employment agreement is also conditioned upon consummation of the Merger. Mr. Foliard's employment term under this new agreement expires December 31, 2000, but will automatically renew for additional one year periods. This new employment agreement extends the term under his existing agreement by two years. Eltron will pay Mr. Foliard $130,000 annually and make Mr. Foliard eligible for both incentive bonuses (which may not exceed more than 75% of his annual salary) and Zebra's stock option plans. These salary and bonus terms are the same as exist in his current employment agreement with Eltron. Also, Mr. Foliard will receive options to purchase 16,000 Class A Shares in accordance with the Zebra 1997 Stock Option Plan at an exercise price equal to the fair market value of the Class A Shares, as quoted by the Nasdaq National Market as of the effective date of the new agreement. In the event of Eltron's termination of Mr. Foliard without cause, Mr. Foliard will continue to receive, for one year, his annual base salary and benefits, which benefit is also currently provided under his existing employment agreement with Eltron.

    Each of these new employment agreements contain provisions relating to non-competition and non-solicitation. The non-competition provisions generally provide that Messrs. Skinner, Gagnier and Foliard, during their employment and for a period of one year following termination of employment (or, in the case of Mr. Skinner, two years following termination of employment, or one year if Zebra terminates his employment without cause), shall not directly or indirectly compete with Zebra, its subsidiaries or its affiliates in any jurisdiction where Zebra conducts any part of its business. The non-solicitation provisions provide that during their employment and for a period of three years thereafter, they will not directly or indirectly solicit employees or customers to leave, or otherwise alter a relationship with, Zebra.

    For additional information about terms relating to options to purchase Class A Shares contained in each of these new employment agreements see "--Granting of Zebra Options."

    Mr. Roger Hay has an employment agreement with Eltron pursuant to which he is acting as Eltron's Vice President, Finance and Chief Financial Officer. Mr. Hay's agreement provides that upon a "change in control," he shall have the option for a period of up to one year following such change in control to terminate his employment with Eltron and shall be entitled to receive a lump sum severance payment equal to his annual base salary in effect at that time (currently $180,000). The Merger constitutes a change in control for purposes of this employment agreement. Mr. Hay and Eltron have entered into an amendment to this employment agreement, the effectiveness of which is conditioned upon consummation of the Merger. Pursuant to the amendment, upon closing of the Merger, Mr. Hay's existing employment agreement with Eltron will terminate, and his employment with Eltron will continue for a period of 90 days following the closing of the Merger to assist in the integration of the companies. Mr. Hay shall continue to receive his base salary during this 90 day integration period. Upon the closing of the Merger, Mr. Hay shall be entitled to receive a lump sum payment of $180,000 as provided for in his existing agreement. At the expiration of the 90 day stay bonus period covered by the amendment, Mr. Hay will be entitled to an additional stay bonus of $150,000. The amendment also provides for the automatic vesting of all options granted to Mr. Hay upon the closing of the Merger (which provisions are in Mr. Hay's existing employment agreement).

    Mr. Kriston D. Qualls has an employment agreement with Eltron pursuant to which he is acting as Eltron's Vice President, General Counsel and Secretary. Mr. Qualls' agreement provides that upon a "change in control," he shall have the option for a period of up to one year following such change in control to terminate his employment with Eltron and shall be entitled to receive a lump sum severance payment equal to his annual base salary in effect at that time (currently $159,180). The Merger constitutes a change in control for purposes of this employment agreement. Mr. Qualls and Eltron have entered into an amendment to this employment agreement, the effectiveness of which is conditioned upon consummation of the Merger. Pursuant to the amendment, upon closing of the Merger, Mr. Qualls' existing employment agreement with Eltron will terminate, and his employment with Eltron will continue for a period of 90 days following the closing of the Merger to assist in the integration of the companies. Mr. Qualls shall receive a base salary and stay bonus of $94,000 during this 90 day period. Upon the closing of the Merger, Mr. Qualls shall be entitled to receive a lump sum payment of $159,180 as provided for in his existing agreement. The amendment also provides for the automatic vesting of all options granted to Mr. Qualls upon the closing of the Merger (which provisions are in Mr. Qualls's existing employment agreement).

    INDEMNIFICATION AND INSURANCE--The Merger Agreement provides that all rights to indemnification existing in favor of the persons serving as directors and officers of Eltron as of the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time, as provided in the Eltron Articles of Incorporation or Eltron Bylaws and in certain indemnification agreements between Eltron and such directors and officers, will survive the Merger. Subject to certain limitations, Zebra has also agreed to maintain in effect for five years after the Effective Time a policy of directors' and officers' liability insurance for the benefit of persons serving as directors and officers of Eltron as of date of the Merger Agreement. See "The Merger Agreement--Indemnification and Insurance."

    GRANTING OF ZEBRA OPTIONS--In accordance with their new employment agreements, and in addition to the vesting and conversion of their existing Eltron options, Messrs. Skinner, Gagnier and Foliard will also be granted options to purchase 36,000, 22,000 and 16,000 Class A Shares, respectively, upon consumma-tion of the Merger. The exercise price of these options will be the fair market value of the Class A Shares, as quoted by the Nasdaq National Market, as of the Effective Time. Fifty percent of Mr. Skinner's options will be exercisable on the first and second anniversary, respectively, of the Merger. Messrs. Gagnier's and Foliard's options will have a life of ten years from the date of grant and 15%, 17.5%, 20%, 22.5% and 25%, respectively, of the options granted will become exercisable on the first, second, third, fourth, and fifth anniversaries of the date of granting.

    RELATIONSHIP WITH FINANCIAL ADVISOR--Michael A. Smith, a director of Zebra, is also a Managing Director of BancAmerica Robertson Stephens, the financial advisor to Eltron. Mr. Smith did not participate in any of the services provided by BancAmerica Robertson Stephens to Eltron and, as a result of an informational barrier, was not privy to information passing between BancAmerica Robertson Stephens and Eltron. The Robertson Stephens division of BancAmerica Robertson Stephens is under contract to be sold to the Bank of Boston. Mr. Smith will not be part of that transaction and he and certain of his colleagues will remain with BancAmerica.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of Eltron Common Stock. This discussion is based on current existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Regulations ("Treasury Regulations") thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Zebra, Eltron or the Eltron shareholders as described herein.

    Eltron shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular Eltron shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as a part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger).

    ELTRON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.


    Neither Zebra nor Eltron has requested or will request a ruling from the Internal Revenue Service (the "IRS") regarding any of the U.S. federal income tax consequences of the Merger. As a condition to consummation of the Merger, Troy & Gould, counsel to Eltron, and Katten Muchin & Zavis, counsel to Zebra, will each render an opinion (collectively, the "Tax Opinions") to Eltron and Zebra, respectively, that the Merger will constitute a reorganization under
Section 368(a) of the Code (a "Reorganization"). If either Eltron or Zebra waives receipt of the Tax Opinions, the Eltron shareholders and the Zebra stockholders will be notified and resolicited. Such Tax Opinions are, and will be, based on certain assumptions and representations, and will be subject to certain limitations. Moreover, such opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization.


    Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the following U.S. federal income tax consequences will result:

    (i) No gain or loss will be recognized by the holders of Eltron Common Stock upon the receipt of only Zebra Common Stock in exchange for Eltron Common Stock in the Merger (except to the extent, if any, of cash received in lieu of fractional shares);

    (ii) The aggregate tax basis of the Zebra Common Stock received by the Eltron Public Shareholders in the Merger (including any fractional share of Zebra Common Stock not actually received) will be the same as the aggregate tax basis of Eltron Common Stock surrendered in exchange therefor;

   (iii) The holding period of Zebra Common Stock received by each Eltron Public Shareholder in the Merger will include the period for which the Eltron Common Stock exchanged therefor was considered to be held, provided that the Eltron Common Stock surrendered was held as a capital asset at the Effective Time;

    (iv) Cash payments received by the Eltron Public Shareholders in lieu of a fractional share will be treated as if a fractional share of Zebra Common Stock was issued in the Merger and then redeemed by Zebra. An Eltron Public Shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis of such fractional share. The gain or loss should be capital gain or loss provided that the Eltron Common Stock was held as a capital asset at the Effective Time; and

    (v) A shareholder of Eltron who exercises dissenters' rights under any applicable law with respect to a share of Eltron Common Stock and receives payments for such stock in cash should recognize capital gain or loss (if such stock was held as a capital asset at the Effective
        Time) measured by the difference between the amount of cash received and the basis of such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
        Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of Eltron shares incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Zebra Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

    The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the accuracy of certain representations of Zebra, Merger Sub and Eltron including representations in certain certificates delivered to counsel by the respective managements of Zebra, Merger Sub and Eltron.

    A successful IRS challenge to the Reorganization status of the Merger could result in significant adverse tax consequences to the Eltron shareholders. An Eltron shareholder would recognize gain or loss on each share of Eltron Common Stock surrendered equal to the difference between the basis of such share and the fair market value, as of the Effective Time, of the Zebra Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Zebra Common Stock received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Effective Time.

    Certain noncorporate Eltron shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Zebra Common Stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

    Each Eltron shareholder will be required to retain records and file with such shareholder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.

RESALE OF CLASS B SHARES

    The Class B Shares issued in connection with the Merger will be freely transferable, except that shares issued to any Eltron shareholder who is an Eltron Affiliate (as defined) or who becomes an affiliate of Zebra are subject to certain restrictions on resale. See "--Zebra and Eltron Affiliate Agreements." Upon resale, the Class B Shares shall automatically convert into Class A Shares on a share-for-share basis.

ELTRON VOTING AGREEMENT


    Pursuant to the Eltron Voting Agreement, the Eltron Voting Agreement Shareholders who beneficially own an aggregate of 548,848 outstanding shares of Eltron Common Stock (representing approximately 7.2% of the shares of Eltron Common Stock based upon 7,684,210 shares outstanding as of August 21, 1998) have agreed that, prior to the Expiration Date (as defined in the Eltron Voting Agreement), they will vote their shares of Eltron Common Stock: (i) for approval of the Merger Agreement and any actions required in furtherance of it; (ii) against any action or agreement that would in any way hinder or violate the Merger Agreement; and (iii) against extraordinary corporate transactions such as business combinations, asset sales or transfers, and changes to Eltron's corporate structure except as contemplated by the Merger Agreement. In addition, the Eltron Voting Agreement Shareholders have agreed, prior to the Expiration Date (as defined in the Eltron Voting Agreement), not to transfer any securities of Eltron owned by them except as contemplated by the Merger Agreement. The Eltron Voting Agreement Shareholders include all of the following directors and executive officers of Eltron: Donald K. Skinner, Hugh K. Gagnier, Patrice J. Foliard, Robert G. Bartizal, George L. Bragg, William R. Hoover, Kriston D. Qualls, Roger Hay, and the trustee of a trust for the benefit of Donald K. Skinner. The form of the Eltron Voting Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix E.


ZEBRA VOTING AGREEMENT

    Pursuant to the Zebra Voting Agreement, the Zebra Voting Agreement Stockholders, who beneficially own an aggregate of 212,000 outstanding Class A Shares (representing approximately 1.09% of the Class A Shares) and 4,852,301 outstanding Class B Shares (representing approximately 99.2% of the Class B Shares) (representing 71.0% of the combined voting power of Zebra Common Stock) as of the Zebra Record Date have agreed that, prior to the Expiration Date, they will vote their shares of Zebra Common Stock: (i) for approval of the Merger Agreement and any actions required in furtherance of it;

(ii) against any action or agreement that would in any way hinder or violate the Merger Agreement; and (iii) against extraordinary corporate transactions such as business combinations, asset sales or transfers, and changes to Zebra's corporate structure except for the Merger Agreement. Accordingly, approval of the issuance of the Class B Shares by the Zebra stockholders is assured. In addition, the Zebra Voting Agreement Stockholders have agreed, prior to the Expiration Date (as defined in the Zebra Voting Agreement), not to transfer any securities of Zebra owned by them except as contemplated by the Merger Agreement. The Zebra Voting Agreement Stockholders include the following directors and two directors' wives: Edward L. Kaplan, Gerhard Cless, Carol K. Kaplan, Ruth I. Cless, Christopher Knowles, Michael Smith and David Riley. The form of the Zebra Voting Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix F.


ZEBRA AND ELTRON AFFILIATE AGREEMENTS

    Each of Zebra and Eltron has delivered to the other an Affiliate Agreement executed by each person who may be considered an "affiliate," as such term is defined in Rule 145 promulgated under the Securities Act, of Zebra or Eltron, respectively (each an "Affiliate"), whereby each Affiliate has agreed not to effect any sale, transfer or other disposition, in the case of Zebra Affiliates, any Zebra Common Stock and, in the case of Eltron Affiliates, of any Zebra Common Stock received by such Eltron Affiliate in the Merger unless: (i) made following registration pursuant to the Securities Act of 1933; (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act; or (iii) pursuant to an opinion of counsel furnished to and satisfactory to Eltron or Zebra, respectively, to the effect that no registration under the Securities Act would be required.

    In addition, so as to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes, each Affiliate Agreement provides that during the period contemplated by the Commission's Staff Accounting Bulletin No. 65 until the earlier of: (i) Zebra's public announcement of financial results covering at least 30 days of post-combination operations of Zebra and Eltron or (ii) the date on which the Merger Agreement is terminated in accordance with its terms, no Affiliate shall sell, exchange, transfer, pledge, distribute or through any similar transaction intended or having the effect, directly or indirectly, to reduce such Affiliate's risk relative to: (a) in the case of Zebra Affiliates, any Zebra Common Stock (except pursuant to and upon consummation of the Merger) and, in the case of Eltron Affiliates, any Eltron Common Stock (except pursuant to and upon consummation of the Merger); or (b) in the case of Zebra Affiliates, any Zebra Common Stock received by such Zebra Affiliate in the Merger or upon exercise of options assumed by Zebra in the Merger, and in the case of any Eltron Affiliate, any Zebra Common Stock received by such Eltron Affiliate in the Merger or upon exercise of options assumed by Zebra in the Merger.

CONVERSION OF OUTSTANDING WARRANTS

    In connection with Eltron's initial public offering ("IPO") in February 1994, Eltron sold to the representative of the IPO (the "Representative") warrants to purchase up to 110,000 shares of Eltron Common Stock at an exercise price of $7.20 per share. As of the date of this Joint Proxy Statement/ Prospectus, warrants to purchase 10,000 shares remain unexercised and because of a prior two-for-one split in Eltron Common Stock, the current exercise price is $3.60 per share. These warrants expire February 8, 1999. The holder of these warrants has certain registration rights with respect to the shares of Eltron Common Stock underlying the warrants. Upon consummation of the Merger, Zebra will assume all of the obligations under these warrants, and such warrants will automatically convert into the right to receive shares of Class B Common Stock based on the Exchange Ratio. The holder of these warrants received such warrants when he was an employee of the Representative; he is no longer an employee of the Representative, but he is currently an employee of Robertson Stephens, Eltron's financial advisor.

                              THE MERGER AGREEMENT

GENERAL

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the Merger Agreement and related agreements. Statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Merger Agreement and such related agreements are qualified in their respective entireties by reference to the more detailed information set forth in the Merger Agreement and such related agreements. Capitalized terms used in this summary but not defined in this Joint Proxy Statement/Prospectus shall have the meaning ascribed to them in the Merger Agreement.

    The Merger Agreement provides for the merger of Merger Sub with and into Eltron. As a result of the Merger, Merger Sub will cease to exist, Eltron will become a wholly owned subsidiary of Zebra and the existing shareholders of Eltron will become stockholders of Zebra. Eltron, as the Surviving Corporation, will retain all of its separate corporate existence, with all its corporate rights unaffected by the Merger. Merger Sub has been formed solely for the purpose of effecting the Merger, and there will be no other activity in Merger Sub. The Merger will become effective at the Effective Time, which shall be upon the filing of an Agreement of Merger with the California Secretary of State or such later time as may be specified in the Agreement of Merger. The Effective Time shall occur on the second day after the satisfaction or waiver of all the conditions to closing set forth in the Merger Agreement. There can be no assurance, however, that the required regulatory approvals will be obtained, that the other conditions to the Merger will ever be satisfied, or that the Merger Agreement will not be terminated. See "--Certain Conditions."

CONSIDERATION TO BE RECEIVED IN THE MERGER; CONVERSION OF ELTRON OPTIONS

    At the Effective Time, (a) each issued and outstanding share of Eltron Common Stock other than shares held by Zebra and its affiliates and all rights in respect thereof will be converted into the right to receive nine-tenths (0.90) of a share of Class B Common Stock, (b) each issued and outstanding share of Merger Sub Common Stock and all rights in respect thereof will be converted automatically into and exchanged for one share of Common Stock of the Surviving Corporation, and (c) each outstanding and unexercised option and warrant to purchase shares of Eltron Common Stock will be assumed by Zebra and converted into an option or warrant to purchase shares of Class B Common Stock. The number of shares of Zebra Common Stock to be subject to such new options and warrants will be determined by multiplying the number of shares of Eltron Common Stock subject to the original option or warrant by the Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under the original option or warrant divided by the Exchange Ratio. The new options will otherwise have substantially the same terms and conditions in effect immediately prior to the Effective Time except to the extent that such terms or conditions change in accordance with their terms as a result of the transactions relating to the Merger.

NO FRACTIONAL SHARES

    No fractional shares of Class B Common Stock will be issued in connection with the Merger, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of Eltron Common Stock (after aggregating all fractional shares of Zebra Common Stock otherwise issuable to such holder) will, upon surrender of such holder's stock certificate(s) representing Eltron Common Stock to the Exchange Agent, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Class A Common Stock on the Nasdaq National Market on the trading day immediately prior to the Effective Time.

STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the number of shares of Eltron Common Stock issued and outstanding as of the Zebra Record Date, an aggregate of approximately 6,915,789 shares of Class B Common Stock will be issued to the Eltron Public Shareholders. Based upon the number of shares of Zebra Common Stock issued and outstanding as of the Eltron Record Date (assuming no exercise of outstanding options or other rights to purchase Zebra Common Stock), the former holders of Eltron Common Stock would hold and have voting power with respect to approximately 22.1% of Zebra's total issued and outstanding shares after consummation of the Merger, which represents approximately 50.3% of the combined voting power of Zebra Common Stock.

CONVERSION OF ELTRON COMMON STOCK; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Eltron Common Stock (i) a letter of transmittal and (ii) instructions for the use in effecting the surrender of the Eltron Stock Certificates in exchange for certificates representing Class B Shares. Upon surrender of an Eltron Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent or Zebra, the holder of such Eltron Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of Class B Shares that such holder has the right to receive. No fractional shares of Class B Shares will be issued in connection with the Merger, and no certificates for any such fractional shares will be issued. See "Risk Factors--Certain Characteristics of the Zebra Class B Shares" and "--No Fractional Shares."

    If any Eltron Stock Certificate has been lost, stolen or destroyed, Zebra may require the owner of such lost, stolen or destroyed Eltron Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Zebra or Eltron with respect to such Eltron Stock Certificate.

    ELTRON SHAREHOLDERS SHOULD NOT SURRENDER THEIR ELTRON STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

CERTAIN CONDITIONS

    CONDITIONS OF EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER--The obligation of each party to the Merger Agreement to consummate the Merger is subject to the following: (a) the Merger Agreement and the Merger shall have received the approval of the stockholders of Zebra and shareholders of Eltron (the "Requisite Stockholder Approval"), (b) the Registration Statement that includes this Joint Proxy Statement/Prospectus shall not be the subject of any stop order suspending its effectiveness or proceedings therefor, (c) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or other legal restraint or prohibition preventing consummation of the Merger, (d) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated (such waiting period having been terminated on August 18, 1998),
(e) Zebra and Eltron shall have received opinions from Katten Muchin & Zavis and Troy & Gould Professional Corporation, respectively, as to certain tax matters related to the Merger, and (f) Eltron and Zebra shall have received letters from their independent auditors, respectively, to the effect that the transactions contemplated by the Merger Agreement qualify for pooling-of-interests accounting treatment. The conditions to a party's obligations to effect the Merger may be waived by the party entitled to assert the condition.

    CONDITIONS TO THE OBLIGATIONS OF ELTRON--The obligation of Eltron to effect the Merger is also subject to the following: (a) Zebra and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, reasonably deemed necessary by Eltron, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger, (b) the representations and warranties of Zebra contained in the Merger Agreement shall be true and correct in all material respects as of the closing of the Merger except that, for purposes of determining whether such condition is met, if a representation and warranty is qualified by materiality it must be true as described in the Merger Agreement, giving effect to only the materiality qualification contained in the particular representation, (c) Zebra shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing of the Merger, (d) Zebra shall have delivered to Eltron an officers' certificate as to the matters set forth in certain subsections of the Merger Agreement, (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by the Merger Agreement,
(ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (iii) affect adversely the right of Zebra to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect, (f) there shall not have been any event or development which results in a Material Adverse Effect upon the business of Zebra, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of Zebra in the future, (g) all actions to be taken by Zebra and Merger Sub in connection with the consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by the Merger Agreement shall be reasonably satisfactory in form and substance to Eltron and its counsel, and (h) the Class A Shares into which the Class B Shares to be issued to the stockholders of Eltron are convertible shall have been approved for listing on Nasdaq.

    CONDITIONS TO THE OBLIGATIONS OF ZEBRA--The obligation of Zebra to effect the Merger is also subject to the following: (a) Eltron and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices reasonably deemed necessary by Zebra, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger, (b) the representations and warranties of Eltron contained in the Merger Agreement shall be true and correct in all material respects as of the closing of the Merger except that, if a representation and warranty is qualified by materiality it must be true as described in the Merger Agreement, giving effect to only the materiality qualification contained in the particular representation, (c) Eltron shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing of the Merger, (d) Eltron shall have delivered to Zebra an officers' certificate as to the matters set forth in certain subsections of the Merger Agreement, (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (iii) affect adversely the right of Zebra to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect, (f) there shall not have been any event or development which results in a Material Adverse Effect upon the business of Eltron, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of Eltron in the future, and (g) all actions to be taken by Eltron in connection with the consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by the Merger Agreement shall be reasonably satisfactory in form and substance to Zebra and its counsel.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties of Zebra and Eltron concerning, among other things, due organization and good standing, capitalization, fairness opinions, ownership of subsidiaries and other investments, corporate authority to enter into the contemplated transactions, recent reports filed with the Commission, financial statements, tax matters, employee matters, regulatory matters, information supplied for use in this Joint Proxy Statement/Prospectus, contractual defaults, material changes or events, litigation, violations of law, employee benefit plans, labor relations, environmental matters, required Board and shareholder approvals, insurance, intellectual property, material contracts, accounting matters, and conflicts with organizational documents or certain material agreements.

CERTAIN COVENANTS

    The Merger Agreement provides that, until the Effective Time, Eltron, Zebra, and their respective subsidiaries will each conduct its business in the ordinary course consistent with past practices and will try to preserve substantially intact its business organization, to keep available the services of officers and employees, and to preserve its present relationships with significant customers and with other persons and entities with whom it has significant business relationships to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. The Merger Agreement places restrictions on the ability of each of Eltron and Zebra to (a) issue or sell capital stock and related securities or grant options therefor, (b) amend its charter or bylaws,
(c) effect a stock split, combination, or reclassification, (d) pay dividends,
(e) repurchase or redeem its stock, (f) make material acquisitions of, or investments in, other entities, (g) make material dispositions of assets, (h) incur indebtedness, (i) increase employee compensation or severance benefits,
(j) make material changes in its accounting policies, (k) make material capital expenditures, (l) adopt or amend employment or consulting agreements or benefit plans, (m) enter into certain material contracts, and (n) take any action that would affect the accounting treatment of the Merger.

    The Merger Agreement contains certain other covenants and agreements, including agreements relating to obtaining pooling-of-interests accounting treatment for the Merger, preparation and distribution of this Joint Proxy Statement/Prospectus, public announcements, mutual notification of certain matters, access to information, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the Merger Agreement contains a general covenant requiring each of the parties to use its best efforts to effectuate the Merger.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that neither Eltron nor any of its officers, directors, employees, financial advisors, or agents will, directly or indirectly, solicit, initiate, encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to any Acquisition Proposal (as defined below), engage in any discussions or negotiations relating thereto, or accept any Acquisition Proposal. The prohibition does not apply, subject to the observance of certain notice, confidentiality, and other requirements, to certain discussions and negotiations relating to any Acquisition Proposal that the Eltron Board of Directors determines in good faith would, if consummated, result in a transaction more favorable to Eltron's shareholders (a "Superior Proposal") and which it is required to consider in order to fulfill its fiduciary duties to the shareholders of Eltron.

    "Acquisition Proposal" means any of the following involving Eltron or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the assets of Eltron on a consolidated basis, (iii) any issue, sale or other disposition of securities representing 20% or more of the votes attached to outstanding Eltron securities, (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and applicable rules) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of Eltron Common Stock, (v) any liquidation, dissolution or other similar transaction, and (vi) any transaction similar to any of the foregoing.

INDEMNIFICATION AND INSURANCE

    Zebra will become obligated under Eltron's current provisions regarding indemnification of officers and directors contained in its charter and bylaws (and in those of its subsidiaries) and any director, officer or employee indemnification agreement with it or any of its subsidiaries. In addition, for five years after the Effective Time, Zebra will maintain in effect the current Eltron policies (or policies of at least equal coverages and amounts) of directors' and officers' liability insurance with respect to claims arising from facts or events that occur on or before the Effective Time; Zebra is not, however, required to expend more than 200% of the current Eltron annual premium for such insurance.

TERMINATION

    Until the Effective Time, the Merger Agreement may be terminated by Eltron and Zebra by mutual consent, or by either Eltron or Zebra if (a) the Merger has not been consummated on or before December 31, 1998 (the "Termination Date"),
(b) any court of competent jurisdiction or regulatory authority has issued an order, decree or ruling, or taken any other action permanently to restrain, enjoin, or otherwise prohibit the Merger and such order, decree, ruling on other action shall have become final and non-appealable, (c) the other party has breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or any representation or warranty made by the other party in the Merger Agreement is incorrect in any material respect, and such breaches, failures, or misrepresentations are not cured within five days of notice, or (d) the Requisite Shareholder Approval shall not have been obtained. The Merger Agreement may also be terminated by Zebra if the Eltron Board of Directors resolves to or does withdraw or adversely modify its approval or recommendation of the Merger Agreement or the Merger, fails to reaffirm such approval or recommendation upon request, or approves or recommends any Acquisition Proposal, or a tender offer or exchange offer for 20% or more of the outstanding Eltron Common Stock is commenced and the Eltron Board of Directors recommends acceptance of such offer or takes no action with respect to such offer. The Merger Agreement may be terminated by Eltron, if the Eltron Board of Directors enters into a definitive agreement relating to a transaction that constitutes a Superior Proposal, provided Eltron shall have complied with all of the provisions of the Merger Agreement and has made payment of the Termination Fee required by the Merger Agreement.

TERMINATION FEE

    The Merger Agreement obligates Eltron to pay to Zebra $12 million in cash (a "Termination Fee") if Zebra terminates the Merger Agreement because (i) the Eltron Board of Directors amends, withholds or withdraws its recommendations in favor of the Merger Agreement or the Merger, (ii) a tender offer or exchange offer for 20% of the outstanding Eltron Common Stock is commenced and the Eltron Board of Directors recommends acceptance of the tender offer or takes no position, (iii) Eltron terminates the Merger Agreement to enter into a definitive agreement relating to a Superior Proposal, (iv) the Eltron shareholders fail to approve the Merger and an Acquisition Proposal is publicly proposed before termination of the Merger Agreement and the Acquisition Proposal is consummated within twelve months of such termination, or (v) the Eltron shareholders fail to approve the Merger and an Acquisition Proposal is consummated within six months of termination of the Merger Agreement.

EXPENSES

    Each of Zebra and Eltron will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that (a) the expenses incurred for printing and mailing of this Joint Proxy Statement/Prospectus will be shared equally and (b) Zebra will bear the costs and expenses incurred in connection with the filing of the pre-merger notification and report forms relating to the Merger under the HSR Act.

                          INFORMATION REGARDING ELTRON

    Eltron is a designer and manufacturer of high quality, low cost thermal printers, that offers direct thermal and thermal transfer bar code label and receipt printers, integrated verified printing systems, plastic card printing systems, secure ID printing systems, and related accessories. A one source provider, Eltron also manufactures and markets an extensive range of pressure sensitive labels, tags, printer ribbons and plastic cards.

    Founded in 1991, Eltron has sold more than 575,000 printers worldwide. Eltron makes its products available to the market through value added resellers, distributors, systems integrators and OEM agreements. Major users include the healthcare, retail, manufacturing, automotive, package delivery, financial services, and security industries.

    Eltron corporate headquarters are in Simi Valley, California, European Headquarters are in Workingmam, Berkshire, UK; and Asia Pacific Headquarters are in Singapore. Eltron has additional facilities throughout the United States, Europe and the Far East. Eltron recorded revenues of $105 million for its fiscal year ended December 31, 1997.

                          INFORMATION REGARDING ZEBRA

    Zebra designs, manufactures and distributes thermal and thermal transfer bar code label printers, related specialty labels and ribbons and label design software principally to industrial and service organizations throughout the world for use in automatic identification and data collection systems. Zebra's products are designed to operate at the user's location to produce and dispense high quality bar coded labels in extremely time-sensitive and physically demanding environments. Applications for Zebra's products include inventory control, automated warehousing, JIT (Just-In-Time) manufacturing, CIM (Computer Integrated Manufacturing), employee time and attendance records, weighing systems, tool room control, shop floor control, library systems, prescription labeling and scientific experimentation.

    Zebra's net sales from continuing operations have grown from $58.7 million in 1992 to $192.1 million in 1997, a compound annual growth rate of 26.8%, while net income from continuing operations in the same period has grown from $11.8 million to $42.8 million, a compound annual growth rate of 29.3%. Zebra management believes that Zebra's success results from its reputation for reliable and durable products and its focus on providing bar code labeling solutions for its customers. Zebra estimates that over 340,000 Zebra bar code printing systems are presently installed at approximately 35,000 user sites around the world.

                  POST-MERGER DIRECTORS AND OFFICERS OF ZEBRA

    Upon consummation of the Merger, all of the current directors and officers of Zebra will continue to serve in their present capacity until their respective successors are duly nominated and elected.

    In addition, Mr. Skinner will join Zebra as the President of the Card Printer Unit of Eltron, reporting to the Chief Executive Officer of Zebra. Zebra has also agreed in the Merger Agreement to take all actions necessary to cause Mr. Skinner to be nominated and elected to the Zebra Board of Directors and to be appointed Vice Chairman of Zebra as of the Effective Time. Messrs. Foliard and Gagnier will join Zebra as senior executive officers of Eltron, reporting to the President of the Card Printer Unit of Zebra and the Chief Executive Officer of Zebra, respectively. Information concerning their respective background and experience is as follows:

    DONALD K. SKINNER co-founded Eltron in 1991 and has served as its Chief Executive Officer since December 1992, and as its Chairman of the Board from July 1995. From January 1991 (inception) to December 1992, Mr. Skinner served as the Eltron's Executive Vice President and Chief Operating Officer and as President from December 1992 until Mr. Gagnier assumed the position of President in September 1995. From September 1989 to January 1991, Mr. Skinner founded and served as President of Eltron,

Incorporated, a manufacturer of custom thermal printers. From January 1989 to August 1989, Mr. Skinner served as General Manager of Axiom-Edwards-CPE Incorporated, a manufacturer of thermal printers. In 1985, Mr. Skinner co-founded and served as Executive Vice President and Chief Operating Officer of Peripheral Technology Corporation, a manufacturer of computer disk drives, and was responsible for new product development, engineering, sales and marketing, and operations. Prior to his tenure at Peripheral Technology Corporation, Mr. Skinner spent 15 years at Dataproducts Corporation, a manufacturer of computer printers. While at Dataproducts Corporation, Mr. Skinner was responsible for the development, manufacturing and marketing of that company's new product lines. Mr. Skinner is a director of Percon, Inc. (Eugene, Oregon), a manufacturer of bar code reading products.

    HUGH K. GAGNIER has been a director of Eltron since February 1994. Mr. Gagnier became Executive Vice President and Chief Operating Officer in June 1994, and became President in September 1995. From October 1991 to November 1993, Mr. Gagnier was the Group President of Wangtek and WangDAT, Inc., manufacturers of tape drives for automated data back-up and subsidiaries of Rexon Incorporated, formerly a publicly held company. Prior to his position as Group President, Mr. Gagnier served as President of Wangtek from May 1991 to October 1991, and as Vice President of Engineering from October 1988 to May 1991. Prior to his tenure at Rexon Incorporated, Mr. Gagnier spent three and one-half years at Peripheral Technology Corporation, a disk drive manufacturer, in various engineering management positions.

    PATRICE J. FOLIARD, founder and former president of Privilege S.A. in France, joined Eltron in January 1996, through Eltron's acquisition of Privilege, S.A., initially serving as President of Eltron's newly formed Card Division and in January 1997 became Senior Vice President, Sales and Marketing. Prior to founding Privilege during 1994, Mr. Foliard founded in 1990 AP-Print and Newcode, a French company specializing in the design and production of thermal label printers and card printers. From 1988 to 1989, Mr. Foliard was General Manager of Cominor, a French company which designs accounting software. From 1982 to 1988 he served in Paris with the United Kingdom-based International Computers Limited, and was responsible for sales of minicomputers to end users for two years and then in charge of the sales force for the personal computer line.

    The current directors of Zebra include:

                                                                                            SERVED AS
                                                                                            DIRECTOR
NAME                                      AGE               POSITION WITH ZEBRA               SINCE
------------------------------------      ---      --------------------------------------  -----------
Gerhard Cless.......................          58   Secretary and Director                        1969

Edward L. Kaplan....................          55   Chief Executive Officer, Chairman             1969
                                                   and Director

Christopher G. Knowles (1)..........          55   Director                                      1991

David P. Riley......................          51   Director                                      1991

Michael A. Smith (1)................          43   Director                                      1991

------------------------

(1) Member of Audit Committee.

    GERHARD CLESS served as Executive Vice President for Engineering and Technology from February 1995 to June of 1998, after having served as Senior Vice President Since 1969. He is the Secretary, as well as a co-founder of Zebra, and has served as a director since 1969. Mr. Cless served as Treasurer of Zebra until October 1991. Since 1969, he has been active with Zebra where he has directed the development of numerous label printers and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer at Teletype Corporation's printer division. Mr. Cless received an MSME degree from Esslingen, Germany and has done graduate work at the Illinois Institute of Technology.

    EDWARD L. KAPLAN is Chief Executive Officer and Chairman, as well as a co-founder of Zebra, and has served as a director since 1969. He also served as President of Zebra from its formation until February 1995 and again from April 1997 to April 1998 (on an interim basis) and Chief Financial Officer of Zebra from its formation until October 1991. Mr. Kaplan began his career as a project engineer for Seeburg Corporation, later joining Teletype Corporation as a mechanical engineer performing research and development in the Printer Division. In 1969, he and Gerhard Cless founded Zebra, then known as Data Specialties, Inc. Mr. Kaplan received a BS in Mechanical Engineering from the Illinois Institute of Technology (graduating Tau Beta Pi) and a MBA from the University of Chicago and is an NDEA Fellow of Northwestern University.

    CHRISTOPHER G. KNOWLES has served as a director of Zebra since July 1991. He is a member of the Board of Directors of Insurance Auto Auctions, Inc. (since June 1994) and of Metal Management, Inc. (since November 1997). In 1966, Mr. Knowles joined North American Van Lines, which was acquired by PepsiCo, Inc. two years later. He continued his career with PepsiCo, Inc., working in human relations and distribution with several of its subsidiary companies, including North American Van Lines, PepsiCo Service Industries and Wilson Sporting Goods, as well as holding positions on the corporate staff of PepsiCo. In 1976, he became a Vice President of Allied Van Lines and later became Division Vice President in charge of Allied's Household Goods Division, the largest division of that company. Mr. Knowles joined Underwriters Salvage Company in 1980 as its Chairman of the Board and Chief Executive Officer and subsequently acquired that company with other members of its management staff. Underwriters Salvage Company was acquired by Insurance Auto Auctions, Inc. in January 1994. Mr. Knowles became President and Chief Operating Officer of Insurance Auto Auctions, Inc. in April 1994 and held such positions until March 1996. Mr. Knowles received his BA from Indiana University in 1966.

    DAVID P. RILEY has served as a director of Zebra since July 1991. Since 1984, he has been President and Chief Executive Officer of The Middleby Corporation, a public company which manufactures commercial food equipment and provides complete kitchens to various institutional customers, as well as to restaurants such as Pizza Hut and Domino's Pizza. He also serves as a director of The Middleby Corporation. Mr. Riley was previously employed in various management positions with a subsidiary of The Middleby Corporation and, before that, with Hobart Corporation, a food equipment manufacturer. Mr. Riley holds a BS in Engineering from Ohio State University.

    MICHAEL A. SMITH has served as a director of Zebra since July 1991. He is Managing Director and co-head of the Mergers & Acquisitions Department of BancAmerica Robertson Stephens and previously was co-founder head of the investment banking group BA Partners and its predecessor entities since 1989. Previous positions include Managing Director, Corporate Finance Department, for Bear, Stearns and Company, Inc. (1982 to 1989) and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank (1977 to 1982). He was a director of Graphic Technology from 1983 to 1989. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin and received a MBA from the University of Chicago.

    The current officers of Zebra include:

NAME                                      AGE                           POSITION
------------------------------------      ---      --------------------------------------------------
Charles E. Turnbull.................          46   President
Jack A. LeVan.......................          43   Senior Vice President, Business Development
Thomas C. Beusch....................          45   Vice President, Sales and International
John H. Kindsvater, Jr..............          56   Vice President, Marketing
Clive P. Hohberger..................          55   Vice President, Technology Development
James A. Goffee, Jr.................          47   Vice President, Manufacturing
Phillip G. Arnold...................          56   Vice President, Engineering
Charles R. Whitchurch...............          51   Chief Financial Officer and Treasurer

    CHARLES E. TURNBULL joined Zebra as President on April 20, 1998. Mr. Turnbull came to Zebra from Nashua Corporation, where he was President of the Commercial Products Group from August 1995 to October 1997. From January 1994 until November 1994, Mr. Turnbull was President of the Polyken Technologies Division of Kendall International. From 1978 to 1994, Mr. Turnbull held various management positions of increasing responsibility with the Avery Dennison Corporation, including Vice President and General Manager of the Marking Films Division. Mr. Turnbull received a BS in industrial engineering from the University of Oklahoma and a MBA from the Harvard Graduate School of Business.

    JACK A. LEVAN is Senior Vice President of Business Development. He joined Zebra in January 1995 as Senior Vice President of Marketing. From 1993 until joining Zebra, Mr. LeVan was President of the Carolina Enterprise Association. From 1989 to 1993, he served in various senior management positions with Groupe Legris Industries, progressing to President and CEO of PPM Cranes, Inc., a company acquired by Groupe Legris Industries in 1992. Mr. LeVan held various management positions with Miller Fluid Power from 1981 to 1989. In addition, Mr. LeVan spent three years in consulting with a specialization in industrial marketing strategy. Mr. LeVan received a BA and a MBA from the University of Chicago.

    THOMAS C. BEUSCH is Vice President of Sales and International. He joined Zebra in April 1991 as Director of Sales, was promoted to Director of Sales Worldwide in December 1991, and became Vice President of Sales and International in January 1995. Prior to joining Zebra, Mr. Beusch spent five years with American Telephone and Telegraph, where he held various management positions. Previously, he spent twelve years with International Business Machines in various sales and regional marketing positions. Mr. Beusch received a BS with a double major in marketing and management from Eastern Illinois University.

    JOHN H. KINDSVATER, JR. joined Zebra in 1980 as Director of Sales. Subsequently he was elected Vice President and in April 1991 became Vice President of Marketing and Sales. In May 1995 he became Vice President of Corporate Development and during the next year closed two acquisitions of software companies. In May 1996 he was appointed President of Zebra Technologies VTI, Inc. In August 1997 he resumed marketing responsibilities and became Vice President of Marketing. Prior to joining Zebra, Mr. Kindsvater held management posts in corporate development, international operations, marketing and sales with various technology-based companies, including Quixote Corporation, A.B. Dick Company, Marsh Instrument Company and Jeppesen & Co. Mr. Kindsvater attended Purdue University and received his BS and MBA from the University of Denver. He served two terms on the Board of Directors of Automatic Identification Manufacturers (AIM), the industry's trade association as well as one term on the Board of Automatic Identification Manufacturers International
(AIMI).

    CLIVE P. HOHBERGER became Vice President of Technology Development in 1994. He joined Zebra in 1984 as a consultant and became Vice President of Corporate Development in 1986. He served as Vice President of Marketing from 1988 to 1991 and became Vice President of Market Development in 1991. He became Vice President of Technology Development in 1994 and is presently responsible for the development of new market opportunities and liaisons with key customers, vendors, government standards and regulatory agencies, competitors and technology developers. Dr. Hohberger has held positions with several firms including Weber Marking Systems, Abbott Laboratories, The Brookhaven National Laboratory, the Montreal Neurological Institute and Bunker-Ramo Corporation. Dr. Hohberger received his BS and MS from Case Institute of Technology in Physics and Engineering, respectively, a PhD from Case Western Reserve University in Computer Engineering and a MBA from the Lake Forest Graduate School of Management.

    JAMES A GOFFEE, JR. joined Zebra in August, 1985 as Manager of Quality Assurance/Standard Products Engineering. He has held various management positions in Manufacturing since 1987, serving as Director of Manufacturing from 1991 until his promotion to Vice President in 1996. Mr. Goffee previously held positions in quality management and project management at Corcom Inc., Firex, Victor Business Products, and N.C.R. Mr. Goffee holds a degree in B.A.A.B.S. from National Louis University and completed the AEA/Stanford Executive Institute Program for Management of Technology Based Companies in 1996.

    PHILIP G. ARNOLD joined Zebra in June 1998 as Vice President of Engineering. From May 1994 until January, 1997, Mr. Arnold served as Vice President of Engineering for Spectra-Physics Laserplane, a technology company specializing in laser-based instruments and control systems. From 1992 until May 1994, Mr. Arnold was an independent consultant in the disk drive business. From 1972 until 1992, he was employed by Digital Equipment Corporation in managerial positions where he was responsible for the development of products and technologies for data storage systems. Mr. Arnold holds MS and BS degrees in Electrical Engineering from Rensselaer Polytechnic Institute and Massachusetts Institute of Technology, respectively.

    CHARLES R. WHITCHURCH joined Zebra as Chief Financial Officer and Treasurer in September 1991. From 1981 until he joined Zebra, he served as Vice President, Finance of Corcom, Inc., a technology company specializing in the control of radio frequency interference. Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as Corporate Services Officer with the Harris Bank in Chicago. Mr. Whitchurch earned a BA in Economics (Phi Beta Kappa) from Beloit College in 1968 and a MBA from Stanford University in 1973.

                        SECURITY OWNERSHIP OF MANAGEMENT
                    AND CERTAIN BENEFICIAL OWNERS OF ELTRON

    The following table sets forth, as of August 21, 1998, certain information with respect to the beneficial ownership of Eltron Common Stock by (i) each person known by Eltron to own beneficially more than 5% of the outstanding shares of Eltron Common Stock; (ii) each director of Eltron, (iii) each of the Eltron Named Officers (as defined herein) and (iv) all directors and executive officers of Eltron as a group. Except as noted below, Eltron believes that the persons listed below have sole investment and voting owner with respect to the Eltron Common Stock owned by them.

                                                                                            SHARES BENEFICIALLY OWNED(1)
                                                                                            ----------------------------
NAME AND ADDRESS                                                                              NUMBER         PERCENT
------------------------------------------------------------------------------------------  -----------  ---------------
FMR Corp.(2)..............................................................................     702,900            9.2%
Donald K. Skinner(3)(10)..................................................................     536,848            7.0%
Hugh K. Gagnier(4)(10)....................................................................      48,500          *
Patrice J. Foliard(5)(10).................................................................      26,750         *
Robert G. Bartizal(6).....................................................................      56,000         *
George L. Bragg(7)(10)....................................................................      45,000         *
William R. Hoover(8)(10)..................................................................      40,000         *
All directors and current executive officers as a group (9 persons) (9)...................     756,098             9.6%

------------------------

   * Less than 1%.

 (1) Based upon 7,684,210 shares of Eltron Common Stock outstanding as of August 21, 1998 and information filed with the Commission.

 (2) Fidelity Management & Research Company and Fidelity Management Trust Company, each subsidiaries of FMR Corp., are the beneficial owners of the shares of Eltron Common Stock (based upon its Schedule 13G/A filed by FMR Corp. on February 10, 1998).

 (3) Includes 266,848 shares held by the Skinner Revocable Trust, 240,000 shares held by Skinner Irrevocable Blind Trust and 30,000 shares subject to options exercisable presently or within 60 days hereof.

 (4) Includes 1,000 shares held directly and 47,500 shares subject to options exercisable presently or within 60 days hereof.

 (5) All 26,750 shares are subject to options exercisable presently or within 60 days hereof.

 (6) Includes 26,000 shares held directly and 30,000 shares subject to options exercisable presently or within 60 days hereof.

 (7) All 45,000 shares are subject to options exercisable presently or within 60 days hereof.

 (8) Includes 15,000 shares held in a revocable trust for the benefit of Mr. Hoover's children and 25,000 shares subject to options exercisable presently or within 60 days hereof.

 (9) Includes 207,250 shares subject to options exercisable presently or within 60 days hereof.

 (10) The address of this shareholder is c/o Eltron International, Inc., 41 Moreland Road, Simi Valley, California 93065.

                        SECURITY OWNERSHIP OF MANAGEMENT
                     AND CERTAIN BENEFICIAL OWNERS OF ZEBRA

    The following table sets forth, as of September 4, 1998, certain information with respect to the beneficial ownership of Zebra's Common Stock by (i) each person known by Zebra to own beneficially more than 5% of the outstanding shares of any class of Zebra Common Stock, (ii) each director of Zebra, (iii) each of the Zebra Named Officers (as defined herein) and (iv) all directors and executive officers of Zebra as a group.

                                             CLASS A COMMON STOCK        CLASS B COMMON STOCK
                                                                                                   % OF TOTAL
                                          --------------------------   -------------------------     VOTING
NAME AND ADDRESS                             NUMBER       % OF CLASS      NUMBER      % OF CLASS    POWER(1)
----------------------------------------  -------------   ----------   ------------   ----------   ----------
Edward L. Kaplan(2).....................       --           --            1,409,737(3)    28.8%       20.6%
Carol K. Kaplan(2)......................       --           --              290,448(4)     5.9%        4.2%
Gerhard Cless(2)........................        140,000(5)   *            2,368,312(6)    48.4%       34.8%
Ruth I. Cless(2)........................       --  (7)      *               783,804(8)    16.0%       11.5%
Christopher G. Knowles..................         28,000(9)   *              --          --            *
David Riley.............................         18,000(10)   *             --          --            *
Michael A. Smith........................         26,000(9)   *              --          --            *
Thomas C. Beusch........................         15,614(11)   *             --          --            *
Jeffrey K. Clements.....................          6,206(12)   *             --          --            *
Jack A. LeVan...........................          6,152(13)   *             --          --            *
Charles R. Whitchurch...................         20,413(14)   *             --          --            *
William Blair & Co., L.L.C..............      1,935,664(15)    9.9%         --          --             2.8%
Jurika & Voyles, L.P....................      1,688,287(16)    8.6%         --          --             2.5%
Fifth Third Bancorp.....................      1,167,885(17)    6.0%         --          --             1.7%
All executive officers and directors as
  a group (14 persons)..................        291,415(18)    1.5%       4,852,301      99.2%        71.3%

------------------------

   * Less than one percent.

 (1) Each share of the Class A Common Stock has one vote and each share of the Class B Common Stock has ten votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages are based on the outstanding number of shares of Class A Common Stock and Class B Common Stock as of September 4, 1998.

 (2) The address of this stockholder is c/o Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

 (3) Excludes 290,448 shares which may be deemed held of record or beneficially by Mr. Kaplan's wife, Carol, which may be deemed to be beneficially owned by Mr. Kaplan.

 (4) Excludes 1,409,737 shares held of record or beneficially by Mr. Kaplan, which may be deemed to be beneficially owned by Mrs. Kaplan.

 (5) Includes 140,000 shares held by a foundation of which Mr. Cless is director.

 (6) Excludes 783,804 shares held of record or beneficially by Mr. Cless' wife, Ruth, which may be deemed to be beneficially owned by Mr. Cless.

 (7) Excludes 140,000 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (8) Excludes 2,368,312 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (9) Includes 20,000 shares of Class A Common Stock currently issuable within 60 days upon exercise of options granted pursuant to Zebra's Outside Directors Plan and 6,000 of Class A Common Stock currently issuable within 60 days upon exercise of options granted pursuant to Zebra's 1997 Directors Plan.

 (10) Includes 12,000 shares of Class A Common Stock currently issuable within 60 days upon exercise of options granted pursuant to Zebra's Outside Directors Plan and 6,000 of Class A Common Stock currently issuable within 60 days upon exercise of options granted pursuant to the Zebra 1997 Directors Plan.

 (11) Includes 9,750 shares of Class A Common Stock currently issuable within 60 days upon exercise of outstanding options.

 (12) Mr. Clements' employment with Zebra ended on January 8, 1998. His share ownership is reported as of December 31, 1997. Includes 5,500 shares of Class A Common Stock currently issuable within 60 days as of such date upon exercise of options.

 (13) Includes 5,250 shares of Class A Common Stock currently issuable within 60 days upon exercise of options.

 (14) Includes 13,250 shares of Class A Common Stock issuable within 60 days upon exercise of options.

 (15) As reported on a Schedule 13G filed by William Blair & Co., L.L.C. on February 17, 1998. According to such 13G, William Blair & Co., L.L.C. has sole voting power with respect to 721,922 of these shares, and sole dispositive power with respect to all 1,935,554 of these shares. The address of this stockholder is 222 West Adams Street, Chicago, IL 60606.

 (16) As reported on a Schedule 13G filed by Jurika & Voyles, L.P. on February 10, 1998. According to such 13G, Jurika & Voyles, L.P. has shared voting power with respect to 1,532,297 of these shares, and shared dispositive power with respect to 1,688,297 of these shares. Jurika & Voyles, L.P. does not have sole voting of dispositive power with respect to any share. The address of this stockholder is 1999 Harrison Street, Suite 700, Oakland, CA 94612.

 (17) As reported on a Schedule 13G filed by Fifth Third Bancorp on February 17, 1998. According to such 13G, banking subsidiaries of Fifth Third Bancorp have sole voting power with respect to 1,139,685 of these shares, shared voting power with respect to 24,400 of these shares, sole dispositive power with respect to 1,139,685 of these shares and shared dispositive power with respect to 28,200 of these shares. The address of this stockholder is 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

 (18) Includes 115,100 shares of Class A Common Stock issuable within 60 days upon exercise of options.

                         ELTRON EXECUTIVE COMPENSATION

    The following table provides information concerning the annual and long-term compensation paid or accrued by Eltron for the year ended December 31, 1997 ("fiscal 1997") and the two prior fiscal years to its Chief Executive Officer and to the other three most highly compensated executive officers who received total salary and bonuses from Eltron of over $100,000 (collectively, the "Eltron Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                   ------------------------
                                                                                     AWARDS       PAYOUTS
                                                                                   -----------  -----------
                                               ANNUAL COMPENSATION
                                 ------------------------------------------------
                                             SALARY                OTHER ANNUAL    SECURITIES      LTIP
NAME AND PRINCIPAL POSITION        YEAR        ($)     BONUS(1)   COMPENSATION(2)  OPTIONS (#)  PAYOUTS ($)
-------------------------------  ---------  ---------  ---------  ---------------  -----------  -----------
Donald K. Skinner..............       1997  $ 210,000  $  94,815        --             --           --
  Chief Executive Officer             1996    195,000     85,678        --             60,000       --
                                      1995    156,850     98,020        --             --           --

Hugh K. Gagnier,...............       1997  $ 170,000  $  75,544        --             --           --
  President and Chief                 1996    155,000     68,588        --             40,000       --
  Operating Officer                   1995    149,520     84,500        --             --           --

Patrice J. Foliard,............       1997  $ 115,000  $  54,767        --             20,000       --
  Senior Vice President               1996     67,286     46,000        --             43,500       --
  Sales and Marketing(3)

Daniel C. Toomey, Jr.,.........       1997  $ 115,000  $  36,633        --             --           --
  Chief Financial Officer,            1996    105,000     62,736        --             25,000       --
  Vice President Finance              1995     80,621     52,390        --             --           --
  and Secretary(4)

------------------------

(1) Represents performance-based bonuses earned during such fiscal year, regardless of when such bonuses were paid to the officer.

(2) The value of personal benefits furnished to the Eltron Named Officers did not exceed the lesser of either $50,000 or 10% of their respective salary and bonus compensation.

(3) Mr. Foliard was President of the Card Division from January 1996 until January 1997, when he became Senior Vice President Sales and Marketing.

(4) Mr. Toomey ceased being an executive officer on December 1, 1997 and an employee on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information concerning option exercises by the Eltron Named Officers in fiscal 1997 and the Eltron Named Officers' unexercised options at December 31, 1997:

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                          OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                                            SHARES                      FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(1)
                                           ACQUIRED        VALUE     --------------------------  --------------------------
NAME                                    ON EXERCISE (#)  REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  ---------------  ----------  -----------  -------------  -----------  -------------
Donald K. Skinner.....................        --             --          15,000         45,000       58,125        174,375
Hugh K. Gagnier.......................        65,000      1,378,094       7,500         55,000       29,063        950,938
Patrice J. Foliard....................        --             --          10,875         52,625       92,438        484,813
Daniel C. Toomey, Jr.(2)..............        33,442        659,231      --             28,252       --             60,390

------------------------

(1) Amounts are shown as the difference between exercise price and fair market value based on the closing price of $30.25 per share at fiscal year ended December 31, 1997.

(2) Mr. Toomey ceased being an executive officer on December 1, 1997 and an employee on December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on grants of stock options to the Eltron Named Officers in fiscal 1997:

                                                                                                            POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                                       ------------------------------------------------------------------  ANNUAL RATES OF STOCK
                                            NUMBER OF        PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                                           SECURITIES          OPTIONS/SARS      EXERCISE OR                  OPTION TERM (1)
                                       UNDERLYING OPTIONS       GRANTED TO       BASE PRICE   EXPIRATION   ----------------------
NAME                                       GRANTED (#)           EMPLOYEES         ($/SH)        DATE          5%         10%
-------------------------------------  -------------------  -------------------  -----------  -----------  ----------  ----------
Donald K. Skinner....................          --                   --               --           --           --          --
Hugh K. Gagnier......................          --                   --               --           --           --          --
Patrice J. Foliard...................          20,000                  8.4%       $  19.875     04/30/07   $  249,985  $  633,512
Daniel C. Toomey, Jr.(2).............          --                   --               --           --           --          --

------------------------

(1) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Commission and do not represent Eltron's estimate or projection of future trading prices of the Eltron Common Stock.

(2) Mr. Toomey ceased being an executive officer on December 1, 1997 and an employee on December 31, 1997.

                          ZEBRA EXECUTIVE COMPENSATION

    The following table provides information concerning the annual and long-term compensation for services in all capacities to Zebra for the fiscal year ended December 31, 1997, and the two prior fiscal years, for (i) the chief executive officer and (ii) the four other executive officers of Zebra who received the highest compensation (combined salary and bonus) for fiscal 1997 (collectively, the "Zebra Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                  LONG-TERM
                                                                      COMPENSATION
                                   --------------------             -----------------
                                                                         AWARDS
                                                                    -----------------
                                                                       SECURITIES         ALL OTHER
                                               SALARY                  UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR        ($)     BONUS ($)     OPTIONS (#)           ($)
---------------------------------  ---------  ---------  ---------  -----------------  ---------------
Edward Kaplan ...................       1997  $ 309,355  $ 139,210         --             $  10,555(1)
  Chief Executive Officer and           1996    281,731     64,347         --                17,972
  Chairman                              1995    256,289    159,893         --                15,992

Thomas C. Beusch ................       1997  $ 156,970  $  43,781         --             $  35,700(2)
  Vice President, Sales and             1996    148,246     10,507         --                30,262
  International                         1995    140,000     48,500         --                31,564

                                        1997  $ 194,376  $  51,833         --
Jeffrey K. Clements(3) ..........       1996    194,376     35,668         --             $  10,055(4)
  Executive Vice President              1995    175,503     87,497         --                12,164

Jack A. LeVan ...................       1997  $ 168,940  $  45,614         --             $  10,055(5)
  Senior Vice President, Business       1996    141,617     33,361         --                 9,875
  Development                           1995    121,735     --             --                10,841

Charles R. Whitchurch ...........       1997  $ 169,028  $  46,637         --             $  10,055(6)
  Chief Financial Officer and           1996    144,463     23,462         --                10,628
  Treasurer                             1995    131,405     53,940         --                 9,249

------------------------

(1) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

(2) Includes commissions of $25,645, 401(k) contributions of $4,750, and profit sharing plan payments of $5,305

(3) Jeffrey K. Clements resigned from Zebra on January 8, 1998.

(4) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

(5) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

(6) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on option exercises by the Zebra Named Officers in fiscal 1997 and on the Zebra Named Officers' unexercised options at December 31, 1997:

                                                                                       VALUE OF
                                                                                      UNEXERCISED
                                                            NUMBER OF SECURITIES     IN-THE-MONEY
                                                                 UNDERLYING           OPTIONS AT
                                                           UNEXERCISED OPTIONS AT   FISCAL YEAR-END
                                                            FISCAL YEAR-END (#)         ($)(1)
                                                          ------------------------  ---------------
                        SHARES ACQUIRED  VALUE REALIZED         EXERCISABLE/         EXERCISABLE/
NAME                    ON EXERCISE (#)        ($)             UNEXERCISABLE         UNEXERCISABLE
----------------------  ---------------  ---------------  ------------------------  ---------------
Edward Kaplan.........        --               --                    --                   --
Thomas C. Beusch......         3,000           42,375           7,500/24,500        94,688/198,688
Jeffrey K.
  Clements(2).........         6,500           71,500           5,500/18,000        55,750/134,875
Jack A. LeVan.........        --               --               2,250/17,750        21,797/127,578
Charles R.
  Whitchurch..........        --               --               4,500/30,000        78,188/218,125

------------------------

(1) The value per option is calculated by subtracting the exercise price from the closing price of the Class A Common Stock on the Nasdaq National Market on December 31, 1997 of $29.75.

(2) Jeffrey K. Clements resigned from Zebra on January 8, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on grants of stock options to the Zebra Named Officers in fiscal 1997. No stock appreciation rights were granted to the Zebra Named Officers during 1997:

                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                                                                                            ASSUMED ANNUAL RATE
                                                      NUMBER OF     PERCENT OF                                    OF STOCK
                                                     SECURITIES        TOTAL                                 PRICE APPRECIATION
                                                     UNDERLYING       OPTIONS                                    FOR OPTION
                                                       OPTIONS      GRANTED TO    EXERCISE OR                   TERM ($)(3)
                                                     GRANTED (#)     EMPLOYEES    BASE PRICE   EXPIRATION   --------------------
NAME                                                     (1)          (%)(2)        ($/SH)        DATE         5%         10%
--------------------------------------------------  -------------  -------------  -----------  -----------  ---------  ---------
Edward Kaplan.....................................       --             --            --           --          --         --
Thomas C. Beusch..................................       15,000           5.15%        24.50      2/11/07     231,119    585,700
Jeffrey K. Clements(4)............................       --             --            --           --          --         --
Jack A. LeVan.....................................       10,000           3.44%        24.50      2/11/07     154,679    390,467
Charles R. Whitchurch.............................       25,000           8.58%        24.50      2/11/07     385,198    976,167

------------------------

(1) Each of these options was granted pursuant to either the Zebra 1997 Stock Option Plan or the Zebra 1991 Stock Option Plan and is subject to the terms of such plan. All options were granted at an exercise price equal to the fair market value of Class A Shares on the date of grant.

(2) Does not include the grant of options to purchase 45,000 shares of common stock to non-employee directors under the Zebra 1997 Director Plan.

(3) In accordance with the rules of the Commission, shown are hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent Zebra's estimate or projection for future increases in the price of its common stock.

(4) Jeffrey K. Clements resigned from Zebra on January 8, 1998.

              PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE
               FOR OPTIONS UNDER THE ZEBRA 1997 STOCK OPTION PLAN

    The Zebra 1997 Stock Option Plan (the "1997 Stock Option Plan") currently provides that 531,500 Class A Shares are authorized for issuance pursuant to options granted thereunder. To date, Zebra has granted options to purchase 507,000 Class A Shares under the 1997 Stock Option Plan. After taking cancellations and forfeitures into account, 43,625 Class A Shares currently remain available for future option grants. In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, it is necessary to increase the number of Class A Shares authorized for issuance under the Zebra 1997 Stock Option Plan from 531,500 Class A Shares to 2.0 million Class A Shares. These additional shares will be used, among other things, to accomplish the conversion of options to purchase Eltron Common Stock into options to purchase Zebra Class A Shares based on the Exchange Ratio in accordance with the Merger Agreement.

    The Zebra Board of Directors adopted the 1997 Stock Option Plan, effective February 11, 1997.

    Stockholder approval of the 1997 Stock Option Plan was granted in 1997 to
(i) meet the requirements of the Nasdaq National Market, (ii) qualify certain compensation under the 1997 Stock Option Plan as performance based compensation that is tax deductible under Section 162(m) of the Code, and (iii) qualify certain stock options granted under the 1997 Stock Option Plan as incentive stock options.

    The following is a brief summary of certain provisions of the 1997 Stock Option Plan.

GENERAL

    The 1997 Stock Option Plan is a flexible plan that provides the Zebra Option Committee broad discretion to fashion the terms of the awards to provide eligible participants with stock-based incentives, including: (i) non-qualified and incentive stock options for the purchase of Class A Shares and (ii) dividend equivalents. The 1997 Stock Option Plan is administered by the Zebra Option Committee, which is currently comprised of Mr. Kaplan and Mr. Cless. The persons eligible to participate in the 1997 Stock Option Plan are directors, officers, and employees of Zebra or any subsidiary of Zebra who, in the opinion of the Zebra Option Committee, are in a position to make contributions to the growth, management, protection and success of Zebra or its subsidiaries. To the extent required by Section 162(m) of the Code, grants under the 1997 Stock Option Plan will be approved by at least two nonemployee directors of Zebra.

    The purpose of the 1997 Stock Option Plan is to promote the overall financial objectives of Zebra and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in Zebra and by retaining the association of these individuals.

    The 1997 Stock Option Plan provides for the grant of options and other awards of up to 531,500 shares of Class A Shares. In the discretion of the Zebra Option Committee, Class A Shares subject to an award under the 1997 Stock Option Plan that remain unissued upon termination of such award, are forfeited, or are received by Zebra as consideration for the exercise or payment of an award, shall become available for additional awards under the 1997 Stock Option Plan.

    In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of Zebra, reorganization or similar event, the Zebra Option Committee will adjust the aggregate number of Class A Shares subject to the 1997 Stock Option Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, and other terms of outstanding awards.

    The Zebra Board of Directors or Zebra Option Committee may amend, modify or discontinue the 1997 Stock Option Plan at any time, except if such amendment (i) impairs the rights of a Participant (as defined in the 1997 Stock Option Plan) without the Participant's consent, or (ii) would disqualify the 1997 Stock Option Plan from the exemption provided by Rule 16b-3 under the Exchange Act. Amendments may be subject to stockholder approval under applicable law. Any amendment by the Zebra Option Committee is subject to approval of the Zebra Board of Directors. The Zebra Option Committee may amend the terms of any award granted under the 1997 Stock Option Plan (other than to decrease the option price), subject to the consent of a Participant if such amendment impairs the rights of such Participant unless such amendment is necessary for the option or the 1997 Stock Option Plan to qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

AWARDS UNDER THE 1997 STOCK OPTION PLAN

    STOCK OPTIONS--Options to purchase no more than 100,000 shares of Class A Shares may be granted to any one Participant in any fiscal year. Subject to such limitation, the Zebra Option Committee shall determine the number of shares of Class A Shares subject to the options to be granted to each Participant. The Zebra Option Committee may grant non-qualified stock options, incentive stock options or a combination thereof to a Participant. Only persons who on the date of the grant are employees of Zebra or any parent or a subsidiary of Zebra may be granted options which qualify as incentive stock options. Options granted under the 1997 Stock Option Plan will provide for the purchase of Class A Shares at prices determined by the Zebra Option Committee, but in no event will an option intended as an incentive stock option be granted at less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns stock possessing more than 10% of the combined voting power of all Zebra Common Stock (both Class A Shares and Class B Shares), the option price shall not be less than 110% of fair market value. No non-qualified stock option or incentive stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a Participant who owns more than 10% of the combined voting power of all classes of stock of Zebra or any parent or subsidiary of Zebra, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the 1997 Stock Option Plan or its approval by the stockholders of Zebra, whichever is earlier.

    Options granted under the 1997 Stock Option Plan shall be exercisable at such times and subject to such terms and conditions set forth in the 1997 Stock Option Plan and as the Zebra Option Committee shall determine or provide in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of Commission's Form S-8. Otherwise, options shall be exercisable only by the Participant during such Participant's lifetime. The option exercise price shall be payable by the Participant (i) in cash, (ii) in Class A Shares having a fair market value equal to the exercise price, (iii) by delivery of a note or other evidence of indebtedness, (iv) by authorizing Zebra to retain Class A Shares having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (vi) by any combination of the foregoing. Upon termination of a Participant's employment with Zebra due to death or Disability (as defined in the 1997 Stock Option Plan), all of such Participant's unexpired and unexercised options shall be exercisable for the shorter of (a) their remaining term or (b) 90 days after either (i) in the case of a Participant's Disability, termination of employment or (ii) in the case of a Participant's death, the date of the appointment of a Representative (as defined in the 1997 Stock Option Plan) or such other period as the Zebra Option Committee may determine. If a Participant retires or if a Participant involuntarily ceases to be an employee of Zebra (other than due to death, Disability or as a result of termination for Cause (as defined in the 1997 Stock Option Plan)), all of such Participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or 90 days (or such shorter period as the Zebra Option Committee may specify) after termination of employment. If a Participant voluntarily ceases to be an employee of Zebra (other than due to retirement) or is terminated as a result of Cause, all of such Participant's outstanding options shall terminate 30 days (or such shorter period as the Zebra Option Committee may specify) after termination of employment.

    Upon receipt of a notice from a Participant to exercise an option, the Zebra Option Committee may elect to cash out all or part of any such option by paying the Participant, in cash or Class A Shares, the following amount: (i) the excess of the fair market value of the Class A Shares subject to the unexercised option over the option price, multiplied by (ii) the number of Class A Shares for which the option is to be exercised.

    DIVIDEND EQUIVALENTS--The Zebra Option Committee is authorized to grant dividend equivalents conferring on Participants the right to receive cash, Class A Shares, or other property equal in value to dividends paid on a specified number of Class A Shares under an option. Dividend equivalents may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Class A Shares or other investment vehicles as specified by the Zebra Option Committee.

CHANGES IN CONTROL

    Upon the occurrence of a Change in Control (as defined below), all unexercised stock options shall become immediately exercisable, to the extent provided by the Zebra Option Committee in an award agreement or otherwise. In addition, unless the Zebra Option Committee provides otherwise in an option agreement, after the Change in Control a Participant shall have the right, by giving notice during the 60-day period from and after a Change in Control to Zebra, to surrender all or part of the outstanding awards and receive in cash from Zebra the following amount for each award: (i) the excess of the Change in Control Price (as defined below) over the exercise price of the award, multiplied by (ii) the number of Class A Shares subject to the award. The "Change in Control Price" is the higher of (i) the highest reported sales price of a share of Class A Common Stock in any transaction reported on the principal exchange on which such shares are listed or on the Nasdaq National Market during the 60-day period prior to the Change of Control, or (i) if the Change in Control event is a tender offer, merger or other reorganization, the highest price to be paid per share of Class A Common Stock in such transaction.

    For purposes of the 1997 Stock Option Plan, a "Change in Control" shall be deemed to have occurred if (i) any corporation, person or other entity (other than Zebra, a permitted transferee, a majority-owned subsidiary of Zebra or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by Zebra), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than the greater of (a) 25% of the combined voting power of Zebra's then outstanding securities or (b) the percentage of the combined voting power of Zebra's then outstanding securities which equals (1) 10% plus (2) the percentage of the combined voting power of Zebra's outstanding securities held by such corporation, person or entity on the effective date of the 1997 Stock Option Plan; (ii)(a) the stockholders of Zebra approve a definitive agreement to merge or consolidate Zebra with or into another corporation other than a majority-owned subsidiary of Zebra, or to sell or otherwise dispose of all or substantially all of Zebra's assets, and (b) the persons who were the members of the Zebra Board of Directors prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof, (iii) the stockholders of Zebra approve a plan of liquidation of Zebra; or (iv) within any period of 24 consecutive months, persons who were members of the Zebra Board of Directors immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Zebra Board of Directors immediately prior to such 24-month period and who constituted a majority of the Zebra Board of Directors at the time of such election, cease to constitute a majority of the Zebra Board of Directors.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

    The following summary of tax consequences with respect to the awards granted under the 1997 Stock Option Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

NON-QUALIFIED STOCK OPTIONS

    PARTICIPANT--Generally, a Participant receiving a non-qualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such Option, the excess of the fair market value of the Class A Shares subject to the non-qualified stock option on the date of exercise over the exercise price will be taxable to the Participant as ordinary income. The Participant will have a capital gain (or loss) upon the subsequent sale of the Class A Shares received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the Class A Shares on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will commence on the date the non-qualified stock option is exercised.

    TAX WITHHOLDING--The amount of income that is taxable to a Participant upon the exercise of a non-qualified stock option will be treated as compensation income. Accordingly, such amount will be subject to applicable withholding of federal, state and local income taxes and social security taxes.

    IF THE PARTICIPANT USES COMPANY STOCK TO PAY THE OPTION EXERCISE PRICE--If the Participant who exercises a non-qualified stock option pays the exercise price by tendering Class A Shares and receives back a larger number of Class A Shares, the Participant will realize taxable income in an amount equal to the fair market value of the additional Class A Shares received on the date of exercise, less any cash paid in addition to the Class A Shares tendered. Upon a subsequent sale of the Class A Shares received, the number of Class A Shares equal to the number delivered as payment of the exercise price will have a tax basis equal to that of the Class A Shares originally tendered. The additional newly-acquired Class A Shares obtained upon exercise of the non-qualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

    ZEBRA--Zebra generally will be entitled to a tax deduction in the same amount and in the same year in which the Participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

INCENTIVE STOCK OPTIONS

    PARTICIPANT--Generally, a Participant will not realize any taxable income for federal income tax purposes at the time an incentive stock option is granted. Upon exercise of the incentive stock option, the Participant will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the Participant transfers Class A Shares received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the Class A Shares (the "Holding Period"), then, in general, the Participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price, and will have long-term or short-term capital gain (or loss) in an amount equal to the difference between the sale price of the Class A Shares and the fair market value of such shares on the date of exercise. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. If the Participant transfers the Class A Shares after the expiration of the Holding Period, the Participant will recognize income taxable at the capital gains tax rate on the difference between the sale price and the exercise price.

    TAX WITHHOLDING--If the Participant makes any disqualifying disposition prior to the completion of the Holding Period with respect to Class A Shares acquired upon the exercise of an incentive stock option granted under the 1997 Stock Option Plan, then such Participant must remit to Zebra an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred.

    IF THE PARTICIPANT USES CLASS A COMMON STOCK TO PAY THE OPTION EXERCISE PRICE--If a Participant who exercises an incentive stock option pays the option exercise price by tendering Class A Shares, such

Participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered, payment of the exercise price with such stock constitutes a disqualifying disposition. If the Participant pays the exercise price by tendering Class A Shares and the Participant receives back a larger number of shares, under proposed Treasury Regulations, the Participant's basis in the number of shares of newly acquired stock equal to the number of the shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by any amount included in the Participant's gross income as compensation. The additional newly acquired shares obtained upon exercise of the option will have a tax basis of zero. All Class A Shares acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of Class A Shares with the lowest basis.

    ZEBRA--Zebra is not entitled to a tax deduction upon grant, exercise or subsequent transfer of Class A Shares acquired upon exercise of an incentive stock option, provided that the Participant holds the shares received upon the exercise of such option for the Holding Period. If the Participant transfers the Class A Shares acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, Zebra generally is entitled to a deduction at the time the Participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such Participant as a result of such transfer.

PARACHUTE PAYMENTS

    In the event any payments or rights accruing to a Participant upon a Change in Control, or any other payments awarded under the 1997 Stock Option Plan, constitute "parachute payments" under Section 28OG of the Code, depending upon the amount of such payments accruing and the other income of the Participant from Zebra, the Participant may be subject to an excise tax (in addition to ordinary income tax) and Zebra may be disallowed a deduction for the amount of the actual payment.

                       DESCRIPTION OF ZEBRA CAPITAL STOCK

    The authorized capital stock of Zebra consists of 88,358,189 shares of capital stock of all classes, including common stock, $.01 par value per share, divided into Class A Common Stock and Class B Common Stock and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

CLASS A AND CLASS B COMMON STOCK

    The authorized Zebra Common Stock consists of (i) 50,000,000 shares of Class A Common Stock, of which 19,429,874 were outstanding as of the Zebra Record Date and (ii) 28,358,189 shares of Class B Common Stock, of which 4,890,609 were outstanding as of the Zebra Record Date. All shares of Zebra Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class of securities convertible into stock of any class.

    VOTING--Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to 10 votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except as otherwise set forth below or provided by law. Holders of the Class B Common Stock must vote separately as a class to approve the issuance of additional shares of Class B Common Stock to persons who are not "permitted transferees" as defined below. If at any time the number of outstanding shares of Class B Common Stock represents less than 10% of the total number of outstanding shares of both classes of Zebra Common Stock, then at such time such outstanding shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock.

    CONVERSION--Class A Common Stock has no conversion rights. A holder of Class B Common Stock may convert its Class B Common Stock into Class A Common Stock, in whole or in part, at any time and from time to time on a share-for-share basis. If, without consent of the following individuals, any shares of Class B Common Stock are beneficially owned by any person other than Edward Kaplan, Carol Kaplan, Gerhard Cless, Ruth Cless, Meyer Kaplan, Bee Kaplan, Stewart Shiman, Lenin Pellegrino, M.D. or John H. Kindsvater, Jr. (or their respective family members, descendants or trusts for their benefit, entities or organizations controlled by such persons or foundations or charitable organizations established by such persons) (collectively, the "permitted transferees"), such shares automatically convert into an equal number of shares of Class A Common Stock. The permitted transferees have consented, in writing, to the issuance of Class B Common Stock to the holders of Eltron Common Stock pursuant to the Merger Agreement. Therefore, as stated earlier, holders of Eltron Common Stock will be entitled to hold the Class B Common Stock they will receive upon consummation of the Merger, until they opt to convert such shares or sell such shares to anyone other than a permitted transferee.

    Zebra has made arrangements with the Transfer Agent to facilitate conversion, at any time, of Class B Common Stock to Class A Common Stock at the option of a holder of Class B Common Stock or upon sale or transfer of Class B Common Stock to anyone other than the permitted transferees. Instructions for selling Class B Common Stock will be included with the letter of transmittal.

    DIVIDENDS--Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared by the Zebra Board of Directors from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) that the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

    LIQUIDATION--Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of Zebra available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

    OTHER TERMS--Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

    In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Zebra Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

    The rights, preferences and privileges of holders of Zebra Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Zebra may designate and issue in the future.

PREFERRED STOCK

    Zebra has an authorized class of undesignated Preferred Stock consisting of 10 million shares. The Zebra Board of Directors has authority, without any further vote or action by the Zebra stockholders, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designations, preferences and relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Preferred Stock could adversely affect, among other things, the rights of existing stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Zebra Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of Zebra and could make the removal of the present management of Zebra more difficult. Zebra has no present plans to issue any of the Preferred Stock.

DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

    Zebra is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any times within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    Zebra's Certificate of Incorporation (the "Certificate") and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of Zebra. These provisions include (a) the disproportionate voting rights of the Class A Common Stock and Class B Common Stock; (b) a requirement that special meetings of stockholders may

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be called only by the Zebra Board of Directors or by holders of Zebra Common
Stock representing at least 66 2/3% of the votes entitled to be cast by the outstanding Zebra Common Stock; (c) a requirement that stockholder action may be taken only at stockholder meetings or by written consent of the holders of Zebra Common Stock representing at least 66 2/3% of the votes entitled to be cast by the outstanding Zebra Common Stock; (d) the authority of the Zebra Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Zebra Board of Directors may determine; (e) the requirement that the By-laws may only be amended (other than by the Zebra Board of Directors) by the vote of in excess of 66 2/3% of the votes entitled to be cast by the outstanding Zebra Common Stock; and (f) notice requirements in the By-laws relating to nominations to the Zebra Board of Directors and to the raising of business matters at stockholder meetings.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    In connection with the Merger, the Eltron Public Shareholders will be converting their shares of Eltron Common Stock into shares of Class B Common Stock. Zebra is a Delaware corporation and Eltron is a California corporation, and the Zebra Certificate of Incorporation and the Zebra Bylaws differ from the Eltron Articles of Incorporation and the Eltron Bylaws in several significant respects. Because of the differences between the DGCL and the CGCL, and the differences in the charter documents of Zebra and Eltron, the rights of a holder of Zebra Common Stock differ from the rights of a holder of Eltron Common Stock.

    Below is a summary of some of the important differences between the DGCL and the CGCL and the charter documents of Zebra and Eltron. It is not practical to summarize all of such differences in this Joint Proxy Statement/Prospectus, but some of the principal differences which could materially affect the rights of shareholders include the following:

SIZE OF THE BOARD OF DIRECTORS

    As permitted under the DCGL, the Zebra Bylaws state that the number of directors will be set exclusively by the Zebra Board of Directors and authorizes the Zebra Board of Directors to change the number by resolution. The number of directors of Zebra is currently fixed at five. The Zebra Board of Directors acting without stockholder approval may change such number.

    Under the CGCL, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The Eltron Bylaws permit the Eltron Board of Directors to adjust the size of the Board from a minimum of three directors to a maximum of five. The current number of Eltron directors is five.

CLASSIFIED BOARD OF DIRECTORS

    A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Zebra Certificate of Incorporation does not currently provide for a classified board.

    Under the CGCL, directors generally must be elected annually; however, as a "listed corporation" (shares of Eltron Common Stock are traded on Nasdaq) Eltron is permitted to adopt a classified board. The Eltron Articles of Incorporation do not currently provide for a classified board.

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CUMULATIVE VOTING

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided in the certificate of incorporation. The Zebra Certificate of Incorporation does not provide for cumulative voting.

    The CGCL and the Eltron Articles of Incorporation do not provide for cumulative voting unless the name of each candidate has been placed in nomination and notice of cumulative voting is received, in each case, prior to the voting.

REMOVAL OF DIRECTORS

    Under the DGCL, any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the voting shares except that (i) if a corporation has a classified board, the stockholders may remove a director only for cause, unless the certificate of incorporation provides otherwise, and (ii) if a corporation has cumulative voting, less than the entire board can not be removed without cause if the votes cast against removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or if there are classes of directors, at an election of such class of directors.

    Under the CGCL, any director or the entire board of directors may be removed, with or without cause, if the removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote, subject to limitations, if applicable, of cumulative voting, class or series voting and classified board requirements.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the DCGL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). The Zebra Certificate of Incorporation provides for vacancies to be filled by a majority of the directors then in office.

    Under the CGCL, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if the board is so authorized. The Eltron Bylaws provide for vacancies to be filled by a majority of the directors, except that a vacancy created by removal may be filled only by shareholder vote.

INTERESTED DIRECTOR TRANSACTIONS

    Under both the DGCL and CGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure are met. Under the DGCL and CGCL the conditions are similar in that either (i) the shareholders or the disinterested directors must approve any such contract or transaction after the full disclosure of material facts, and in California in the case of board approval, the contract or transaction must have been "just and reasonable" to the corporation, or (ii) the contract or transaction must have been just and reasonable (in California) or fair (in Delaware) as to the corporation at the time it was approved.

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
    Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that uninterested directors may be counted for purposes of establishing quorum).

    Under the DGCL, if board approval is sought, the contract or transactions must be approved by a majority of the disinterested directors (even though less than a quorum).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Zebra and Eltron provide for similar indemnification of directors, officers and employees. Zebra's Certificate of Incorporation, the Eltron Articles of Incorporation and both companies' Bylaws provide that such corporation shall, to the maximum extent and in the manner permitted by the law, indemnify each of its directors, officers and employees against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation; except that Zebra's Certificate of Incorporation does not require indemnification for actions initiated by the person seeking indemnification or for settlements not consented to by Zebra.

    Under both the DGCL and the CGCL, other than an action brought by or in the right of the corporation, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or under the DGCL not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, such indemnification is limited to expenses actually and reasonably incurred and permitted only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or under the DGCL not opposed to, the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses which the court deems proper. To the extent that the proposed indemnitee (only officers or directors under the DGCL) has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses actually and reasonably incurred by him in connection with the action.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND ARTICLES OF INCORPORATION

    Under the DGCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The Zebra Certificate of Incorporation requires approval by 66 2/3% of the outstanding shares entitled to vote in order to amend certain provisions of the Zebra Certificate of Incorporation relating to amendment of the Zebra Bylaws, actions by stockholders and the calling of special meetings.

    Under the CGCL, a corporation's articles of incorporation can be amended by the affirmative vote of the majority of the board of directors of the corporation and of the holders of a majority of the outstanding shares entitled to vote, unless the corporation's articles of incorporation require the vote of a larger portion of the shares. The Eltron Articles of Incorporation do not require a larger percentage affirmative vote than a majority of the shares entitled to vote thereon.

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
AMENDMENT OF BYLAWS

    Under the Zebra Certificate of Incorporation and Zebra Bylaws, the stockholders of Zebra may alter, amend or repeal the Zebra Bylaws by a vote of at least 66 2/3% of the outstanding shares entitled to vote thereon. Under the Zebra Certificate of Incorporation and Zebra Bylaws, the Zebra Board of Directors may amend the Zebra Bylaws or enact other bylaws by a majority vote.

    Under the Eltron Bylaws, the shareholders of Eltron may alter, amend or repeal the Eltron Bylaws by a majority vote of the outstanding shares entitled to vote. The Eltron Bylaws also authorize the Eltron Board of Directors to alter, amend or repeal the Eltron Bylaws (other than to change the authorized number of directors). Under the CGCL, an amendment to the bylaws reducing the minimum number of directors below five cannot be adopted if the votes against the amendment exceed 16 2/3% of the outstanding shares entitled to vote thereon.

POWER TO CALL SPECIAL SHAREHOLDERS' OR STOCKHOLDERS' MEETING; ACTION BY CONSENT

    Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Zebra Certificate of Incorporation and the Zebra Bylaws provide that special meetings of stockholders may be called by a majority of the Zebra Board of Directors or by the holders of shares of common stock representing at least 66 2/3% of the votes entitled to be cast in the election of directors. The Zebra Certificate of Incorporation provides that any action taken by stockholders may be effected at an annual or special meeting or may be effected by written consent without a meeting if such consent is signed by holders of outstanding shares of common stock representing at least 66 2/3% of the votes entitled to be cast by the outstanding common stock.

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the Chairman of the board of directors, the President, or by one or more shareholders holding ten percent or more of the votes entitled to vote thereon. In addition, the Eltron Bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of the requisite number of outstanding shares entitled to vote thereon. In the case of the election of Eltron directors (other than an election to fill a vacancy that has not been filled by the directors), however, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

INSPECTION OF SHAREHOLDERS' LIST

    Both the DGCL and the CGCL allow any stockholder or shareholder, respectively, to inspect the stockholders' or shareholders' list for a purpose reasonably related to such person's interest as a stockholder or shareholder. The CGCL provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list by a person or persons holding 5% or more of a corporation's outstanding voting shares, or any shareholder or shareholders holding one percent 1% or more of such shares who has filed certain documents with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection.

DIVIDENDS AND REPURCHASES OF SHARES

    The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Zebra Certificate of Incorporation does not contain any such restrictions on Zebra's ability to declare and pay dividends. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such

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
redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

    Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets, as defined, would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years). Such tests are applied to California corporations on a consolidated basis. Under the CGCL, there are certain exceptions to the foregoing rules for repurchases of shares including in connection with certain rescission actions or pursuant to certain employee stock plans.

APPROVAL OF CERTAIN CORPORATE TRANSACTIONS

    Under both the DGCL and the CGCL, with certain exceptions, any merger, consolidation or sale, lease or exchange of all or substantially all of the assets must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote. Under the CGCL, similar board and shareholder approval is also required in connection with certain additional acquisition transactions.

BUSINESS COMBINATION FOLLOWING A CHANGE OF CONTROL

    The DGCL prohibits certain business combinations between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested shareholder" for a period of three years following the time that such person became an "interested shareholder," unless certain conditions are met or unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by such provisions. The Zebra Certificate of Incorporation does not contain such an election.

    The CGCL does not contain an analogous law. However, the CGCL does provide that (i) in connection with a sale of all or substantially all of the assets of a corporation where the buyer is in control of or under common control with the seller (control being ownership of shares possessing more than fifty percent of the voting powers), the principal terms of the sale must be approved by at least 90% of the voting power unless the sale is in consideration of nonredeemable common shares of the purchasing corporation or its parent and (ii) in connection with a merger where one constituent corporation or its parent owns more than 50% of the voting power of another constituent corporation (but less than 90% of the voting power of each class) the nonredeemable common stock of a disappearing corporation may be converted only into nonredeemable common shares of the surviving corporation or parent unless all of the shareholders of the class consent or the transaction is determined to be fair by the California Commissioner of Corporations.

SHAREHOLDER DERIVATIVE SUITS

    Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL provides that a shareholder

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bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPRAISAL RIGHTS

    Under the DGCL and the CGCL, a stockholder and a shareholder, respectively, of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder may otherwise receive in the transaction. The limitations on the availability of appraisal rights under the DGCL are different from those under the CGCL.

    Under the DGCL, appraisal rights are not available to: (i) stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market security on a interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of a corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger, and if certain other conditions are met.

    Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right. See "Approval of the Merger and Related Transactions--Rights of Eltron Dissenting Shareholders." Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization shall own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent.

    The DGCL also does not provide stockholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its capital stock: (i) in exchange for all or substantially all of the assets of the business to be acquired, (ii) in exchange for more than fifty percent of the outstanding shares of the corporation to be acquired, or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. The CGCL generally treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

    DISSENTERS' RIGHTS MAY, IN CERTAIN CIRCUMSTANCES, BE AVAILABLE TO SHAREHOLDERS OF ELTRON WITH RESPECT TO THE MERGER. SEE "APPROVAL OF THE MERGER--RIGHTS OF DISSENTING ELTRON SHAREHOLDERS."

DISSOLUTION

    Under the DGCL, unless approved by stockholders holding 100% of the total voting power of the corporation, a dissolution must be initiated by the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

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
    Under the CGCL, shareholders holding 50% or more of the voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the corporations' articles of incorporation.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Zebra as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and financial statement schedule of Eltron as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    With respect to Zebra's unaudited interim consolidated financial information for the periods ended July 4, 1998, June 28, 1997, April 4, 1998 and March 29, 1997 incorporated by reference herein, KPMG Peat Marwick LLP, independent certified public accountants, have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended July 4, 1998 and April 4, 1998 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters relating to the issuance and validity of the Class B Shares issuable in connection with the Merger and certain federal income tax matters for Zebra will be passed upon for Zebra by Katten Muchin & Zavis, Chicago, Illinois. Certain legal matters relating to federal income tax matters will be passed upon for Eltron by Troy & Gould Professional Corporation, Los Angeles, California.

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                      WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http:// www.sec.gov."

    The Class A Shares and the Eltron Common Stock are quoted on the Nasdaq National Market. The Class B Shares are not traded or quoted on any securities exchange. Reports and other information concerning Zebra and Eltron may be inspected at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Zebra has filed with the Commission a Registration Statement on Form S-4 with respect to (1) the Class B Shares to be issued to holders of Eltron Common Stock (other than shares owned by Zebra and its affiliates) pursuant to the Merger Agreement and (2) the Class A Shares issuable upon conversion of such Class B Shares. This Joint Proxy Statement/Prospectus constitutes the prospectus of Zebra that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including exhibits, may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

    The Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The following documents previously filed with the Commission by Eltron (Commission File Number 000-23342) are incorporated by reference into this Joint Proxy Statement/Prospectus:

    1. Eltron's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2. Eltron's Current Report on Form 8-K filed with the Commission on April 10, 1998;

    3. Eltron's Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1998 (referred to as June 30, 1998 for the basis of presentation);

    4. Eltron's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1998 (referred to as March 31, 1998 for the basis of presentation); and

    5. The description of Eltron Common Stock contained in the Registration Statement on Form SB-2 filed with the Commission on February 8, 1994.

    The following documents previously filed with the Commission by Zebra (Commission File Number 000-19406) are incorporated by reference into this Joint Proxy Statement/Prospectus:

    1. Zebra's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2. Zebra's Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1998;

    3. Zebra's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1998; and

    4. The description of the Class A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on July 15, 1991.

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    We are also incorporating by reference additional documents that we file with the Commission between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our stockholders.

    If you are a Zebra stockholder or an Eltron shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. You may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Eltron International, Inc.                Zebra Technologies Corporation
41 Moreland                               333 Corporate Woods Parkway
Simi Valley, CA 93065-1692                Vernon Hills, IL 60061-3109
Tel: (805) 579-1800                       Tel: (847) 634-6700
Attn: Kriston D. Qualls                   Attn: Doug Fox

    If you would like to request documents from us, please do so by October 6, 1998 to receive them before the meetings.

    You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Zebra proposals and the Eltron proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated September 3, 1998. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to you nor the issuance of Zebra Common Stock in the Merger shall create any implication to the contrary.

    This Joint Proxy Statement/Prospectus is being furnished:

    (1) to Eltron's shareholders in connection with the solicitation of proxies by the Eltron Board of Directors for use at the Eltron Special Meeting. Each copy of this Joint Proxy Statement/ Prospectus mailed to the Eltron shareholders is accompanied by a form of proxy for use at the Eltron Special Meeting. This Joint Proxy Statement/Prospectus is also being furnished by Zebra to holders of Eltron Common Stock as a prospectus in connection with the Class B Shares to be issued upon consummation of the Merger; and

    (2) to Zebra's stockholders in connection with the solicitation of proxies by the Zebra Board of Directors for use at the Zebra Special Meeting. Each copy of this Joint Proxy Statement/ Prospectus mailed to the Zebra stockholders is accompanied by a form of proxy for use at the Zebra Special Meeting.

    Zebra has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Zebra, and Eltron has supplied all such information relating to Eltron.

                       SELECTED HISTORICAL AND UNAUDITED
                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following tables set forth certain selected historical financial data for Zebra and Eltron, and selected unaudited pro forma condensed combined financial data after giving effect to the Merger as a pooling-of-interests for accounting purposes, assuming the Merger had occurred at the beginning of the periods presented.

    The selected unaudited pro forma condensed combined financial data of Zebra and Eltron is derived from the unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement/Prospectus, gives effect to the Merger as a pooling-of-interests, and should be read in conjunction with such unaudited pro forma statements, the notes thereto, and other financial information contained or incorporated herein by reference.

    The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position.

SELECTED HISTORICAL FINANCIAL DATA


    SELECTED ZEBRA CONSOLIDATED FINANCIAL DATA--The following selected consolidated historical financial data of Zebra for each of the five years in the period ended December 31, 1997 have been derived from the Zebra historical consolidated financial statements, as audited by KPMG Peat Marwick LLP, independent accountants, and should be read in conjunction with such financial statements, the notes thereto and other financial information included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The consolidated statement of operations data of Zebra for the six-month periods ended June 28, 1997 and July 4, 1998 and the consolidated balance sheet data of Zebra as of July 4, 1998 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of Zebra and, in the opinion of management of Zebra, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six-month periods ended June 28, 1997 and July 4, 1998 are not necessarily indicative of results to be expected for any future period.

          ZEBRA SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------  ----------------------
                                                                                                               JUNE 28,     JULY 4,
                                                         1993       1994      1995(1)    1996(1)    1997(1)     1997(1)      1998
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------

                                                                                                                   (UNAUDITED)
HISTORICAL STATEMENT OF INCOME DATA:
Net sales............................................  $  87,456  $ 107,103  $ 145,348  $ 163,980  $ 192,071   $  88,853   $ 105,567
Cost of sales........................................     43,889     55,080     76,241     85,302     93,871      44,124      50,637
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Gross profit.........................................     43,567     52,023     69,107     78,678     98,200      44,729      54,930
Operating expenses:
  Sales and marketing................................      9,204      9,011     12,421     15,445     19,951       8,945      10,937
  Research and development...........................      4,619      5,835      7,771      9,615     10,784       5,167       6,360
  General administrative.............................      4,847      6,834      8,934     11,155     14,690       6,917       8,532
  Merger costs.......................................     --         --         --            315     --          --          --
  Acquired in-process technology(2)..................     --         --         --          1,117     --          --          --
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total operating expenses.............................     18,670     21,680     29,126     37,647     45,425      21,029      25,829
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Operating income.....................................     24,897     30,343     39,981     41,031     52,775      23,700      29,101
Other income, net(3).................................      3,571      2,533      5,444      6,358     13,959       9,358       4,863
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Income from continuing operations before income
  taxes..............................................     28,468     32,876     45,425     47,389     66,734      33,058      33,964
Income taxes.........................................     10,213     11,803     15,851     16,536     23,924      11,887      12,243
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income from continuing operations................     18,255     21,073     29,574     30,853     42,810      21,171      21,721
Loss from discontinued operations (less applicable
  income tax benefit)(4).............................     --         --          7,010      1,938      1,692       2,655      --
Loss on disposal of discontinued operations..........     --         --         --         --            963      --          --
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income...........................................  $  18,255  $  21,073  $  22,564  $  28,915  $  40,155   $  18,516   $  21,721
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  -----------  ---------

Basic earnings per share from continuing
  operations.........................................  $    0.76  $    0.88  $    1.23  $    1.27  $    1.77   $    0.87   $    0.89
Diluted earnings per share from continuing
  operations.........................................  $    0.76  $    0.87  $    1.22  $    1.27  $    1.76   $    0.87   $    0.89
Basic earnings per share.............................  $    0.76  $    0.88  $    0.94  $    1.19  $    1.66   $    0.76   $    0.89
Diluted earnings per share...........................  $    0.76  $    0.87  $    0.93  $    1.19  $    1.65   $    0.76   $    0.89

Weighted average shares outstanding..................     24,020     23,947     24,113     24,203     24,255      24,242      24,298
Weighted average and equivalent shares outstanding...     24,020     24,222     24,166     24,241     24,318      24,281      24,412

                                                                               AS OF DECEMBER 31,                       AS OF
                                                              -----------------------------------------------------    JULY 4,
                                                                1993       1994       1995       1996       1997        1998
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                                     (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents and investments and marketable
    securities..............................................  $  41,498  $  54,203  $  71,858  $  94,540  $ 128,853   $ 144,542
  Working capital...........................................     55,972     76,241     99,833    130,053    164,906     181,960
  Total assets..............................................     76,697     95,043    131,071    164,386    203,584     226,344
  Long-term debt, less current portion......................        293        236      2,177      2,326        263          17
  Total shareholders' equity................................     60,635     82,032    108,206    140,456    179,551     201,723

------------------------

(1) As of June 28, 1997, Zebra made the decision to discontinue the operations of its VTI subsidiary. VTI was acquired in July 1995.

(2) In conjunction with the purchase of Fenestra Computer Services in February 1996, acquired in-process technology valued at $1,117 was expensed immediately.

(3) Other income includes a one-time pretax gain of $5,458 during the first quarter of 1997 from the sale of Zebra's investment in Norand Corporation common stock.

(4) In conjunction with the acquisition of VTI in July 1995, acquired in-process technology valued at $6,028 was expensed immediately.

    SELECTED ELTRON CONSOLIDATED FINANCIAL DATA--The following selected historical financial data of Eltron for the five years in the period ended December 31, 1997 have been derived from the Eltron historical financial statements as audited by Coopers & Lybrand L.L.P., independent accountants, and should be read in conjunction with such financial statements, the notes thereto and other financial information included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The statement of income data for Eltron for the six-month periods ended June 30, 1997 and 1998 and the balance sheet data of Eltron as of June 30, 1998 are unaudited but have been prepared on the same basis as the audited financial statements of Eltron and, in the opinion of management of Eltron, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

         ELTRON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                           SIX
                                                                                                                         MONTHS
                                                                                                                          ENDED
                                                                             YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                           -----------------------------------------------------------  ---------
                                                             1993(1)      1994(1)      1995(1)      1996       1997       1997
                                                           -----------  -----------  -----------  ---------  ---------  ---------
                                                                                                                        (UNAUDITED)
HISTORICAL STATEMENT OF INCOME DATA(1):
Sales....................................................   $  17,989    $  29,276    $  54,971   $  88,510  $ 105,029  $  50,683
Cost of goods sold.......................................      10,961       16,253       30,124      50,171     59,521     28,295
                                                           -----------  -----------  -----------  ---------  ---------  ---------
Gross profit.............................................       7,028       13,023       24,848      38,339     45,508     22,388
Operating expenses:
  Selling, general and administrative....................       3,984        5,803       11,270      16,399     19,894      9,632
  Research and product development.......................       1,592        1,885        2,932       5,309      7,127      3,431
  Gain on sale of subsidiary's assets....................      --           --           --          --         --         --
  Write-off of acquired in-process technology and other
    costs associated with acquisition....................      --           --           --           3,528     --         --
                                                           -----------  -----------  -----------  ---------  ---------  ---------
Total operating expenses.................................       5,576        7,688       14,202      25,236     27,021     13,063
                                                           -----------  -----------  -----------  ---------  ---------  ---------
Income from operations...................................       1,452        5,335       10,646      13,103     18,487      9,325
Other income (expense), net..............................        (379)        (116)         115         211        132        136
                                                           -----------  -----------  -----------  ---------  ---------  ---------
Income before income tax expense.........................       1,073        5,219       10,761      13,314     18,619      9,461
Provision for income taxes...............................          73        1,596        3,641       6,215      6,982      3,499
                                                           -----------  -----------  -----------  ---------  ---------  ---------
Net income...............................................   $   1,000    $   3,623    $   7,120   $   7,099  $  11,637  $   5,962
                                                           -----------  -----------  -----------  ---------  ---------  ---------
                                                           -----------  -----------  -----------  ---------  ---------  ---------

Net income per basic share...............................   $    0.33    $    0.64    $    1.07   $    0.98  $    1.57  $    0.81
Net income per diluted share.............................   $    0.28    $    0.58    $    0.97   $    0.91  $    1.49  $    0.76

Basic weighted shares outstanding........................       3,000        5,627        6,683       7,226      7,395      7,351
Diluted weighted shares outstanding......................       3,542        6,212        7,349       7,821      7,802      7,884


                                                             1998
                                                           ---------

HISTORICAL STATEMENT OF INCOME DATA(1):
Sales....................................................  $  62,303
Cost of goods sold.......................................     36,651
                                                           ---------
Gross profit.............................................     25,652
Operating expenses:
  Selling, general and administrative....................     11,329
  Research and product development.......................      4,193
  Gain on sale of subsidiary's assets....................       (404)
  Write-off of acquired in-process technology and other
    costs associated with acquisition....................     --
                                                           ---------
Total operating expenses.................................     15,118
                                                           ---------
Income from operations...................................     10,534
Other income (expense), net..............................        191
                                                           ---------
Income before income tax expense.........................     10,725
Provision for income taxes...............................      4,076
                                                           ---------
Net income...............................................  $   6,649
                                                           ---------
                                                           ---------
Net income per basic share...............................  $    0.88
Net income per diluted share.............................  $    0.85
Basic weighted shares outstanding........................      7,597
Diluted weighted shares outstanding......................      7,800

                                                                                       AS OF DECEMBER 31,
                                                                 ---------------------------------------------------------------
                                                                   1993(1)      1994(1)      1995(1)       1996         1997
                                                                 -----------  -----------  -----------  -----------  -----------
HISTORICAL BALANCE SHEET DATA(1):
  Cash and cash equivalents and short-term investments.........   $     432    $   5,850    $  16,281    $   9,237    $  10,466
  Working capital..............................................       2,553       10,463       31,536       34,625       44,956
  Total assets.................................................       7,655       19,494       45,624       54,245       66,862
  Long-term debt, less current portion.........................         504       --              751          811           50
  Total shareholders' equity...................................       1,969       11,780       36,185       43,551       56,669

                                                                 AS OF JUNE
                                                                     30,
                                                                    1998
                                                                 -----------
                                                                 (UNAUDITED)
HISTORICAL BALANCE SHEET DATA(1):
  Cash and cash equivalents and short-term investments.........   $  10,641
  Working capital..............................................      43,335
  Total assets.................................................      78,194
  Long-term debt, less current portion.........................          33
  Total shareholders' equity...................................      63,417

------------------------

(1) Effective March 1, 1996, Eltron acquired RJS, Incorporated in a business combination accounted for as a pooling-of-interests. Financial information prior to March 1, 1996 has been restated to give effect to the combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The accompanying unaudited pro forma condensed combined financial information combines the historical results of Zebra and Eltron as if the Merger occurred on January 1, 1993. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the combined company's results of operations or financial position would have been had the Merger between Zebra and Eltron occurred on the dates indicated or for any future period or date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical financial statements of Zebra and Eltron, from the companies' annual reports on Form 10-K for the year ended December 31, 1997 and quarterly reports on Form 10-Q for the quarters ended July 4, 1998 and June 30, 1998, respectively, incorporated herein by reference.

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED
                                                     -----------------------------------------------------  --------------------
                                                                                                            JUNE 28,    JULY 4,
                                                       1993       1994       1995       1996       1997       1997      1998(2)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA STATEMENT OF INCOME DATA:
Net sales..........................................  $ 105,445  $ 136,379  $ 200,319  $ 252,490  $ 297,100  $ 139,536  $ 167,870
Cost of sales......................................     54,850     71,333    106,365    135,473    153,392     72,419     87,288
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.......................................     50,595     65,046     93,954    117,017    143,708     67,117     80,582
Operating expenses:
  Selling, general and administrative..............     18,035     21,648     32,625     42,999     54,535     25,494     30,798
  Research and development.........................      6,211      7,720     10,703     14,924     17,911      8,598     10,553
  Merger costs.....................................     --         --         --            315     --         --         --
  Gain on sale of subsidiary's assets..............     --         --         --         --         --         --           (404)
  Acquired in-process technology...................     --         --         --          4,645     --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses...........................     24,246     29,368     43,328     62,883     72,446     34,092     40,947
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...................................     26,349     35,678     50,626     54,134     71,262     33,025     39,635
Other income, net(3)...............................      3,192      2,417      5,559      6,569     14,091      9,494      3,384
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income
  taxes............................................     29,541     38,095     56,185     60,703     85,353     42,519     43,019
Income taxes.......................................     10,286     13,399     19,492     22,751     30,906     15,386     15,717
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income from continuing operations..............  $  19,255  $  24,696  $  36,693  $  37,952  $  54,447  $  27,133  $  27,302
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

Basic earnings per share from continuing
  operations.......................................  $    0.72  $    0.85  $    1.22  $    1.24  $    1.76  $    0.88  $    0.88
Diluted earnings per share from continuing
  operations.......................................  $    0.71  $    0.83  $    1.19  $    1.21  $    1.74  $    0.86  $    0.87

Weighted average shares outstanding................     26,720     29,011     30,128     30,706     30,910     30,858     30,912
Weighted average and equivalent shares
  outstanding......................................     27,208     29,813     30,780     31,280     31,340     31,377     31,209

                                                                                                            AS OF
                                                                                                           JULY 4,
                                                                                                            1998
                                                                                                          ---------
PRO FORMA BALANCE SHEET DATA:
  Cash and cash equivalents and investments and marketable securities...................................  $ 145,232
  Working capital(1)....................................................................................    209,930
  Total assets..........................................................................................    294,587
  Long-term debt, less current portion..................................................................         50
  Total shareholders' equity(1).........................................................................    250,377

------------------------

(1) Adjusted to reflect estimated nonrecurring transaction costs of $5,414, consisting of investment banking and professional fees, which will be expensed at the time the merger is consummated. This estimate does not include costs to integrate the combining companies.

(2) Adjusted to reflect the elimination of Zebra's intercorporate investment in Eltron Common Stock as of July 4, 1998 and related gains on such investment for the six months then ended.

(3) Other income includes a one-time pretax gain of $5,458 during the first quarter of 1997 from the sale of Zebra's investment in Norand Corporation common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following unaudited pro forma condensed combined balance sheet and statements of income give effect to the Merger of Zebra and Eltron as if the Merger had been effective for all periods presented. The Merger will be accounted for by the pooling-of-interests method of accounting. The unaudited pro forma condensed combined balance sheet and statements of income do not purport to be indicative of the financial position or the results of operations of Zebra had the transaction actually been completed as of the beginning of the periods presented, or which may be obtained in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JULY 4, 1998
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                 PRO
                                           ZEBRA    ELTRON     ADJUSTMENT       FORMA
                                          --------  -------  ---------------   --------
                                        ASSETS
Current assets:
  Cash and cash equivalents.............  $  9,372  $ 3,818   $ --             $ 13,190
  Investment and marketable
    securities..........................   135,170    6,823    (9,951)(c)       132,042
  Accounts receivable, net..............    38,194   22,994     --               61,188
  Inventories...........................    19,853   21,547     --               41,400
  Prepaid expenses and other current
    assets..............................       773    1,093     --                1,866
  Deferred income taxes.................     2,365    1,804     --                4,169
                                          --------  -------  ---------------   --------
Total current assets....................   205,727   58,079    (9,951)          253,855
Property and equipment, net.............    16,581   19,046     --               35,627
Goodwill................................     --         597     --                  597
Other assets............................     4,036      472     --                4,508
                                          --------  -------  ---------------   --------
TOTAL ASSETS............................  $226,344  $78,194   $(9,951)         $294,587
                                          --------  -------  ---------------   --------
                                          --------  -------  ---------------   --------

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $ 12,778  $ 8,121   $ --             $ 20,899
  Accrued liabilities...................     6,713    4,445     5,414(b)         16,572
  Earnout obligation....................     --         980     --                  980
  Short-term note payable...............       137    --        --                  137
  Current portion of obligation under
    capital lease with related party....        66    --        --                   66
  Income taxes payable..................     4,073    1,198     --                5,271
                                          --------  -------  ---------------   --------
Total current liabilities...............    23,767   14,744     5,414            43,925
Obligation under capital lease with
  related party, less current portion...        17    --        --                   17
Long-term obligations...................     --          33     --                   33
Other...................................       260    --        --                  260
Deferred income taxes...................       577    --         (602)(c)           (25)
                                          --------  -------  ---------------   --------
Total liabilities.......................    24,621   14,777     4,812            44,210

Total shareholders' equity..............   201,723   63,417    (9,349)(a)(c)    250,377
                                                               (5,414)(b)
                                          --------  -------  ---------------   --------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY................................  $226,344  $78,194   $(9,951)         $294,587
                                          --------  -------  ---------------   --------
                                          --------  -------  ---------------   --------

--------------------------
(a) The pro forma amount assumes 6,502,181 shares of Zebra Class B Common Stock are issued in the Merger, based on the Exchange Ratio of 0.90 shares of Zebra Class B Common Stock for each share of Eltron Common Stock outstanding as of June 30, 1998 (excluding 372,000 shares of Eltron Common Stock owned by Zebra at that date). The actual number of shares of Zebra Class B Common Stock to be issued will be determined at the time the Merger is consummated.

(b) Adjusted to reflect estimated nonrecurring transaction costs of $5,414, consisting of investment banking and professional fees, which will be expensed at the time the Merger is consummated. This estimate does not include costs to integrate the combining companies.

(c) Adjusted to eliminate Zebra's intercorporate investment of 372,000 shares of Eltron Common Stock as of July 4, 1998.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JULY 4, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ZEBRA   ELTRON   ADJUSTMENT    PRO FORMA
                                          -------  -------  -----------   ---------
Net sales...............................  $105,567 $62,303    $--          $167,870
Cost of sales...........................   50,637   36,651    --            87,288
                                          -------  -------  -----------   ---------
  Gross profit..........................   54,930   25,652    --            80,582
Operating expenses......................   25,829   15,118    --            40,947
                                          -------  -------  -----------   ---------
  Operating income......................   29,101   10,534    --            39,635
Other income, net.......................    4,863      191   (1,859)(b)      3,384
                                                                189(b)
                                          -------  -------  -----------   ---------
Income before income taxes..............   33,964   10,725   (1,670)        43,019
Income taxes............................   12,243    4,076     (602)(b)     15,717
                                          -------  -------  -----------   ---------
Net income..............................  $21,721  $ 6,649   ($1,068)      $27,302
                                          -------  -------  -----------   ---------
                                          -------  -------  -----------   ---------

Basic earnings per share................  $  0.89  $  0.88                 $  0.88
Diluted earnings per share..............  $  0.89  $  0.85                 $  0.87

Weighted average shares outstanding.....   24,298    7,597     (760)(a)     30,912
                                                               (223)(b)

Weighted average and equivalent shares
  outstanding...........................   24,412    7,800     (780)(a)     31,209
                                                               (223)(b)

------------------------

(a) The calculation of basic and diluted net earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Zebra and Eltron Common Stock adjusted to equivalent shares of Zebra Common Stock.

(b) Adjusted to eliminate gains of $1,859 related to the increase in the fair market value of Zebra's intercorporate investment in Eltron Common Stock and to reflect the assumed weighted return of $189 on the cost of $8,092 of such intercorporate investment at Zebra's average return on its portfolio of investments and marketable securities of approximately 7%, the related tax effect of $602 of such adjustments, and the decreasing effect of 223 shares on the weighted average shares outstanding and weighted average and equivalent shares outstanding by eliminating such intercorporate investment.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 28, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ZEBRA   ELTRON   ADJUSTMENT    PRO FORMA
                                          -------  -------  -----------   ---------
Net sales...............................  $88,853  $50,683    $--          $139,536
Cost of sales...........................   44,124   28,295    --            72,419
                                          -------  -------    -----       ---------
  Gross profit..........................   44,729   22,388    --            67,117
Operating expenses......................   21,029   13,063    --            34,092
                                          -------  -------    -----       ---------
  Operating income......................   23,700    9,325    --            33,025
Other income, net.......................    9,358      136    --             9,494
                                          -------  -------    -----       ---------
Income from continuing operations before
  income taxes..........................   33,058    9,461    --            42,519
Income taxes............................   11,887    3,499    --            15,386
                                          -------  -------    -----       ---------
Net income from continuing operations...  $21,171  $ 5,962    $--          $27,133
                                          -------  -------    -----       ---------
                                          -------  -------    -----       ---------

Basic earnings per share from continuing
  operations............................  $  0.87  $  0.81                 $  0.88
Diluted earnings per share from
  continuing operations.................  $  0.87  $  0.76                 $  0.86

Weighted average shares outstanding.....   24,242    7,351     (735)(a)     30,858
Weighted average and equivalent shares
  outstanding...........................   24,281    7,884     (788)(a)     31,377

------------------------

(a) The calculation of basic and diluted net earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Zebra and Eltron Common Stock adjusted to equivalent shares of Zebra Common Stock.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ZEBRA     ELTRON   ADJUSTMENT    PRO FORMA
                                          --------  --------  -----------   ---------
Net sales...............................  $192,071  $105,029    $--         $297,100
Cost of sales...........................    93,871    59,521    --           153,392
                                          --------  --------    -----       ---------
  Gross profit..........................    98,200    45,508    --           143,708
Operating expenses......................    45,425    27,021    --            72,446
                                          --------  --------    -----       ---------
  Operating income......................    52,775    18,487    --            71,262
Other income, net.......................    13,959       132    --            14,091
                                          --------  --------    -----       ---------
Income from continuing operations before
  income taxes..........................    66,734    18,619    --            85,353
Income taxes............................    23,924     6,982    --            30,906
                                          --------  --------    -----       ---------
Net income from continuing operations...  $ 42,810  $ 11,637    $--         $ 54,447
                                          --------  --------    -----       ---------
                                          --------  --------    -----       ---------

Basic earnings per share from continuing
  operations............................  $   1.77  $   1.57                $   1.76
Diluted earnings per share from
  continuing operations.................  $   1.76  $   1.49                $   1.74

Weighted average shares outstanding.....    24,255     7,395     (740)(a)     30,910
Weighted average and equivalent shares
  outstanding...........................    24,318     7,802     (780)(a)     31,340

------------------------

(a) The calculation of basic and diluted net earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Zebra and Eltron Common Stock adjusted to equivalent shares of Zebra Common Stock.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ZEBRA    ELTRON   ADJUSTMENT    PRO FORMA
                                          --------  -------  -----------   ---------
Net sales...............................  $163,980  $88,510    $--         $252,490
Cost of sales...........................    85,302   50,171    --           135,473
                                          --------  -------    -----       ---------
  Gross profit..........................    78,678   38,339    --           117,017
Operating expenses......................    37,647   25,236    --            62,883
                                          --------  -------    -----       ---------
  Operating income......................    41,031   13,103    --            54,134
Other income, net.......................     6,358      211    --             6,569
                                          --------  -------    -----       ---------
Income from continuing operations before
  income taxes..........................    47,389   13,314    --            60,703
Income taxes............................    16,536    6,215    --            22,751
                                          --------  -------    -----       ---------
Net income from continuing operations...  $ 30,853  $ 7,099    $--         $ 37,952
                                          --------  -------    -----       ---------
                                          --------  -------    -----       ---------

Basic earnings per share from continuing
  operations............................  $   1.27  $  0.98                $   1.24
Diluted earnings per share from
  continuing operations.................  $   1.27  $  0.91                $   1.21

Weighted average shares outstanding.....    24,203    7,226     (723)(a)     30,706
Weighted average and equivalent shares
  outstanding...........................    24,241    7,821     (782)(a)     31,280

------------------------

(a) The calculation of basic and diluted net earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Zebra and Eltron Common Stock adjusted to equivalent shares of Zebra Common Stock.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ZEBRA    ELTRON   ADJUSTMENT    PRO FORMA
                                          --------  -------  -----------   ---------
Net sales...............................  $145,348  $54,971    $--         $200,319
Cost of sales...........................    76,241   30,124    --           106,365
                                          --------  -------    -----       ---------
  Gross profit..........................    69,107   24,847    --            93,954
Operating expenses......................    29,126   14,202    --            43,328
                                          --------  -------    -----       ---------
  Operating income......................    39,981   10,645    --            50,626
Other income, net.......................     5,444      115    --             5,559
                                          --------  -------    -----       ---------
Income from continuing operations before
  income taxes..........................    45,425   10,760    --            56,185
Income taxes............................    15,851    3,641    --            19,492
                                          --------  -------    -----       ---------
Net income from continuing operations...  $ 29,574  $ 7,119    $--         $ 36,693
                                          --------  -------    -----       ---------
                                          --------  -------    -----       ---------
Basic earnings per share from continuing
  operations............................  $   1.23  $  1.07                $   1.22
Diluted earnings per share from
  continuing operations.................  $   1.22  $  0.97                $   1.19

Weighted average shares outstanding.....    24,113    6,683     (668)(a)     30,128
Weighted average and equivalent shares
  outstanding...........................    24,166    7,349     (735)(a)     30,780

------------------------

(a) The calculation of basic and diluted net earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Zebra and Eltron Common Stock adjusted to equivalent shares of Zebra Common Stock.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF MERGER

    On July 9, 1998, Zebra signed a definitive agreement to acquire all of the outstanding capital stock of Eltron in exchange for approximately 7,323,655 shares of Zebra Class B Common Stock and to assume Eltron stock options which will convert into options to purchase approximately 702,000 shares of Zebra Class B Common Stock. Zebra will exchange 0.9 of a share of Zebra Class B Common Stock for each share of Eltron Common Stock (other than shares of Eltron Common Stock held by Zebra and its affiliates). Eltron will become a wholly owned subsidiary of Zebra. The closing of the definitive merger agreement is subject to approval by the stockholders of Zebra and the shareholders of Eltron as well as the satisfaction of conditions customary in such agreements. It is expected that the acquisition will qualify as a tax-free reorganization and will be accounted for as a pooling-of-interests.

    The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

    Zebra and Eltron estimate that they will incur merger-related expenses of approximately $5.414 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. Such charges have not been reflected in the pro forma statements of income and do not include costs to integrate the combining companies.

NOTE B--BASIS OF PRESENTATION

    The financial statements of Zebra for the second quarter of 1998 are as of and for the twenty-six weeks ended July 4, 1998. The financial statements of Eltron for the second quarter of 1998 are as of and for the six months ended July 4, 1998 (referred to as June 30, 1998 for basis of presentation).

NOTE C--RECLASSIFICATIONS

    Certain historical amounts have been reclassified to conform to the pro forma combined presentation.

UNAUDITED QUARTERLY RESULTS

    Net sales and operating results fluctuate from quarter to quarter as a result of a number of factors including the mix of products shipped, the changes in product prices by Zebra and Eltron, the market acceptance of new products, the historical disproportionate level of orders received and sales made by Zebra and Eltron during the last few weeks of each fiscal quarter, and changes in general economic conditions. The timing of net sales varies from quarter to quarter because of the operating cycles of Zebra and Eltron, the size and scope of orders and general economic conditions. Because of these and other factors, any inaccuracies in forecasting could adversely affect the combined company's financial position, results of operations and cash flows.

    ZEBRA--The following table sets forth certain unaudited quarterly operating information for each of the ten quarters ending July 4, 1998. These data have been prepared on the same basis as the audited financial statements contained elsewhere herein and include all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with Zebra's consolidated financial statements and related notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                          QUARTERS ENDED
                              ------------------------------------------------------------------------------------------------------
                               MAR. 30,     JUNE 29,     SEPT. 28,    DEC. 31,     MAR. 29,     JUNE 28,     SEPT. 27,    DEC. 31,
                                 1996         1996         1996         1996         1997         1997         1997         1997
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                    (UNAUDITED, IN THOUSANDS)
Net sales...................   $  36,256    $  38,920    $  41,858    $  46,676    $  41,009    $  47,844    $  49,889    $  53,329
Cost of sales...............      18,961       20,468       21,763       24,110       20,603       23,546       24,878       24,844
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit................      17,565       18,452       20,095       22,566       20,406       24,298       25,011       28,485
Operating expenses..........      10,236        9,759        8,345        9,307        9,234       11,768       11,360       13,063
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income............       7,329        8,693       11,750       13,259       11,172       12,530       13,651       15,422
Other income, net...........       1,282        1,529        1,399        2,148        7,231        2,236        1,888        2,604
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from continuing
  operations before income
  taxes.....................       8,611       10,222       13,149       15,407       18,403       14,766       15,539       18,026
Income taxes................       2,903        3,440        4,526        5,667        6,876        5,121        5,594        6,333
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income from continuing
  operations................       5,708        6,782        8,623        9,740       11,527        9,645        9,945       11,693
Loss from discontinued
  operations (less
  applicable income tax
  benefits).................        (459)        (522)          92       (1,049)        (292)      (1,400)      --           --
Loss on disposal of
  discontinued operations...      --           --           --           --           --             (963)      --           --
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..................   $   5,249    $   6,260    $   8,715    $   8,691    $  11,235    $   7,282    $   9,945    $  11,693
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                               APR. 4,    JULY 4,
                                1998       1998
                              ---------  ---------

Net sales...................  $  50,214  $  55,353
Cost of sales...............     24,074     26,563
                              ---------  ---------
Gross profit................     26,140     28,790
Operating expenses..........     12,960     12,860
                              ---------  ---------
Operating income............     13,180     15,930
Other income, net...........      3,148      1,707
                              ---------  ---------
Income from continuing
  operations before income
  taxes.....................     16,328     17,637
Income taxes................      5,894      6,349
                              ---------  ---------
Net income from continuing
  operations................     10,434     11,288
Loss from discontinued
  operations (less
  applicable income tax
  benefits).................     --         --
Loss on disposal of
  discontinued operations...     --         --
                              ---------  ---------
Net income..................  $  10,434  $  11,288
                              ---------  ---------
                              ---------  ---------

    ELTRON--The following table sets forth certain unaudited quarterly operating information for each of the ten quarters ended July 4, 1998 (referred to as June 30, 1998 for basis of presentation). This information has been prepared on the same basis as the audited financial statements contained elsewhere herein and includes all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with Eltron's consolidated financial statements and related notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                         QUARTERS ENDED
                             ------------------------------------------------------------------------------------------------------
                              MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                                1996         1996         1996         1996         1997         1997         1997         1997
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                   (UNAUDITED, IN THOUSANDS)
Sales......................   $  19,019    $  22,730    $  24,013    $  22,748    $  23,170    $  27,513    $  25,609    $  28,737
Cost of sales..............      10,251       12,790       14,055       13,076       12,860       15,436       13,997       17,229
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...............       8,768        9,940        9,958        9,672       10,310       12,077       11,612       11,508
Total operating expenses...       8,171        5,441        5,734        5,891        6,285        6,779        6,324        7,633
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations.....         596        4,500        4,224        3,782        4,025        5,298        5,288        3,876
Other income (expense),
  net......................          42           19           57           94          113           25           84          (90)
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income tax
  expense..................         638        4,519        4,281        3,876        4,138        5,323        5,372        3,786
Provision for income
  taxes....................       1,381        1,695        1,605        1,534        1,530        1,970        1,866        1,616
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)..........   $    (743)   $   2,824    $   2,676    $   2,341    $   2,608    $   3,354    $   3,506    $   2,169
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                              MAR. 31,     JUNE 30,
                                1998         1998
                             -----------  -----------

Sales......................   $  30,652    $  31,651
Cost of sales..............      17,912       18,739
                             -----------  -----------
Gross profit...............      12,740       12,912
Total operating expenses...       7,503        7,615
                             -----------  -----------
Income from operations.....       5,237        5,297
Other income (expense),
  net......................         150           41
                             -----------  -----------
Income before income tax
  expense..................       5,387        5,338
Provision for income
  taxes....................       2,048        2,028
                             -----------  -----------
Net income (loss)..........   $   3,339    $   3,310
                             -----------  -----------
                             -----------  -----------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        ZEBRA TECHNOLOGIES CORPORATION,
                           SPRUCE ACQUISITION CORP.,
                                      AND
                           ELTRON INTERNATIONAL, INC.
                            DATED AS OF JULY 9, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
ARTICLE I       The Merger; Effective Time; Closing....................     A-2
    1.1         The Merger.............................................     A-2
    1.2         Effective Time.........................................     A-2
    1.3         Closing................................................     A-2
    1.4         Effect of the Merger...................................     A-2

ARTICLE II      Certificate of Incorporation and By-Laws of the
                  Surviving Corporation................................     A-2
    2.1         Certificate of Incorporation; Name.....................     A-2
    2.2         By-Laws................................................     A-2

ARTICLE III     Directors and Officers of the Surviving Corporation....     A-2
    3.1         Directors..............................................     A-2
    3.2         Officers...............................................     A-3

ARTICLE IV      Merger Consideration; Conversion or Cancellation of
                  Shares in the Merger.................................     A-3
    4.1         Share Consideration for the Merger; Conversion or
                  Cancellation of Shares in the Merger.................     A-3
    4.2         Payment for Shares in the Merger.......................     A-4
    4.3         Cash For Fractional Parent Shares......................     A-5
    4.4         Transfer of Shares after the Effective Time............     A-5

ARTICLE V       Representations and Warranties.........................     A-5
    5.1         Representations and Warranties of Parent and Merger
                  Sub..................................................     A-5

              (a)             Corporate Organization and
                                Qualification.........................         A-5
              (b)             Capitalization..........................         A-6
              (c)             Fairness Opinion........................         A-6
              (d)             Authority Relative to this Agreement....         A-6
              (e)             Present Compliance with Obligations and
                                Laws..................................         A-7
              (f)             Consents and Approvals; No Violation....         A-7
              (g)             Litigation..............................         A-8
              (h)             SEC Reports; Financial Statements.......         A-8
              (i)             No Liabilities; Absence of Certain
                                Changes or Events.....................         A-8
              (j)             Brokers and Finders.....................         A-9
              (k)             S-4 Registration Statement and Proxy
                                Statement/Prospectus..................         A-9
              (l)             Taxes...................................         A-9
              (m)             Employee Benefits.......................        A-10
              (n)             Parent Intangible Property..............        A-13
              (o)             Certain Contracts.......................        A-14
              (p)             Accounting Matters......................        A-14
              (q)             Unlawful Payments and Contributions.....        A-15
              (r)             Listings................................        A-15
              (s)             Environmental Matters...................        A-15
              (t)             Title to Properties; Liens; Condition of
                                Properties............................        A-15
              (u)             Inventories.............................        A-16
              (v)             Accounts Receivable and Payable.........        A-16
              (w)             Labor and Employee Relations............        A-16
              (x)             Permits.................................        A-17
              (y)             Warranty or Other Claims................        A-17
              (z)             Powers of Attorney......................        A-17

              (aa)            Insurance...............................        A-18
              (bb)            Corporate Books and Records.............        A-18
              (cc)            Transactions with Affiliates............        A-18
              (dd)            Disclosure..............................        A-18
    5.2       Representations and Warranties of the Company...........        A-18
              (a)             Corporate Organization and
                                Qualification.........................        A-18
              (b)             Capitalization..........................        A-18
              (c)             Fairness Opinion........................        A-19
              (d)             Authority Relative to this Agreement....        A-19
              (e)             Present Compliance with Obligations and
                                Laws..................................        A-19
              (f)             Consents and Approvals; No Violation....        A-19
              (g)             Litigation..............................        A-20
              (h)             SEC Reports; Financial Statements.......        A-20
              (i)             No Liabilities; Absence of Certain
                                Changes or Events.....................        A-21
              (j)             Brokers and Finders.....................        A-21
              (k)             S-4 Registration Statement and Proxy
                                Statement/Prospectus..................        A-21
              (l)             Taxes...................................        A-22
              (m)             Employee Benefits.......................        A-23
              (n)             Company Intangible Property.............        A-26
              (o)             Certain Contracts.......................        A-26
              (p)             Accounting Matters......................        A-27
              (q)             Unlawful Payments and Contributions.....        A-27
              (r)             Listings................................        A-27
              (s)             Environmental Matters...................        A-27
              (t)             Title to Properties; Liens; Condition of
                                Properties............................        A-28
              (u)             Inventories.............................        A-28
              (v)             Accounts Receivable and Payable.........        A-29
              (w)             Labor and Employee Relations............        A-29
              (x)             Permits.................................        A-29
              (y)             Warranty or Other Claims................        A-30
              (z)             Powers of Attorney......................        A-30
              (aa)            Insurance...............................        A-30
              (bb)            Corporate Books and Records.............        A-30
              (cc)            Transactions with Affiliates............        A-30
              (dd)            Disclosure..............................        A-30

ARTICLE VI  Additional Covenants and
              Agreements.......................  A-31
    6.1     Conduct of Business................  A-31
    6.2     No Solicitation....................  A-32
    6.3     Meeting of Stockholders............  A-34
    6.4     Registration Statement.............  A-34
    6.5     Best Efforts.......................  A-35
    6.6     Access to Information..............  A-35
    6.7     Publicity..........................  A-35
    6.8     Indemnification of Directors and
              Officers.........................  A-35
    6.9     Affiliates of the Company and
              Parent...........................  A-36
    6.10    Maintenance of Insurance...........  A-36
    6.11    Representations and Warranties.....  A-36
    6.12    Filings; Other Action..............  A-36
    6.13    Notification of Certain Matters....  A-36
    6.14    Pooling Accounting.................  A-37

    6.15    Pooling Letter.....................  A-37
    6.16    Tax-Free Reorganization
              Treatment........................  A-37
    6.17    Employment Agreements..............  A-37
    6.18    Stockholders Agreements............  A-37
    6.19    Board Seat.........................  A-37
    6.20    Rights Agreement...................  A-37

ARTICLE VII Conditions.........................  A-38
    7.1     Conditions to Each Party's
              Obligations......................  A-38
    7.2     Conditions to the Obligations of
              the Company......................  A-38
    7.3     Conditions to the Obligations of
              Parent...........................  A-39

ARTICLE VIII Termination........................ A-40
    8.1     Termination by Mutual Consent......  A-40
    8.2     Termination by either the Company
              or Parent........................  A-40
    8.3     Termination by the Company.........  A-40
    8.4     Termination by Parent..............  A-41
    8.5     Effect of Termination; Termination
              Fee..............................  A-41

ARTICLE IX  Miscellaneous and General..........  A-42
    9.1     Payment of Expenses................  A-42
    9.2     Non-Survival of Representations and
              Warranties.......................  A-42
    9.3     Modification or Amendment..........  A-42
    9.4     Waiver of Conditions...............  A-42
    9.5     Counterparts.......................  A-42
    9.6     Governing Law......................  A-22
    9.7     Notices............................  A-42
    9.8     Entire Agreement; Assignment.......  A-43
    9.9     Parties in Interest................  A-43
    9.10    Certain Definitions................  A-43
    9.11    Obligation of the Company..........  A-44
    9.12    Severability.......................  A-44
    9.13    Specific Performance...............  A-44
    9.14    Recovery of Attorney's Fees........  A-44
    9.15    Captions...........................  A-45

                                    EXHIBITS

Stockholders Agreement (Company).............................................  Exhibit A-1
Stockholders Agreement (Parent)..............................................  Exhibit A-2
Form of Parent Affiliate Letter..............................................  Exhibit B-1
Form of Company Affiliate Letter.............................................  Exhibit B-2
Agreement of Merger..........................................................  Exhibit C
Company Representation Letter................................................  Exhibit D-1
Parent Representation Letter.................................................  Exhibit D-2
Employment Agreement (A).....................................................  Exhibit E-1
Employment Agreement (B).....................................................  Exhibit E-2
Employment Agreement (C).....................................................  Exhibit E-3

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated July 9, 1998, is by and among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Spruce Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Eltron International, Inc., a California corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties."

                                    RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Merger Sub combine into a single corporation through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

    WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company shall be converted into shares of Class B Common Stock of Parent at the rate determined herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests;

    WHEREAS, concurrently with the execution hereof, certain holders (each a "Voting Stockholder and collectively the "Voting Stockholders") of Company Shares and of Parent Shares (in each case, as defined in Section 4.1(a)) are entering into a stockholder voting agreement, in each case in the forms attached as EXHIBIT A-1 and A-2 hereto (each, a "Stockholders Agreement");

    WHEREAS, Parent has delivered to the Company a letter identifying all persons (each, a "Parent Affiliate") who are, at the date hereof, "affiliates" of Parent for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Parent Affiliate has delivered to the Company a letter (each, a "Parent Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.2), of the Parent Shares (as defined in Section 4.1(a)) beneficially owned by such Parent Affiliate on the date hereof, (ii) the transfer of the Parent Shares to be received by such Parent Affiliate in the Merger and (iii) the obligations of such Parent Affiliate to deliver to Katten Muchin & Zavis, counsel to Parent, a Parent Affiliate Letter substantially in the form attached hereto as EXHIBIT B-1;

    WHEREAS, the Company has delivered to Parent a letter identifying all persons (each, a "Company Affiliate") who are, at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and each Company Affiliate has delivered to Parent a letter (each, a "Company Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.2), of the Company Shares (as defined in Section 4.1(a)) beneficially owned by such Company Affiliate on the date hereof, (ii) the transfer of the Parent Shares (as defined in Section 4.1(a)) to be received by such Company Affiliate in the Merger and (iii) the obligations of such Company Affiliate to deliver to Troy & Gould, counsel to the Company, a Company Affiliate Letter substantially in the form attached hereto as EXHIBIT B-2;

    WHEREAS, certain of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I
                      THE MERGER; EFFECTIVE TIME; CLOSING

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of California (the "CGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the agreement of merger of Merger Sub and the Company (the "Agreement of Merger") with the Secretary of State of the State of California in such form as required by, and executed in accordance with, the relevant provisions of the CGCL, as soon as practicable on or before the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Agreement of Merger (the "Effective Time"). The Agreement of Merger is attached hereto as EXHIBIT C.

    1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after the receipt of Requisite Stockholder Approval (as defined in Section 6.3), provided that on or prior thereto, all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1 CERTIFICATE OF INCORPORATION; NAME. At the Effective Time, the Articles of Incorporation of the Company immediately prior to the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall be the Company's name.

    2.2 BY-LAWS. At the Effective Time, the by-laws of the Company in effect immediately prior to the Effective Time shall remain the by-laws of the Surviving Corporation.

                                  ARTICLE III
                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    3.1 DIRECTORS. The directors of Merger Sub shall include Donald K. Skinner and such directors shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

    3.2 OFFICERS. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV
                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

    4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

        (a) Each share of Common Stock of the Company (collectively, the "Company Shares") issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive nine-tenths (0.90) of one share of Class B Common Stock, $.01 par value per share, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

        (b) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

        (c) Each outstanding option to purchase Company Shares (each, a "Company Option") issued pursuant to the 1992 Stock Option Plan, 1993 Stock Option Plan and the 1996 Stock Option Plan of Company and each of the Stock Option Agreements set forth in Section 5.2(b) of Company Disclosure Schedule (collectively, the "Company Option Plans") shall be assumed by Parent and each such assumed option shall be converted into and represent an option to purchase the number of Parent Shares (a "Substitute Option") (rounded down to the nearest full share) determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Shares immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Options in lieu of issuing fractional Parent Shares upon the exercise of Substitute Options for Parent Shares, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above, each Substitute Option shall be subject to the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth such holder's right to acquire Parent Shares and Company Option agreements of such holder shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options.

        (d) The shares of the Company owned by Parent shall automatically cease to be outstanding, shall be canceled and retired and shall cease to exist.

        (e) Parent shall file and use commercially reasonable efforts to cause there to be effective within one week of the Effective Time a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to Parent Shares subject to such Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

    4.2 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for Shares (as defined below) in the Merger shall be as follows:

        (a) On or prior to the Closing Date, Parent shall make available to Harris Trust and Savings Bank (the "Exchange Agent") for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund (as defined in Section 4.3) required to be issued pursuant to Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Shares contemplated to be issued pursuant to Section 4.1 and effect the sales provided for in Section 4.3 out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any other purpose than as set forth herein.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional Parent Shares as contemplated by Section 4.3 with respect to each of the Company Shares represented thereby.

        (c) No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Shares until such persons surrender their Certificates as provided above. Upon such surrender, there shall be paid to the person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the Effective Time. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

        (d) If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (e) Notwithstanding the foregoing, neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the persons entitled thereto.

        (f) Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund (as defined in Section 4.3) which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

    4.3 CASH FOR FRACTIONAL PARENT SHARES. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NNM on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect (as defined in Section 9.10). Each of Parent and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of Parent, together with an organizational chart, are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and By-Laws, as amended. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (b)  CAPITALIZATION.  The authorized capital stock of Parent consists of
    (i) 50,000,000 shares of Class A Common Stock, $0.01 par value per share ("Class A Shares"), of which 19,421,019 shares were issued and outstanding on July 7, 1998, (ii) 28,358,189 shares of Class B Common Stock, $0.01 par value per share, of which 4,890,609 were issued and outstanding on July 7, 1998, and (iii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of Parent and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Parent Shares and Class A Shares into which the Parent Shares are convertible will be, when issued, validly authorized and issued, fully-paid and non-assessable. Parent has no outstanding stock appreciation rights, phantom stock or similar rights. No Parent Shares are owned by any subsidiary of Parent. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options outstanding on the date hereof to purchase 656,213 Parent Shares under the Parent's stock option plans, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent.

        (c) FAIRNESS OPINION. The Board of Directors of Parent has received an opinion from William Blair & Company, L.L.C., addressed to its Board of Directors, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the Merger by the stockholders of Merger Sub in accordance with the CGCL). The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the issuance of the Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of Merger Sub in accordance with the CGCL and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against

    Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither Parent nor any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any person the right to accelerate any indebtedness or terminate any right;
    (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect. The stockholders of Merger Sub and its subsidiaries will not have appraisal rights with respect to the Merger.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or By-Laws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder,
    (C) the filing of the Certificate of Merger pursuant to the CGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the laws of foreign countries, as set forth in Section 5.1(f) of the Parent Disclosure Schedule or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made and the approval of the Merger and the approval of this Agreement by Parent's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as disclosed in the Parent SEC Reports (as defined in Section 5.1(h)) there are no actions, suits, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate, (i) if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect, (ii) question the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or (iii) would prevent Parent from performing its obligations under this Agreement, or (iv) would delay, limit or enjoin the transactions contemplated by this Agreement.

        (h)  SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1995, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1995, there has not been any material change, or any application or request for any material change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Parent Financial Statements or for tax purposes.

           (iii) The books of account of Parent and its subsidiaries are complete and correct in all material respects and have been maintained on a materially consistent basis.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of Parent, there is no basis for the assertion of any claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements, or (ii) which have been incurred after December 31, 1997 in the ordinary course of business. Except as disclosed in the Parent SEC Reports since December 31, 1997, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations, financial condition or prospects and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to Parent and its subsidiaries. To the knowledge of Parent, no material customer or supplier of Parent intends to or has threatened to alter materially its relationship with Parent.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to William Blair & Company, L.L.C., which fees and expenses are reflected in its agreement with Parent, a true and complete copy of which (including all amendments) has been furnished to the Company, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) Parent and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. All Taxes owed by Parent or any of its subsidiaries to a taxing authority, or for which Parent or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made (A) accruals for Taxes on the Parent Financial Statements and (B) with respect to periods after the date of the Parent Financial Statements, provisions on a periodic basis consistent with past practice on the Parent's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Parent and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

           (iv) No federal or state Tax audit or other examination of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (v) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (vi) Neither Parent nor any of its subsidiaries is a party to (A) any agreement with a party other than Parent or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

           (vii) Except for the group of which Parent and its subsidiaries are now presently members, neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

           (viii) Neither Parent nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

           (ix) Parent is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (m)  EMPLOYEE BENEFITS.

           (i) Except for liabilities reflected in the accruals and reserves on the Parent Financial Statements, none of Parent or any current or former Plan Affiliate of Parent has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, hospital, dental, life or disability plan; any excess benefit plan, bonus or incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in Section 5.1(m) of the Parent Disclosure Schedule are referred to in this Agreement as "Parent Scheduled Plans").

           (ii) Parent has delivered to the Company a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six Plan years for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each such plan that has not previously been disclosed to the Company pursuant to this Section. Section 5.1(m) of the Parent Disclosure Schedule contains a description of the material terms of any unwritten Parent Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

           (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to material liability to Parent or Merger Sub:

               (1) each Parent Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) with respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Parent Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Parent Scheduled Plan or the assets of any such plan.

               (3) with respect to each Parent Scheduled Plan, no person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder; (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject the Company, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) each Parent Scheduled Plan may be amended, terminated, modified or otherwise revised by Parent, on and after the Closing, without further liability to Parent, including any withdrawal liability under ERISA for any multi-employer plan. For purposes of this paragraph, termination of a Parent Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

               (5) none of Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Parent Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

               (6) none of Parent or any current or former Parent Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

               (7) no Parent Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or
           Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) the requirements of COBRA have been satisfied with respect to each Parent Scheduled Plan.

               (9) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Parent Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on Parent financial statements (in accordance with generally applied accounting principal, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on Parent financial statements. Any contribution made or accrued with respect to any Parent Scheduled Plan is fully deductible by Parent.

               (10) neither Parent nor a Plan Affiliate has any liability (A) for the termination of any single employer plan under Section ERISA
           Section 4062 of ERISA or any multiple employer plan under Section ERISA Section 4063 of ERISA, (B) for any lien imposed under Section
           Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section Section 302(e) of ERISA or
           Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section Section 302(c)(11) of ERISA or Code
           Section 412(c)(11).

               (11) all Parent Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither Parent nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) with respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Plan Affiliate to a tax under Code Section 4976(a); and
           (C) each and every such welfare plan which is a group health plan (as such term is defined in Code Section 162(i)(3)) complies and in each and every case has complied with the applicable requirements of Code
           Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

           (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of Parent to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

           (v) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under
       Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

        (n)  PARENT INTANGIBLE PROPERTY.

           (i) Section 5.1(n) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by Parent and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by Parent and its subsidiaries, and all of the goodwill associated therewith, the "Parent Intangible Property") and indicates, with respect to each item of Parent Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in
       Section 5.1(n) of the Parent Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances of any kind whatsoever and none of Parent or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the knowledge of Parent, the use of the foregoing by Parent and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Section 5.1(n) of the Parent Disclosure Schedule, no claims have been made, and none of Parent or any of its subsidiaries has received any notice, nor does Parent or any of its subsidiaries have any knowledge of any basis for any claims, that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Parent Intangible Property.

           (ii) Parent and each of its subsidiaries possesses all Parent Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses as now conducted. None of Parent or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Parent Intangible Property used in the conduct of their respective businesses as now conducted.

        (o) CERTAIN CONTRACTS. Section 5.1(o) of the Parent Disclosure Schedule lists all of the following contracts, agreements and commitments, whether oral or written, to which Parent or a subsidiary is a party or by which any one of them or any of their properties or assets may be bound (the "Parent Listed Agreements"): (i) all employment or other contracts with any officer or director of Parent or any subsidiary of Parent (or any company which is controlled by any such individual) and employment agreements with any employee which are not terminable at will without any payment upon termination; (ii) union, guild or collective bargaining contracts relating to employees of Parent or any subsidiary; (iii) instruments relating to credit or money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) involving individually or in the aggregate in excess of $250,000; (iv) underwriting, purchase or similar agreements entered into in connection with Parent's or any of its subsidiaries' currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase, liquidation or sale of assets or stock or otherwise) of material assets entered into within the last three (3) years, as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture, strategic alliance or similar partnership agreements; (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, involving individually or in the aggregate in excess of $250,000; (x) material agreements regarding the use, license or other disposition of intellectual property; (xi) franchise agreements; (xii) agreements regarding the purchase of supplies, equipment, materials or components greater than $1,000,000 or one year in duration; (xiii) agreements for the sale of products greater than $1,000,000 or one year in duration; (xiv) agreements restricting competition; (xv) contracts with any governmental or quasi-governmental entity; (xvi) existing material leases of real or personal property and material contracts to purchase or sell real property; and (xvii) other contracts which materially affect the business, properties or assets of Parent and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or which were entered into other than in the ordinary course of business on a basis consistent with past practice. Except as set forth on Section 5.1(o) of the Parent Disclosure Schedule, a true and complete copy (including all amendments) of each Parent Listed Agreement, or a summary of each oral contract, has been made available to the Company. Neither Parent nor any subsidiary (i) is in breach or default in any material respect under any of Parent Listed Agreements or (ii) has any knowledge of any other material breach or default under any Parent Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. Except as provided for herein, at the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause Parent to appoint a person as, a director of Parent or any subsidiary of Parent.

        (p) ACCOUNTING MATTERS. Neither Parent nor, to its Knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests. Parent has received a letter from KPMG Peat Marwick LLP ("KPMG") to the effect that, if consummated in accordance with the terms of this Agreement, the Merger shall be accounted for as a pooling of interests.

        (q) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of Parent, neither Parent, any subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        (r) LISTINGS. Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (s) ENVIRONMENTAL MATTERS. Except as disclosed in Parent's SEC Reports, (i) Parent and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws (as defined below); (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent alleging the violation of any Environmental Law and neither Parent nor any subsidiary of Parent has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of Parent, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Parent or its subsidiaries or any real property currently or previously owned, operated or leased by Parent or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of Parent, Parent has not ever generated, transported, treated, stored, handled or disposed of any Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law; and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by Parent in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of Sections 5.1(s) and 5.2(t), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

        (t)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by Parent or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. There has not been prior to Closing any sale, lease, or any other disposition or distribution by Parent of any of its material assets or properties, now owned or hereafter acquired, except transactions in the ordinary and regular course of business.

           (ii) Parent has delivered to the Company true, correct and complete copies of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property used by Parent or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither Parent nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

           (iii) All buildings, machinery and equipment of Parent and any of its subsidiaries are in good condition, working order and repair, normal wear and tear and excepted, and adequate for the uses to which they are being put, have been well maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and to the knowledge of Parent do not encroach on property of others. As of the date hereof, neither Parent nor any of its subsidiaries has received written notice of or otherwise become aware of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to Parent's knowledge, threatened condemnation of any such property.

        (u) INVENTORIES. All inventories of finished goods and work in process of Parent and its subsidiaries are as of the date hereof, and those existing at the Closing will be in all material respects, good and merchantable and of a quality and quantity salable in the ordinary course of the business of Parent and its subsidiaries at prevailing market prices without discounts, except for inventory reserved against in accordance with GAAP. All inventory of raw materials are of a quality and quantity usable in the ordinary course of business. Parent's purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices and no inventory items have been sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

        (v) ACCOUNTS RECEIVABLE AND PAYABLE. Parent's accounts receivable have arisen in bona-fide arms length transactions in the ordinary course of business and to Parent's knowledge represent valid and binding obligations of the account debtors and will be collected in the ordinary course of business. To the extent required under GAAP, Parent's accounts payable reflect all amounts owed by Parent in respect of trade accounts due and other payables and the actual liability of Parent in respect of such obligations is reflected on Parent's financial statements as contained in the Parent SEC Reports.

        (w)  LABOR AND EMPLOYEE RELATIONS.

           (i) Parent is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of Parent (including, without limitation, any contract to which Parent is a party involving employees of Parent).

           (ii) (A) None of the employees of Parent or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither Parent nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of Parent there is no active or current union organization activity involving the employees of Parent or any of its subsidiaries, nor has there ever been union representation involving employees of Parent or any of its subsidiaries.

           (iii) There are no complaints against Parent or any of its subsidiaries pending or, to the knowledge of Parent, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of Parent or any of its subsidiaries.

           (iv) Neither Parent nor any of its subsidiaries have any material contingent liability for severance pay or similar items. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

           (v) Parent has provided to the Company a description of all written and other material employment policies under which Parent and each subsidiary has operated.

           (vi) Parent and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

           (vii) To the knowledge of Parent, no executive, key employee or group of employees has any plans to terminate his or her employment with Parent or any of its subsidiaries.

        (x) PERMITS. Parent and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are listed in Section 5.1(x) of the Parent Disclosure Schedule and are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

        (y) WARRANTY OR OTHER CLAIMS. No product manufactured, sold, leased or delivered by Parent or any of its subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided in writing to the Company. There are no existing or, to the knowledge of Parent, threatened claims or any facts upon which a claim could be based, against Parent or any of its subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect. No claim has been asserted against Parent or any of its subsidiaries for renegotiation or price redetermination of any business transaction, and Parent has no knowledge of any facts upon which any such claim could be based.

        (z) POWERS OF ATTORNEY. To the knowledge of Parent, neither Parent nor any of its subsidiaries has granted any powers of attorney or similar powers of agency.

        (aa) INSURANCE. Section 5.1(aa) of the Parent Disclosure Schedule lists all insurance policies in force covering the businesses, properties and assets of Parent and its subsidiaries and all outstanding claims against such policies. All such policies are currently in effect, and neither Parent nor any of its subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, of any such insurance in effect on the date hereof or within the past (2) years. All such policies are issued by an insurer that is financial sound and reputable and provide adequate insurance coverage for the assets and operations of Parent and its subsidiaries for all risks customarily insured against by a person or entity engaged in similar businesses as Parent or its subsidiaries.

        (bb) CORPORATE BOOKS AND RECORDS. The minute books and stock ledgers of Parent, copies of which have been made available for inspection by the Company, have been kept in due course, accurately record all material action taken by Parent's stockholders, board of directors and committees thereof and are complete in all material respects.

        (cc) TRANSACTIONS WITH AFFILIATES. Except or as disclosed in the Parent SEC Reports, Parent is not a party to any affiliate transactions through the date of this Agreement and has no existing commitments to engage in any affiliate transactions in the future.

        (dd) DISCLOSURE. No representation or warranty by Parent in this Agreement and no statement contained in the Parent Disclosure Schedule or any certificate delivered by Parent to the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.1(dd) "material" means material to Parent and its subsidiaries taken as a whole.

    5.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect (as defined in Section 9.10). Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company, together with an organizational chart, are set forth in
    Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws, as amended.

        (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 30,000,000 common shares of which 7,663,355 shares were issued and outstanding on June 26, 1998, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are wholly-owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options outstanding on the date hereof to purchase 779,935 Company Shares under the Company Option Plans, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger.

        (c) FAIRNESS OPINION. The Board of Directors of the Company has received an opinion from BancAmerica Robertson Stephens LLC, addressed to its Board of Directors, to the effect that the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the CGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS.Neither the Company nor any of its subsidiaries is: (i) in violation of its Articles of Incorporation or Bylaws; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any person the right to accelerate any indebtedness or terminate any right;
    (iii) in default, under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Articles of Incorporation and By-Laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the CGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, (G) filings with, and approval of, the NNM or, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect; or
    (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as disclosed in Company SEC Reports (as defined in Section 5.2(h)), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, (i) if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries that would have a Material Adverse Effect, (ii) question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby,
    (iii) would prevent the Company from performing its obligations under this Agreement, or (iv) would delay, limit or enjoin the transactions contemplated by this Agreement.

        (h) SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1995, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1995, there has not been any material change, or any application or request for any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company Financial Statements or for tax purposes.

           (iii) The books of account of the Company and its subsidiaries are complete and correct in all material respects and have been maintained on a materially consistent basis.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there is no basis for the assertion of any claim or liability of any nature against the Company or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements, or (ii) which have been incurred after December 31, 1997 in the ordinary course of business. Except as disclosed in the Company SEC Reports, since December 31, 1997, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations, financial condition or prospects and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to the Company and its subsidiaries. To the knowledge of the Company, no material customer or supplier of the Company intends to or has threatened to alter materially its relationship with the Company.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to BancAmerica Robertson Stephens LLC, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to the Company, neither the Company nor its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) The Company and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made (A) accruals for Taxes on the Company Financial Statements and (B) with respect to periods after the date of the Company Financial Statements, provisions on a periodic basis consistent with past practice on the Company's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

           (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (vi) Neither the Company nor any of its subsidiaries is a party to
       (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

           (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

           (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

           (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (m)  EMPLOYEE BENEFITS.

           (i) Except for liabilities reflected in the accruals and reserves on the Company Financial Statements, none of the Company or any current or former Plan Affiliate of the Company has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, hospital, dental, life or disability plan; any excess benefit plan, bonus or incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in
       Section 5.2(m) of the Company Disclosure Schedule are referred to in this Agreement as "Company Scheduled Plans").

           (ii) The Company has delivered to Parent a complete and accurate copy, as of the Closing, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six Plan years for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each such plan that has not previously been disclosed to Parent pursuant to this Section. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

           (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to material liability to the Company, Parent, or Merger Sub:

               (1) each Company Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) with respect to each Company Scheduled Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Company Scheduled Plan or the assets of any such plan.

               (3) with respect to each Company Scheduled Plan, no person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder; (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) each Company Scheduled Plan may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent, including any withdrawal liability under ERISA for any multi-employer plan. For purposes of this paragraph, termination of a Company Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

               (5) none of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

               (6) none of the Company or any current or former Company Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under
           Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

               (7) no Company Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
           Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) the requirements of COBRA have been satisfied with respect to each Company Scheduled Plan.

               (9) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements (in accordance with generally applied accounting principal, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company financial statements. Any contribution made or accrued with respect to any Company Scheduled Plan is fully deductible by the Company.

               (10)  neither the Company nor a Plan Affiliate has any liability
           (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or
           Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or
           (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

               (11) all the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) with respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a); and (C) each and every such welfare plan which is a group health plan (as such term is defined in Code Section 162(i)(3)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

               (13) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or
           Section 4975 of the Code for which an exemption is not available, or
           (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

               (14) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

        (n)  COMPANY INTANGIBLE PROPERTY.

           (i) Section 5.2(n) of the Company Disclosure Schedule sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company and its subsidiaries, and all of the goodwill associated therewith, the "Company Intangible Property") and indicates, with respect to each item of Company Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Section 5.2(n) of the Company Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances of any kind whatsoever and none of the Company or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the knowledge of the Company, the use of the foregoing by the Company and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Section 5.2(n) of the Company Disclosure Schedule, no claims have been made, and none of the Company or any of its subsidiaries has received any notice, nor does the Company or any of its subsidiaries have any knowledge of any basis for any claims that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of Company Intangible Property.

           (ii) The Company and each of its subsidiaries possesses all Company Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses as now conducted. None of the Company or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Company Intangible Property used in the conduct of their respective businesses as now conducted.

        (o) CERTAIN CONTRACTS. Section 5.2(o) of the Company Disclosure Schedule lists all of the following contracts, agreements and commitments, whether oral or written, to which the Company or its subsidiaries is a party or by which any one of them or any of their properties or assets may be bound (the "Company Listed Agreements"): (i) all employment or other contracts with any officer or director of the Company or any subsidiary of the Company (or any company which is controlled by any such individual) and any employment agreements with any employee which are not terminable at will without any payment upon termination; (ii) union, guild or collective bargaining contracts relating to employees of the Company or any subsidiary;
    (iii) instruments for credit or money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) involving individually or in the aggregate in excess of $250,000; (iv) underwriting, purchase, liquidation or similar agreements entered into in connection with the Company or any of its subsidiaries' currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase, liquidation or sale of assets or stock or otherwise) of material assets entered into within the last three (3) years, as to which the transactions contemplated have been consummated or are currently pending;
    (vi) joint venture, strategic alliance or similar partnership agreements;
    (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, involving individually or in the aggregate in excess of $250,000; (x) material agreements regarding the use, license or other disposition of intellectual property; (xi) franchise agreements; (xii) agreements regarding the purchase of supplies, equipment, materials or components greater than $1,000,000 or one year in duration;
    (xiii) agreements for the sale of products greater than $1,000,000 or one year in duration; (xiv) agreements restricting competition; (xv) contracts with any governmental or quasi-governmental entity; (xvi) existing material leases of real or personal property and material contracts to purchase or sell real property; and (xvii) other contracts which materially affect the business, properties or assets of the Company and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or which were entered into other than in the ordinary course of business on a basis consistent with past practice. Except as set forth on Section 5.2(o) of the Company Disclosure Schedule, a true and complete copy (including all amendments) of each Company Listed Agreement, or a summary of each oral contract, has been made available to the Company. Neither the Company nor any subsidiary (i) is in breach or default in any material respect under any of the Company Listed Agreements or (ii) has any knowledge of any other material breach or default under any Company Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its subsidiaries or the conduct of the business by the Company or any of its subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to the Company or its subsidiaries. Except as provided for herein, at the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a person as, a director of the Company, any subsidiary of the Company or Parent.

        (p) ACCOUNTING MATTERS. Neither the Company nor, to its Knowledge, any of its affiliates, has taken or agreed to take any action that would prevent the Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests. The Company has received a letter from Coopers & Lybrand LLP ("C&L") to the effect that the Company is a poolable entity.

        (q) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of the Company, neither the Company, any subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
    (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        (r) LISTINGS. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (s) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports, (i) the Company and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws (as defined in Section 5.1(s)); (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental

    Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities (as defined in Section 5.1(s); (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of the Company, the Company has not ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law; and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

        (t)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by the Company or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. There has not been prior to Closing any sale, lease, or any other disposition or distribution by the Company of any of its material assets or properties, now owned or hereafter acquired, except transactions in the ordinary and regular course of business.

           (ii) The Company has delivered to Parent true, correct and complete copies of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property used by the Company or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither the Company nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

           (iii) All buildings, machinery and equipment of the Company and any of its subsidiaries are in good condition, working order and repair, normal wear and tear and excepted, and adequate for the uses to which they are being put, have been well maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and to the knowledge of the Company do not encroach on property of others. As of the date hereof, neither the Company nor any of its subsidiaries has received written notice of or otherwise become aware of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to the Company's knowledge, threatened condemnation of any such property.

        (u) INVENTORIES. All inventories of finished goods and work in process of the Company and its subsidiaries are as of the date hereof, and those existing at the Closing will be in all material respects, good and merchantable and of a quality and quantity salable in the ordinary course of the business of the Company and its subsidiaries at prevailing market prices without discounts, except for inventory reserved against in accordance with GAAP. All inventories of raw materials are of a quality and quantity usable in the ordinary course of business. The Company's purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices and no inventory items have been sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

        (v) ACCOUNTS RECEIVABLE AND PAYABLE. The Company's accounts receivable have been arisen in bona-fide arms length transactions in the ordinary course of business, and to the Company's knowledge, represent valid and binding obligations of the account debtors and will be collected in the ordinary course of business. To the extent required under GAAP, the Company's accounts payable reflect all amounts owed by the Company in respect of trade accounts due and other payables and the actual liability of the Company in respect of such obligations is reflected on the Company's financial statements as contained in the Company SEC Reports.

        (w)  LABOR AND EMPLOYEE RELATIONS.

           (i) The Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

            (ii) (A) None of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and
       (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its subsidiaries, nor has there ever been union representation involving employees of the Company or any of its subsidiaries.

           (iii) There are no complaints against the Company or any of its subsidiaries pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company or any of its subsidiaries.

           (iv) Neither the Company nor any of its subsidiaries have any material contingent liability for severance pay or similar items. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

           (v) The Company has provided to Parent a description of all written and other material employment policies under which the Company and each subsidiary has operated.

           (vi) The Company and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

           (vii) To the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its subsidiaries.

        (x) PERMITS. The Company and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are listed in Section 5.2(x) of the Company Disclosure Schedule and are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

        (y) WARRANTY OR OTHER CLAIMS. No product manufactured, sold, leased or delivered by the Company or any of its subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided to Parent. There are no existing or, to the knowledge of the Company, threatened claims or any facts upon which a claim could be based, against the Company or any of its subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect. No claim has been asserted against the Company or any of its subsidiaries for renegotiation or price redetermination of any business transaction, and the Company has no knowledge of any facts upon which any such claim could be based.

        (z) POWERS OF ATTORNEY. To the knowledge of the Company, neither the Company nor any of its subsidiaries has granted any outstanding powers of attorney or similar powers of agency.

        (aa) INSURANCE. Section 5.2(aa) of the Company Disclosure Schedule lists all insurance policies in force covering the businesses, properties and assets of the Company and its subsidiaries and all outstanding claims against such policies. All such policies are currently in effect, and neither the Company nor any of its subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, of any such insurance in effect on the date hereof or within the past two (2) years. All such policies are issued by an insurer that is financial sound and reputable and provide adequate insurance coverage for the assets and operations of the Company or its subsidiaries for all risks customarily insured against by a person or entity engaged in a similar businesses as the Company and its subsidiaries.

        (bb) CORPORATE BOOKS AND RECORDS. The minute books and stock ledgers of the Company, copies of which have been made available for inspection by Parent, have been kept in due course, accurately record all material action taken by the Company's stockholders, board of directors and committees thereof and are complete.

        (cc) TRANSACTIONS WITH AFFILIATES. The Company is not a party to any affiliate transactions through the date of this Agreement and has no existing commitments to engage in any affiliate transactions in the future.

        (dd) DISCLOSURE. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.2(dd) "material" means material to the Company and its subsidiaries taken as a whole.

                                   ARTICLE VI
                      ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  CONDUCT OF BUSINESS.

        (a) Parent and the Company each covenant and agree that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent and the Company each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, use their best efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, none of Parent, the Company, or any of its subsidiaries will, without the prior written consent of the other Parties:

           (i) accelerate, amend or change the period of exercisability of any outstanding options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

           (ii) except (x) as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, and (y) for shares to be issued upon exercise of the outstanding Options or warrants, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

           (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Parent Shares or the Company Shares, as the case may be);

           (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

           (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

           (vi) adopt any amendments to its Certificate or Articles of Incorporation, as the case may be, or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any its subsidiaries;

           (vii) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets (except in the ordinary course of business) or securities;

          (viii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than the Merger and loans or advances to employees in accordance with past practice and of less than $20,000 individually or $300,000 in the aggregate;

           (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years); provided, that this subparagraph (ix) shall not apply to any such action by Parent or its subsidiaries;

           (x) incur any liability for Taxes other than in the ordinary course of business; or

           (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c) Between the date hereof and the Effective Time, except as contemplated herein, Parent, the Company and their subsidiaries shall not (without the prior written consent of the Parties hereto) (A) grant any increases in the compensation of any of their directors or officers and, except in the ordinary course of business and in accordance with its customary past practices, grant increases to any key employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee, except as contemplated by Section 6.17 hereof; or (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder.

    6.2  NO SOLICITATION.

        (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposal or actual (i) merger, consolidation or similar transaction involving the Company or any subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any subsidiary of the Company representing 20% or more of the assets of the Company on a consolidated basis, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding the Company Shares, (v) liquidation, dissolution, or other similar type of transaction with respect to the Company or any subsidiary of the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b) Notwithstanding the provisions of paragraph (a) above, nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board, from (A) furnishing non-public information to, or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if the Board of Directors determines in good faith that (1) after consultation with and receipt of a written opinion from its financial advisors, such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders (after due consideration to, among other matters, the financial terms of the Acquisition Proposal, the advantages and benefits of the Merger to the Company's stockholders, including but not limited to, the tax treatment of the Merger, and the ability of the person or entity making such proposal to obtain any financing necessary for the Acquisition Proposal) than the Merger (any such more favorable Acquisition proposal being referred to in this Agreement as a "Superior Proposal"), (2) the failure to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under California Law based upon the advice of Troy & Gould, the Company's outside corporate counsel, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company's Board of Directors (x) notifies Parent of such Acquisition Proposal and notifies Parent that the Company intends to furnish such information or enter into such negotiations, and (y) receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such party than those contained in the Confidentiality Agreement dated May 12, 1998 between Parent and the Company; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal.

        (c) The Company will (i) notify Parent within 48 hours if any Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with an Acquisition Proposal and (ii) within 48 hours communicate to Parent the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Acquisition Proposal, potential Acquisition Proposal or inquiry, unless the Board of Directors determines, based on the advice of outside legal counsel to the Company, that disclosing such materials would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law) and the identity of the party making such Acquisition Proposal, potential Acquisition Proposal or inquiry.

        (d) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the party making such Superior Proposal; PROVIDED, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (Chicago time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's stockholders (based upon consideration of the financial terms of the Superior Proposal, the advantages and benefits of the Merger to the Company's stockholders, including but not limited to, the tax treatment of the Merger, and the ability of the party making the Superior Proposal to obtain any financing necessary for the Superior Proposal) as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as defined in Section 8.5) subject to the provisions of Section 8.5.

    6.3 MEETING OF STOCKHOLDERS. Parent, on the one hand, and the Company on the other, shall each take all action necessary in accordance with applicable law and its Certificate of Incorporation (or Articles of Incorporation) and By-Laws to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Merger and the issuance of the Parent Shares, as the case may be. Subject to the fiduciary duties of the each Party's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel (who may be the Party's regularly engaged independent legal counsel), the Board of Directors of Parent, on the one hand, and the Company on the other, shall each recommend and declare advisable such approval and Parent, on the one hand, and the Company on the other, shall take all lawful action to solicit, and use its best efforts to obtain, such approval (the requisite approval by stockholders of the Company as well as by stockholders of Parent is hereinafter referred to collectively as the "Requisite Stockholder Approval").

    6.4 REGISTRATION STATEMENT. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/ prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger and the issuance of the Parent Shares (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders, is herein called the "Joint Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Katten Muchin & Zavis, counsel to Parent, and Troy & Gould, counsel to the Company, will each render the tax opinions referred to in Section 7.1(g) and 7.1(h), respectively, on (i) the date the preliminary Joint Proxy Statement is filed with the SEC and
(ii) the date the S-4 Registration Statement is filed with the SEC. The Company and Parent will each use their best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date and will coordinate and cooperate with one another with respect to the timing of the Stockholder Meetings and the Company and Parent shall each use their commercially reasonable efforts to hold such Stockholder Meetings as soon as practicable after the date hereof.

    6.5 BEST EFFORTS. The Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.6 ACCESS TO INFORMATION. Upon reasonable notice, Parent, on the one hand, and the Company on the other, shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.6 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated May 12, 1998 (the "Confidentiality Agreement").

    6.7 PUBLICITY. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld.

    6.8  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and any of their subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent (not otherwise covered by insurance) permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); PROVIDED, HOWEVER, the indemnification provided hereunder by Parent shall not be greater than (x) the indemnification permissible pursuant to the Company's Articles of Incorporation and By-Laws, as in effect as of the date hereof or (y) the indemnification actually provided by the Company as of the date hereof. Parent agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company, Parent or any of their subsidiaries (collectively, the "Indemnified Parties") as provided in, as the case may be, the Company's Articles of Incorporation or By-Laws or pursuant to other agreements, or articles or certificates of incorporation or by-laws or similar documents of any of the Company's or Parent's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim.

        (b) Parent shall cause to be maintained in effect for not less than five
    (5) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; PROVIDED, HOWEVER, that (i) Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Parties and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of 200% of current aggregate policies but in such case shall purchase as much coverage as possible for such amount.

        (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

        (d) This Section 6.8 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Parties.

    6.9 AFFILIATES OF THE COMPANY AND PARENT. Parent has identified to the Company each Parent Affiliate and the Company has identified to Parent each the Company Affiliate (Parent Affiliates and the Company Affiliates are collectively referred to as the "Affiliates") and each Affiliate has delivered to the Company and Parent on or prior to the date hereof, a written agreement (i) that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Shares issued to such Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act and (ii) that on or prior to the earlier of
(x) the mailing of the Proxy Statement/Prospectus or (y) the thirtieth day prior to the Effective Time such Affiliate will not thereafter sell or in any other way reduce such Affiliate's risk relative to any Shares received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Section 201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. Parent agrees to use commercially reasonable efforts to make publicly available financial statements reflecting at least 30 days of combined operations of Parent and the Company as soon as practicable.

    6.10 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time each of the Company and Parent will maintain in full force and effect all of their presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.11 REPRESENTATIONS AND WARRANTIES. Neither Parent, on the one hand, nor the Company, on the other, will take any action that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

    6.12 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.13 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall give prompt notice to the other of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or
(c) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

    6.14 POOLING ACCOUNTING. None of the Parties will take any action that could prevent the Merger from being accounted for as a pooling-of-interests and Parent will bring to the attention of the Company, and the Company will bring to the attention of Parent, any actions, occurrences, or agreements or understandings, whether written or oral, which could be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests.

    6.15 POOLING LETTER. Prior to Closing, the Company shall cause C&L to deliver to the Company a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement. Prior to Closing, Parent shall cause KPMG to deliver to Parent a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement. Each of the Company and Parent shall use commercially reasonable efforts to cause their respective auditors to cooperate fully with each other in furtherance of the foregoing (including, without limitation, sharing information, analysis and work product, engaging in active discussions and taking other reasonable actions as the Parties or their auditors deem necessary).

    6.16 TAX-FREE REORGANIZATION TREATMENT. The Company shall execute and deliver to Troy & Gould, counsel to the Company, a representation letter substantially in the form attached hereto as EXHIBIT D-1 at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to Parent. Parent shall execute and deliver to Katten Muchin & Zavis, counsel to Parent, a representation letter substantially in the form attached hereto as EXHIBIT D-2 at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to the Company. Prior to the Effective Time, the Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

    6.17 EMPLOYMENT AGREEMENTS. As of the date hereof, each of Donald K. Skinner, Hugh K. Gagnier, and Patrice Foliard shall enter into an employment agreement with the Company in the forms attached hereto as EXHIBIT E-1, E-2 and E-3, respectively, which agreements shall be effective as of the Effective Time and shall replace their respective employment agreements with the Company existing as of the date hereof. In addition, as of the date hereof, each of Roger Hay and Kriston D. Qualls shall enter into an amendment to their respective employment agreements with the Company in such forms as are mutually agreed upon by the Parties, which amendments shall be effective as of the Effective Time.

    6.18 STOCKHOLDERS AGREEMENTS. Concurrently with the execution and delivery of this Agreement, the Company and Parent shall cause each of the Voting Stockholders to execute and deliver each Stockholders Agreement, as applicable.

    6.19 BOARD SEAT. Parent agrees to take all actions necessary so as to cause Donald K. Skinner to be nominated and elected to the Board of Directors of Parent and to be appointed Vice Chairman of Parent as of the Closing.

    6.20 RIGHTS AGREEMENT. At or prior to the Closing, the Company shall take all action which may be necessary under the Rights Agreement, dated as of March 28, 1998, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agreement"), so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby shall not cause (i) Parent and/or Merger Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Company Shares acquired pursuant to the Merger or other transactions contemplated by this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

        (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

        (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

        (c) no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Company, Parent or their subsidiaries which prohibits the consummation of the Merger;

        (d) the waiting period(s), if any, under the HSR Act shall have expired; and

        (e) Parent shall have received a letter as described in Section 6.15 herein to the effect that Parent may treat the Merger as a "pooling-of-interests" for accounting purposes;

        (f) The Company shall have received a letter as described in Section
    6.15 herein to the effect that the Company may treat the Merger as a "pooling-of-interests" for accounting purposes;

        (g) Parent shall have received an opinion from Katten Muchin & Zavis, dated the Closing Date, based upon certain factual representations of Parent and the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Parent or its stockholders as a result of the Merger, other than with respect to the receipt of cash in lieu of fractional shares; and

        (h) The Company shall have received an opinion from Troy & Gould, dated the Closing Date, based upon certain factual representations of Parent and the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company or its stockholders as a result of the Merger, other than with respect to the receipt of cash in lieu of fractional shares.

    7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

        (a) Parent and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.1(f) that are reasonably deemed necessary by the Company, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger;

        (b) the representations and warranties of Parent set forth in Section
    5.1 shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of such specific date;

        (c) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (d) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) through (c) and (e) of this Section 7.2 is satisfied in all respects;

        (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Parent to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of Parent, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of Parent in the future;

        (g) all actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel; and

        (h) the Class A Shares into which the Parent Shares to be issued to the stockholders of the Company are convertible shall have been approved for listing on the NNM.

    7.3 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law.

        (a) the Company and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2(f) that are reasonably deemed necessary by Parent, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger;

        (b) the representations and warranties of the Company set forth in
    Section 5.2 shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of such specific date;

        (c) the Company and its subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (d) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) through (c) and
    (e) of this Section 7.3 is satisfied in all respects;

        (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would

    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of the Company, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of the Company in the future; and

        (g) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent and its counsel.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by the mutual written consent of the Company and Parent.

    8.2 TERMINATION BY EITHER THE COMPANY OR PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

        (a) the Merger shall not have been consummated by December 31, 1998 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

        (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) at the duly held Stockholders Meetings (including any adjournments thereof), the Requisite Stockholder Approval shall not have been obtained; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    Section 8.2(c) shall not be available to any Party which has not complied with its obligations under Sections 6.3 and 6.4.

    8.3 TERMINATION BY THE COMPANY. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

        (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent at or prior to such date of termination, which failure to comply has not been cured within five (5) business days following receipt by Parent of notice of such failure to comply;

        (b) any representation or warranty of Parent contained in the Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by Parent of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time; or

        (c) the Company enters into a definitive agreement relating to a transaction that constitutes a Superior Proposal, provided the Company shall have complied with all of the provisions of Section 6.2 hereof and has made payment of the Termination Fee required by Section 8.5 hereof.

    8.4 TERMINATION BY PARENT. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Parent Shares, by action of the Board of Directors of Parent, if:

        (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to comply has not been cured within five (5) business days following receipt by the breaching party of notice of such failure to comply;

        (b) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time; or

        (c) (i) the Board of Directors of the Company amends, withholds or withdraws its recommendation of the Merger in a manner adverse to Parent or Merger Sub or shall have resolved or publicly announced or disclosed to any third party its intention to recommend or enter into an agreement or any agreement in principal with respect to an Acquisition Proposal (or a proposal or offer therefor), or (ii) the Merger is not submitted to the Company's stockholders as contemplated by this Agreement (provided that Parent is not in material breach of the terms of this Agreement and this Agreement has not otherwise been terminated pursuant to this Article VIII), or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding the Company Shares shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent of an affiliate thereof) and the Board of Directors of the Company shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

    8.5  EFFECT OF TERMINATION; TERMINATION FEE.

        (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this
    Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6 and the payment of expenses pursuant to Section 9.1 and (y) to the extent that such termination results from the breach of a Party of any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement.

        (b) If this Agreement shall be terminated pursuant to Section 8.3(c) or 8.4(c), then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent the aggregate sum of $12,000,000 (the "Termination Fee"). If this Agreement is terminated pursuant to Section 8.2(c) as a result of the failure to obtain the Requisite Stockholder Approval and at the time of such termination an Acquisition Proposal by any third party shall have been announced, and if the Company, within twelve (12) months after such termination, enters into a definitive agreement with such third party with respect to an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee concurrently with entering into such agreement. In addition, if this Agreement is terminated pursuant to Section 8.2(c) as a result of the failure to obtain the Requisite Stockholder Approval, and within six (6) months after such termination the Company or any of its subsidiaries enters into a definitive agreement for the consummation of an Acquisition Proposal with any person or entity, then the Company shall pay to Parent the Termination Fee, provided that in no event shall there be more than one payment of the Termination Fee.

        (c) Any payment required to be made pursuant to Section 8.5(b) shall be made as promptly as practicable but not later than three (3) business days after written notice of termination of this Agreement is received by the party obligated to make such payment and shall be made by wire transfer of immediately available funds to an account designated by the party so owed.

        (d) Each of the Parties agrees that the payment in full of the Termination Fee shall be the exclusive remedy for any action which results in the payment of the Termination Fee to Parent, unless the termination of this Agreement results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement shall be borne equally by the Company and Parent. The filing fee for the required filing under the HSR Act shall be borne by Parent.

    9.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a breach or such representation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the CGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after approval of the Merger by the Requisite Stockholder Approval is obtained, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's or Parent's stockholders (as the case may be) hereunder without the approval of such stockholders.

    9.4 WAIVER OF CONDITIONS. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)        if to Parent or Merger Sub, to:
           Zebra Technologies Corporation
           333 Corporate Woods Parkway
           Vernon Hills, Illinois 60061
           Attention: Edward L. Kaplan
           Facsimile: (847) 634-2058
           with a copy to:
           Katten Muchin & Zavis
           525 West Monroe Street
           Suite 1600
           Chicago, Illinois 60661-3693
           Attention: Herbert S. Wander, Esq.
           Facsimile: (312) 902-1061

(b)        if to the Company, to:
           Eltron International, Inc.
           41 Moreland Road
           Simi Valley, California 93066
           Attention: Donald K. Skinner
           Facsimile: (805) 579-1808
           with a copy to:
           Troy & Gould Professional Corporation
           1801 Century Park East
           16th Floor
           Los Angeles, California 90067
           Attention: Yvonne E. Chester, Esq.
           Facsimile: (310) 201-4746

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

    9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Disclosure Schedules and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

    9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.8 shall inure to the benefit of and be enforceable by the Indemnified Parties.

    9.10  CERTAIN DEFINITIONS.  As used herein:

        (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

        (b) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

        (c) "Malfunction" means the failure to: (i) accurately recognize dates falling before, on or after the year 2000; (ii) accurately record, store, retrieve and process data input and date information; (iii) function in a manner which does not create any ambiguity as to century; and (iv) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

        (d) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

        (e) "Material Adverse Effect" shall mean any adverse change in the properties, financial condition, business or results of operations of Parent or any of its subsidiaries or the Company or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

        (f) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

        (g) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

        (h) "Knowledge" with respect to a party hereto shall mean the knowledge, after due inquiry, of any of the executive officers or directors of such party.

    9.11 OBLIGATION OF THE COMPANY. Whenever this Agreement requires Parent, the Company or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such party to take such action.

    9.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.13 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    9.14 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

    9.15 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                          ZEBRA TECHNOLOGIES CORPORATION
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

                                          SPRUCE ACQUISITION CORP.
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

                                          ELTRON INTERNATIONAL, INC.
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

                                                                      APPENDIX B

                                          July 8, 1998

Board of Directors
Zebra Technologies
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to Maple (the "Company") of the Merger Consideration (as defined below) to be paid by the Company pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of July 9, 1998 (the "Merger Agreement") by and among, the Company, Merger Sub, a wholly-owned subsidiary of the Company ("Merger Sub"), and Spruce. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged into Spruce (the "Merger") and each share of common stock of Spruce, no par value per share, will be converted into nine-tenths (0.90) of one share (the "Merger Consideration") of Class B common stock, $.01 par value per share, of the Company.

    In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Agreement and Plan of Merger (the "Merger Agreement"); (b) certain audited financial statements of the Company for the five fiscal years ended December 31, 1997 and certain audited financial statements of Spruce for the last three years ended December 31, 1997; (c) the unaudited financial statements of the Company for the quarter ended April 4, 1998 and the unaudited financial statements of Spruce for the quarter ended March 31, 1998; (d) certain internal business, operating and financial information and forecasts of the Company and Spruce ("Forecasts"), prepared by the senior management of the Company and Spruce, respectively; (e) the pro forma impact of the Merger on the earnings per share of the Company based on certain pro forma financial information prepared by the senior management of the Company and Spruce, respectively; (f) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company, Spruce and certain publicly held companies in businesses we believe to be comparable to the Company and Spruce, respectively; (i) information regarding publicly available financial terms of certain recently-completed transactions which we believed to be relevant; (j) current and historical market prices and trading volumes of the common stock of the Company and Spruce; and (k) certain other publicly available information on the Company and Spruce. We also have held discussions with members of the senior management of the Company and Spruce to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment procedures and considerations as we have deemed relevant.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Spruce. We have been advised by the management of the Company and Spruce that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Spruce, as the case may be. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have further assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters on advice of counsel to the Company, and we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

    William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services. Such fee is contingent upon completion of the merger. In the past, we have also performed investment banking and other services for the company and have received usual and customary compensation for our services including underwriting fees. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

    We are expressing no opinion herein at which the price of the common stock of the Company and Spruce will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company or Spruce. Such trading price may be affected by a number of factors, including, but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective time of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets,
(iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Spruce or in their product markets, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

    Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by the Company, in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to, without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                                                      APPENDIX C

BANCAMERICA
ROBERTSON STEPHENS

                                  July 8, 1998

Board of Directors
Eltron International, Inc.
41 Moreland Road
Simi Valley, CA 93065

Members of the Board:

    You have asked our opinion with respect to the fairness of the Exchange Ratio (as defined below) to holders of the common stock (the "Company Common Stock") of Eltron International, Inc. ("Eltron" or the "Company"), from a financial point of view and as of the date hereof. Pursuant to the Agreement and Plan of Merger, dated as of July 8, 1998 (the "Merger Agreement"), among Eltron, Zebra Technologies Corporation ("Zebra") and Zebra Technologies Acquisition Corporation ("Merger Sub"), Merger Sub will be merged with and into Eltron (the "Merger") and Eltron will become a wholly-owned subsidiary of Zebra. Each share of the Company Common Stock will be converted into the right to receive .90 shares (the "Exchange Ratio") of Class B common stock, par value $.01 per share (the "Zebra Common Stock"), of Zebra. The "Holders of Company Common Stock" includes all holders of the Company Common Stock except for Zebra or any affiliate of Zebra. The Merger Agreement states that the parties intend, and we have assumed, that the Merger will qualify as a tax-free reorganization and be accounted for as a pooling of interests in accordance with U.S. generally accepted accounting principles. The terms and conditions of the Merger are set out more fully in the Agreement.

    For purposes of this opinion we have: (i) reviewed certain financial information relating to Eltron furnished to us by the management of Eltron, including certain internal financial analyses and forecasts prepared by the management of Eltron; (ii) reviewed certain publicly available information relating to each of Eltron and Zebra, including their respective stock price and trading histories; (iii) held discussions with the respective management of each of Zebra and Eltron concerning the businesses, past and current business operations, financial condition and results of operations and future prospects of Zebra and Eltron respectively; (iv) reviewed the Merger Agreement and certain related documents; (v) reviewed the valuations of publicly traded companies that we deemed comparable to Eltron; (vi) prepared discounted cash flow analyses of Eltron; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant; (viii) prepared pro-forma merger analyses of the Merger; (ix) prepared a relative contribution analysis for Eltron and Zebra; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all publicly available information that we have reviewed and all other information furnished (or made available) to us by or on behalf of Eltron or otherwise used by us in connection with our engagement by Eltron with respect to the Merger, and we have not undertaken any independent verification of such information. We have relied upon the assurances of management of Eltron that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume responsibility for obtaining or making, any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of Eltron or Zebra, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Eltron that we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith by the management of Eltron on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of Eltron's management of the future financial condition and performance of Eltron, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Eltron. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    This opinion is necessarily based upon financial, market, economic and other conditions that exist and can be evaluated as of the date of this letter, and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness from a financial point of view to the Holders of Company Common Stock of the Exchange Ratio and does not address the underlying business decision of the Board of Directors of Eltron to engage in the Merger. We do not express any opinion as to the value of any employee agreements or arrangements entered into in connection with the Merger Agreement or the Merger. We further express no opinion as to the future value of the shares of Zebra Common Stock.

    BARS ("Robertson Stephens") is acting as financial advisor to Eltron in connection with the Merger, for which a portion of our fee is due and payable contingent upon the closing of the Merger. In the past, we have provided investment banking services to Eltron and may continue to do so, and have received, and may receive, fees for the rendering of such services. In the ordinary course of business, we may actively trade the securities of Eltron and Zebra for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Michael Smith, a member of the Board of Directors of Zebra, is a managing director of BancAmerica Robertson Stephens and was a managing director of BA Partners, the investment banking division of the Bank of America prior to the acquisition of Robertson Stephens. BA Partners has in the past provided investment banking services to Zebra, including acting as financial advisor to Zebra in connection with a prior proposed transaction between Eltron and Zebra.

    Our opinion is directed to the Board of Directors of Eltron and is not intended to be and does not constitute a recommendation to any shareholder of Eltron as to how such shareholder should vote upon or take any other action with respect to the Merger. This opinion may be included in a registration statement to be filed with the Securities and Exchange Commission in which the joint proxy statement/prospectus to be distributed to Holders of Company Common Stock in connection with their consideration of the Merger will be included; provided, that this opinion is reproduced therein in full and any description of, or reference to, this opinion therein is in a form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be published or otherwise used or referred to, nor shall any public reference to Robertson Stephens be made, without our prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          BANCAMERICA ROBERTSON STEPHENS

                                                                      APPENDIX D

                         CALIFORNIA GENERAL CORPORATION
                        LAW, SECTIONS 1300 THROUGH 1312

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
              PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of such corporation entitled to vote on the transaction and each shareholder of a disappearing corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, reserve stock split or share dividend which become effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes the provisions of this section and Section as 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in clause subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in this paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND
              FOR PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraph (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the Shareholder's shares for cash under Section 1300, subject to compliance with paragraph (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant subdivision
(a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
              SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR
              MARKET VALUE; FILING; TIME OF PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
              MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares are dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
              JUDGMENT; PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of such dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
              DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
              LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
              MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX E

                             STOCKHOLDERS AGREEMENT

    THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT"), dated as of July , 1998 (the "COMMENCEMENT DATE"), is by and among Zebra Technologies Corporation, a Delaware corporation ("ZEBRA"), and the individuals listed on the signature pages hereof (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, Eltron International, Inc., a California corporation ("ELTRON"), Zebra, and Spruce Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Zebra ("MERGER SUB") are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into Eltron with Eltron continuing as the surviving corporation and as a direct wholly-owned subsidiary of Zebra (the "MERGER");

    WHEREAS, each Stockholder owns shares, par value $.01 per share, of common stock of Eltron (the "SHARES" or "ELTRON COMMON STOCK") in the amount set forth opposite such Stockholder's name on the signature pages hereof; and

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Zebra has required that Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zebra and the Stockholders agree as follows:

    1. PROVISIONS CONCERNING ELTRON COMMON STOCK. The Stockholders hereby agree that during the period commencing on the Commencement Date and continuing until the first to occur of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Eltron Common Stock, however called, or in connection with any written consent of the holders of Eltron Common Stock, each Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach, in any respect, of any covenant, representation or warranty or any other obligation or agreement of Eltron under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Zebra, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Eltron; (B) a sale, lease or transfer of a material amount of assets of Eltron, or a reorganization, recapitalization, dissolution or liquidation of Eltron; (C) (1) any change in a majority of the persons who constitute the board of directors of Eltron; (2) any change in the present capitalization of Eltron or any amendment of Eltron's Certificate of Incorporation or By-Laws; (3) any other material change in Eltron's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, the terms

"BENEFICIALLY OWN", "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" (including all derivative forms of such terms) with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "PERSON" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

    2. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Stockholder hereby represents and warrants to Zebra as follows:

        (a) OWNERSHIP OF SHARES. Such Stockholder is the record and Beneficial Owner of the number of Shares as set forth opposite such Stockholder's name on the signature the signature pages hereof. On the Commencement Date, the Shares set forth opposite such Stockholder's name on the signature pages hereof constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares as set forth opposite such Stockholder's name on the signature pages hereof with no limitations, qualifications or restrictions on such rights.

        (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) NO CONFLICTS. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
    (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) NO FINDER'S FEES. Other than existing financial advisory and investment banking arrangements and agreements set forth in the Merger Agreement, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

        (e) NO SOLICITATION. Except as set forth in Section 6.2 of the Merger Agreement, from and after the date hereof until termination of the Merger Agreement, such Stockholder shall not, in his, her or its capacity as a Stockholder, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Acquisition Transaction or agree to or endorse any Acquisition Transaction, or authorize or permit any of such Stockholder's agents to do any of the above and such Stockholder shall promptly notify Zebra orally (in all events within two business days) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which he, she or it, or any such agent, may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, such Stockholder shall deliver to Zebra a copy of such inquiry or proposal promptly. Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

        (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

        (g) RELIANCE BY ZEBRA. Such Stockholder understands and acknowledges that Zebra is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    3. FURTHER ASSURANCES. From time to time, at Zebra's request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    4. STOP TRANSFER. Each Stockholder agrees with, and covenants to, Zebra that such Stockholder shall not request that Eltron register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. Without limiting the covenants in Section 1, in the event of a stock dividend or distribution, or any change in Eltron Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    5. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

    6. STOCKHOLDER CAPACITY. No Shareholder who is or becomes during the term hereof a director of Eltron makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares.

    7. RELEASE. Each Stockholder, solely in such capacity as a stockholder of Eltron, hereby releases and discharges Eltron and its officers, directors, stockholders, employees, agents, attorneys, representatives, successors and assigns (and the respective heirs, executors, administrators, representatives, successors and assigns of such officers, directors, stockholders, employees, agents, attorneys and representatives) from any and all claims, actions, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which each Stockholder, solely as a result of his, her or its status as a stockholder of Eltron, had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever relating, directly or indirectly, to Zebra or Eltron as the case may be.

    8.  MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) CERTAIN EVENTS. Subject to Section 2(f) hereof, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto; PROVIDED, THAT Zebra may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Zebra, but no such assignment shall relieve Zebra of its obligations hereunder if such assignee does not perform such obligations.

        (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any Stockholder, except upon the execution and delivery of a written agreement executed by the parties hereto; PROVIDED, THAT any stockholder of Eltron who agrees to be bound by the terms of this Agreement may become a signatory hereto without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

        (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized expedited delivery service (such as Federal

    Express) providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to a Stockholder:         At the address set forth opposite such
                             Stockholder's name on the signature pages
                             hereof

with a copy to:              Troy & Gould Professional Corporation
                             1801 Century Park East
                             16th Floor
                             Los Angeles, California 90067
                             Attention: Yvonne E. Chester, Esq.
                             Telephone: (310) 553-4441
                             Facsimile: (310) 201-4746

If to Zebra:                 Zebra Technologies Corporation
                             333 Corporate Woods Parkway
                             Vernon Hills, Illinois 60061
                             Attention: Edward L. Kaplan
                             Telephone: (805) 579-1800
                             Facsimile: (805) 579-2058

with a copy to:              Katten Muchin & Zavis
                             525 West Monroe Street
                             Suite 1600
                             Chicago, Illinois 60661
                             Attention: Herbert S. Wander, Esq.
                             Telephone: (312) 902-5200
                             Facsimile: (312) 902-1061

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this Subsection (e).

        (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (1) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT.

        (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

        (o) RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, PROVIDED, THAT if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                                       *  *  *

    IN WITNESS WHEREOF, Zebra and the Stockholders have caused this Agreement to be duly executed as of the Commencement Date.

ZEBRA TECHNOLOGIES CORPORATION

     ------------------------------
     Edward L. Kaplan,
     CHAIRMAN OF THE BOARD
  By:AND CHIEF EXECUTIVE OFFICER

                                                                                          NO. OF SHARES
                                                                                          BENEFICIALLY
                                                                   ADDRESS                    OWNED
                                                        ------------------------------  -----------------

     -------------------------------------------
                  DONALD K. SKINNER                                                           521,844(1)

     -------------------------------------------
                   HUGH K. GAGNIER                                                             41,000

     -------------------------------------------
                  PATRICE J. FOLIARD                                                           15,875

     -------------------------------------------
                  ROBERT G. BARTIZAL                                                           56,000

     -------------------------------------------
                   GEORGE L. BRAGG                                                             45,000

     -------------------------------------------
                  WILLIAM R. HOOVER                                                            32,500

     -------------------------------------------
                  KRISTON D. QUALLS                                                             3,000

     -------------------------------------------
                      ROGER HAY                                                                     0

           BANCAMERICA ROBERTSON STEPHENS,
         as Trustee of the Donald K. Skinner
      Irrevocable Trust, dated January 26, 1998                                               240,000

                         By:
                        Name:
                        Title:

------------------------
(1) Includes 240,000 shares held in the Donald K. Skinner Irrevocable Trust, dated January 26, 1998.

                                                                      APPENDIX F

                             STOCKHOLDERS AGREEMENT

    THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT"), dated July 9, 1998 (the "COMMENCEMENT DATE"), is by and among Eltron International, Inc., a California corporation ("ELTRON"), and the individuals listed on the signature pages hereof (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, Eltron, Zebra Technologies Corporation, a Delaware corporation ("ZEBRA") and Spruce Acquisition Corp., a California corpo-ration and a direct wholly-owned subsidiary of Zebra ("MERGER SUB"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into Eltron, with Eltron continuing as the surviving corporation and as a direct wholly-owned subsidiary of Zebra (the "MERGER");

    WHEREAS, each Stockholder owns shares, par value $.01 per share, of common stock of Zebra (the "SHARES" or "ZEBRA COMMON STOCK") in the amounts set forth opposite such Stockholder's name and signature on the signature pages hereof;

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Eltron has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eltron and the Stockholders agree as follows:

    1. PROVISIONS CONCERNING ZEBRA COMMON STOCK. Each Stockholder hereby agrees that during the period commencing on the Commencement Date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Zebra Common Stock, however called, or in connection with any written consent of the holders of Zebra Common Stock, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Zebra under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Eltron, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Zebra; (B) a sale, lease or transfer of a material amount of assets of Zebra, or a reorganization, recapitalization, dissolution or liquidation of Zebra; (C) (1) any change in a majority of the persons who constitute the board of directors of Zebra; (2) any change in the present capitalization of Zebra or any amendment of Zebra's Certificate of Incorporation or By-Laws; (3) any other material change in Zebra's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions, and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "BENEFICIALLY OWN", "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" (or any other derivative of such terms) with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    2. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Stockholder hereby represents and warrants to Eltron as follows:

        (a) OWNERSHIP OF SHARES. Such Stockholder is the record and Beneficial Owner of the number of Shares as set forth opposite such Stockholder's name on the signature pages hereof. On the Commencement Date, the Shares set forth opposite such Stockholder's name on the signature pages hereof constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares as set forth opposite such Stockholder's name on the signature pages hereof, with no limitations, qualifications or restrictions on such rights.

        (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) NO CONFLICTS. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
    (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) NO FINDER'S FEES. Other than existing financial advisory and investment banking arrangements and agreements set forth in the Merger Agreement, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

        (e) NO SOLICITATION. Except as set forth in Section 6.2 of the Merger Agreement, from and after the date hereof until termination of the Merger Agreement, such Stockholder shall not, in his, her or its capacity as a Stockholder, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Acquisition Transaction or agree to or endorse any Acquisition Transaction, or authorize or permit any of such Stockholder's agents to do any of the above and such Stockholder shall promptly notify Eltron orally (in all events within two business days) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which he, she or it, or any such agent, may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, such Stockholder shall deliver to Eltron a copy of such inquiry or proposal promptly. Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

        (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

        (g) RELIANCE BY ELTRON. Such Stockholder understands and acknowledges that Eltron is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    3. FURTHER ASSURANCES. From time to time, at Eltron's request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    4. STOP TRANSFER. Each Stockholder agrees with, and covenants to, Eltron that such Stockholder shall not request that Zebra register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. Without limiting the covenants in Section 1, in the event of a stock dividend or distribution, or any change in Zebra Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    5. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

    6. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of Zebra makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares.

    7. RELEASE. Each of the Stockholders, solely in such person's capacity as a stockholder of Zebra, hereby releases and discharges Zebra and its officers, directors, stockholders, employees, agents, attorneys, representatives, successors and assigns (and the respective heirs, executors, administrators, representatives, successors and assigns of such officers, directors, stockholders, employees, agents, attorneys and representatives) from any and all claims, actions, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which any of the Stockholders, solely as a result of such person's status as a stockholder of Zebra, had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever relating, directly or indirectly, to Zebra.

    8.  MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) CERTAIN EVENTS. Subject to Section 2(f) hereof, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Eltron may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Eltron, but no such assignment shall relieve Eltron of its obligations hereunder if such assignee does not perform such obligations.

        (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the parties hereto; PROVIDED, THAT any Stockholder of Zebra who agrees to be bound by the terms of this Agreement may become a signatory hereto without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

        (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized expedited delivery service (such as Federal Express), providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to a Stockholder:          At the address set forth
                              opposite such Stockholder's
                              name on the signature pages hereof

with a copy to:               Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois 60661
                              Attention:  Herbert S. Wander, Esq.
                              Telephone:  (312) 902-5200
                              Facsimile:  (312) 902-1061

If to Eltron:                 Eltron International, Inc.
                              41 Moreland Road
                              Simi Valley, California 93065-1692
                              Attention:  Donald K. Skinner
                              Telephone:  (805) 579-1800
                              Facsimile:  (805) 579-1808

with a copy to:               Troy & Gould Professional Corporation
                              1801 Century Park East
                              16th Floor
                              Los Angeles, California 90067
                              Attention:  Yvonne E. Chester, Esq.
                              Telephone:  (310) 553-4441
                              Facsimile:  (310) 201-4746

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this Subsection (e).

        (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any of such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (1) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT.

        (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

        (o) RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                                    *    *    *

    IN WITNESS WHEREOF, Eltron and the Stockholders have caused this Agreement to be duly executed as of the Commencement Date.

ELTRON INTERNATIONAL, INC.

By:
------------------------------------

    Donald K. Skinner, Chairman & Chief Executive Officer

                                                                                         NUMBER OF BENEFICIALLY
"STOCKHOLDERS":                                             ADDRESS                           OWNED SHARES
------------------------------------------  ----------------------------------------  ----------------------------

------------------------
 Edward L. Kaplan                           c/o Zebra Technologies Corporation          1,409,737
                                            333 Corporate Woods Parkway                 (Class B Common)
                                            Vernon Hills, Illinois 60061
------------------------
 Gerhard Cless                              c/o Zebra Technologies Corporation          2,368,312 (1)
                                            333 Corporate Woods Parkway                 (Class B Common)
                                            Vernon Hills, Illinois 60061
------------------------
 Carol K. Kaplan                            c/o Zebra Technologies Corporation          290,448
                                            333 Corporate Woods Parkway                 (Class B Common)
                                            Vernon Hills, Illinois 60061
------------------------
 Ruth I. Cless                              c/o Zebra Technologies Corporation          783,804
                                            333 Corporate Woods Parkway                 (Class B Common)
                                            Vernon Hills, Illinois 60061

(1) Excludes 140,000 shares of Class A Common Stock held by foundation of which Mr. Cless is director over which Mr. Cless does not have voting power.

                                    PART II
          INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Ten of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that Zebra shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by Zebra without the prior written consent of Zebra. With the approval of its stockholders, Zebra has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require Zebra, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

    In addition, Article Nine of the Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    Zebra has obtained an insurance policy which will entitle Zebra to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

    Pursuant to the Agreement and Plan of Merger, Zebra will become obligated under Eltron's current provisions regarding indemnification of officers and directors contained in its charter and bylaws (and in those of its subsidiaries) and any director, officer or employee indemnification agreement with it or any of its subsidiaries. In addition, for five years after the consummation of the Merger, Zebra will maintain in effect the current Eltron policies of directors' and officers' liability insurance with respect to claims arising from facts or events that occur on or before the effective date of the Merger. Zebra is not, however, required to expend more than 200% of the current Eltron annual premium for such insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  2.1(10)  Agreement and Plan of Merger.
  3.1(3)   Certificate of Incorporation, as amended, of the Registrant.
  3.2(1)   Bylaws of the Registrant.
  3.3(2)   Amendment to Bylaws of the Registrant.
  4.1(1)   Specimen stock certificate representing Class A Common Stock of the Registrant.
  4.2(14)  Specimen stock certificate representing Class B Common Stock of the Registrant.
  5.1      Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
  8.1      Opinion of Katten Muchin & Zavis as to certain federal income tax matters.
  8.2      Opinion of Troy & Gould as to certain federal income tax matters.

  9.1(11)  Stockholders Agreement between the Registrant and certain Eltron International,
           Inc. shareholders.
  9.2(12)  Stockholders Agreement between Eltron International, Inc. and Edward L. Kaplan,
           Gerhard Cless, Carol K. Kaplan, Ruth I. Cless, Christopher G. Knowles, David P.
           Riley and Michael A. Smith.
 10.2(4)   Stock Purchase Plan (as Amended and Restated).
 10.3(1)   Form of Indemnification Agreement between the Registrant and each of its directors.
 10.4(1)   Lease between the Registrant and Unique Building Corporation for the Registrant's
           facility in Vernon Hills, Illinois, as amended.
 10.5(1)   Employment Agreement between the Registrant and John H. Kindsvater, Jr.
 10.7(1)   Employment Agreement between the Registrant and Clive P. Hohberger.
 10.8(1)   Guaranty by the Registrant of certain obligations.
 10.9(1)   Forms of Distributor Agreement.
 10.10(9)  Directors' Stock Option Plan.
 10.11(2)  Employment Agreement between the Registrant and Charles R. Whitchurch.
 10.13(2)  Form of Authorized Zebra Solution Center Agreement.
 10.14(2)  Credit Agreement with American National Bank and Trust Company of Chicago.
 10.15(2)  Description of Executive Officer Bonus Plan.
 10.16(5)  Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's facility in Vernon Hills, Illinois, dated April 1, 1993.
 10.17(6)  Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's facility in Vernon Hills, Illinois, dated December 1, 1994.
 10.18(8)  Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's facility in Vernon Hills, Illinois, dated June 1, 1996.
 10.19(8)  Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's facility in Vernon Hills, Illinois, dated June 2, 1996.
 10.20(7)  Employment Agreement between the Registrant and Thomas C. Beusch.
 10.21(7)  Employment Agreement between the Registrant and Jeffrey K. Clements.
 10.22(7)  Employment Agreement between the Registrant and Jack A. LeVan.
 10.23(9)  1997 Stock Option Plan.
10.24(13)  Employment Agreement between the Registrant, Eltron International, Inc. and
           Donald K. Skinner.
10.25(13)  Employment Agreement between the Registrant, Eltron International, Inc. and Hugh
           K. Gagnier.
10.26(13)  Employment Agreement between the Registrant, Eltron International, Inc. and
           Patrice J. Foliard.
 15.0      Letter Regarding Independent Auditors' Review Report.
 21.0(13)  Subsidiaries of the Registrant.
 23.1      Consent of KPMG Peat Marwick LLP, independent auditors.
 23.2      Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.3      Consent of Deloitte & Touche LLP, independent accountants.
 24        Power of Attorney.
 99.1(13)  Zebra Form of Proxy Card.
 99.2(13)  Eltron Form of Proxy Card.

------------------------

 (1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-41576, and incorporated herein by reference.

 (2) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's 1992 Annual Report on Form 10-K and incorporated herein by reference.

 (3) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-3, File No. 333-33315, and incorporated herein by reference.

 (4) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-8, as amended, File No. 33-44706, and incorporated herein by reference.

 (5) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference.

 (6) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and incorporated herein by reference.

 (7) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference.

 (8) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

 (9) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

(10) Filed as Appendix A to the Joint Proxy Statement/Prospectus.

(11) Filed as Appendix E to the Joint Proxy Statement/Prospectus.

(12) Filed as Appendix F to the Joint Proxy Statement/Prospectus.

(13) Previously filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement filed on July 30, 1998.


(14) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 of this Registration Statement filed on September 4, 1998.


    The financial statements filed as part of this report are listed in the accompanying Index to Financial Statements.

ITEM 22.  UNDERTAKINGS.

    The Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    (4) That prior to any public reoffering of the securities registerd hereunder through use of a prospectus which is a part of this Joint Proxy Statement/Prospectus, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (5) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controllng person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (7) To file, during any period in which offer or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (8) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 15, 1998.


                                ZEBRA TECHNOLOGIES CORPORATION

                                By:             /s/ EDWARD L. KAPLAN
                                     -----------------------------------------
                                                 Edward L. Kaplan,
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman, Chief Executive
     /s/ EDWARD L. KAPLAN         Officer (Principal
------------------------------    Executive Officer) and     September 15, 1998
       Edward L. Kaplan           Director

              *                 Executive Vice President of
------------------------------    Technology & Engineering,  September 15, 1998
        Gerhard Cless             Secretary and Director

                                Chief Financial Officer and
              *                   Treasurer (Principal
------------------------------    Financial and Accounting   September 15, 1998
    Charles R. Whitchurch         Officer)

              *                          Director
------------------------------                               September 15, 1998
    Christopher G. Knowles

              *                          Director
------------------------------                               September 15, 1998
        David P. Riley

              *                          Director
------------------------------                               September 15, 1998
       Michael A. Smith



*By:    /s/ EDWARD L. KAPLAN
      -------------------------
          Edward L. Kaplan                                   September 15, 1998
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBITS                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  2.1(10)    Agreement and Plan of Merger.
  3.1(3)     Certificate of Incorporation, as amended, of the Registrant.
  3.2(1)     Bylaws of the Registrant.
  3.3(2)     Amendment to Bylaws of the Registrant.
  4.1(1)     Specimen stock certificate representing Class A Common Stock of the Registrant.
  4.2(14)    Specimen stock certificate representing Class B Common Stock of the Registrant.
  5.1        Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
  8.1        Opinion of Katten Muchin & Zavis as to certain federal income tax matters.
  8.2        Opinion of Troy & Gould as to certain federal income tax matters.
  9.1(11)    Stockholders Agreement between the Registrant and certain Eltron International, Inc. shareholders.
  9.2(12)    Stockholders Agreement between Eltron International, Inc. and Edward L. Kaplan, Gerhard Cless, Carol
             K. Kaplan, Ruth I. Cless, Christopher G. Knowles, David P. Riley and Michael A. Smith.
 10.2(4)     Stock Purchase Plan (as Amended and Restated).
 10.3(1)     Form of Indemnification Agreement between the Registrant and each of its directors.
 10.4(1)     Lease between the Registrant and Unique Building Corporation for the Registrant's facility in Vernon
             Hills, Illinois, as amended.
 10.5(1)     Employment Agreement between the Registrant and John H. Kindsvater, Jr.
 10.7(1)     Employment Agreement between the Registrant and Clive P. Hohberger.
 10.8(1)     Guaranty by the Registrant of certain obligations.
 10.9(1)     Forms of Distributor Agreement.
 10.10(9)    Directors' Stock Option Plan.
 10.11(2)    Employment Agreement between the Registrant and Charles R. Whitchurch.
 10.13(2)    Form of Authorized Zebra Solution Center Agreement.
 10.14(2)    Credit Agreement with American National Bank and Trust Company of Chicago.
 10.15(2)    Description of Executive Officer Bonus Plan.
 10.16(5)    Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's
             facility in Vernon Hills, Illinois, dated April 1, 1993.
 10.17(6)    Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's
             facility in Vernon Hills, Illinois, dated December 1, 1994.
 10.18(8)    Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's
             facility in Vernon Hills, Illinois, dated June 1, 1996.
 10.19(8)    Amendment to the lease between the Registrant and Unique Building Corporation for the Registrant's
             facility in Vernon Hills, Illinois, dated June 2, 1996.
 10.20(7)    Employment Agreement between the Registrant and Thomas C. Beusch.
 10.21(7)    Employment Agreement between the Registrant and Jeffrey K. Clements.
 10.22(7)    Employment Agreement between the Registrant and Jack A. LeVan.
 10.23(9)    1997 Stock Option Plan.
 10.24(13)   Employment Agreement between the Registrant, Eltron International, Inc. and Donald K. Skinner.
 10.25(13)   Employment Agreement between the Registrant, Eltron International, Inc. and Hugh K. Gagnier.

EXHIBITS                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 10.26(13)   Employment Agreement between the Registrant, Eltron International, Inc. and Patrice J. Foliard.
 15.0        Letter Regarding Independent Auditors' Review Report.
 21.0(13)    Subsidiaries of the Registrant.
 23.1        Consent of KPMG Peat Marwick LLP, independent auditors.
 23.2        Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.3        Consent of Deloitte & Touche LLP, independent accountants.
24(13)       Power of Attorney.
 99.1(13)    Zebra Form of Proxy Card.
 99.2(13)    Eltron Form of Proxy Card.


------------------------

 (1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-41576, and incorporated herein by reference.

 (2) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's 1992 Annual Report on Form 10-K and incorporated herein by reference.

 (3) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-3, File No. 333-33315, and incorporated herein by reference.

 (4) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-8, as amended, File No. 33-44706, and incorporated herein by reference.

 (5) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference.

 (6) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and incorporated herein by reference.

 (7) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference.

 (8) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

 (9) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

(10) Filed as Appendix A to the Joint Proxy Statement/Prospectus.

(11) Filed as Appendix E to the Joint Proxy Statement/Prospectus.

(12) Filed as Appendix F to the Joint Proxy Statement/Prospectus.

(13) Previously filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement filed on July 30, 1998.


(14) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 of this Registration Statement filed on September 4, 1998.